As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333-193868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old National Bancorp

(Exact name of registrant as specified in its charter)

Indiana	6021	35-1539838
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

ONE MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1294

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey L. Knight, Esq.

Executive Vice President,

Corporate Secretary and Chief Legal Counsel

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael J. Messaglia, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 238-6249	Gordon R. Lewis, Esq. Warner Norcross & Judd LLP 111 Lyon Street, NW Grand Rapids, MI 49503 (616) 752-2752

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED MAY 14, 2014, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF

UNITED BANCORP, INC. SHAREHOLDERS

and

PROSPECTUS OF

OLD NATIONAL BANCORP

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of United Bancorp, Inc. (“United”) and Old National Bancorp (“Old National”) have unanimously approved an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which United will merge with and into Old National (the “Merger”). If the Merger Agreement is approved by the shareholders of United and all other closing conditions are satisfied, each shareholder of United will be entitled to $2.66 in cash and 0.70 shares of Old National common stock for each share of United common stock owned before the Merger, subject to certain adjustments as described in the Merger Agreement. The board of directors of United believes that the Merger is in the best interests of United and its shareholders.

The Merger is conditioned upon, among other things, the approval of the Merger Agreement by United’s shareholders. This document is a proxy statement that United’s board of directors is using to solicit proxies for use at a special meeting of shareholders to be held on June 25, 2014. At the meeting, United’s shareholders will be asked (1) to approve the Merger Agreement, (2) to approve, in a non-binding advisory vote, the compensation that may or will be payable to United’s named executive officers in connection with completion of the Merger, (3) to adjourn the meeting if necessary to solicit additional proxies, and (4) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

This document is also a prospectus relating to Old National’s issuance of up to 9,241,610 shares of Old National common stock in connection with completion of the Merger.

Old National common stock is listed on the NASDAQ Global Select Market under the trading symbol “ONB.” On January 7, 2014, the date of execution of the Merger Agreement, the closing price of a share of Old National common stock was $15.12. On —, 2014, the closing price of a share of Old National common stock was $—.

United common stock is quoted on the OTCQB under the trading symbol “UBMI.” On January 7, 2014, the date of execution of the Merger Agreement, the closing price of a share of United common stock was $7.50. On —, 2014, the closing price of a share of United common stock was $—.

For a discussion of certain risk factors relating to the Merger, see the section captioned “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with completion of the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement and prospectus is dated —, 2014, and it is first being mailed to United shareholders on or about —, 2014.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission (“SEC”) rules, this document incorporates certain important business and financial information about Old National and United from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Old National Bancorp

One Main Street

P.O. Box 718

Evansville, Indiana 47705

Attn: Jeffrey L. Knight, Executive Vice President,

Corporate Secretary and Chief Legal Counsel

(812) 464-1363

United Bancorp, Inc.

2723 South State Street

Ann Arbor, Michigan 48104

Attn: Randal J. Rabe

Executive Vice President, Chief Financial Officer and Secretary

(517) 423-1755

In order to ensure timely delivery of these documents, you should make your request by —, 2014, to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page —.

UNITED BANCORP, INC.

2723 South State Street

Ann Arbor, Michigan 48104

(517) 423-8373

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 25, 2014

To the Shareholders of United Bancorp, Inc.:

We will hold a special meeting of the shareholders of United Bancorp, Inc. (“United”) on June 25, 2014, at 4:30 p.m., Eastern Time, at the Tecumseh Center for the Arts, 400 N. Maumee Street, Tecumseh, Michigan 49286, to consider and vote upon:

1. Merger Proposal. To approve the Merger Agreement. Immediately following the consummation of the Merger, United Bank & Trust will merge with Old National Bank, the wholly-owned banking subsidiary of Old National. In connection with completion of the Merger, you will be entitled to receive in exchange for each of your shares of United common stock:

•	0.70 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided in the Merger Agreement; and

•	$2.66 in cash, without interest.

2. Non-Binding Advisory Vote on Merger-Related Compensation. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of United that is based on or otherwise relates to completion of the Merger (the “Merger-Related Compensation Proposal”).

3. Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger Agreement (the “Adjournment Proposal”).

4. Other Matters. To vote upon such other matters as may properly come before the special meeting or any adjournment of the special meeting. The United board of directors is not aware of any such other matters as of the date of this proxy statement and prospectus.

The proxy statement and prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page — of the enclosed proxy statement and prospectus for a discussion of certain risk factors relating to the Merger.

The board of directors of United unanimously recommends that United shareholders vote (1) “FOR” approval of the Merger Agreement, (2) “FOR” approval of the Merger-Related Compensation Proposal, and (3) “FOR” approval of the Adjournment Proposal.

The board of directors of United fixed the close of business on May 16, 2014, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of United common stock entitled to vote. If you do not return your proxy or do not vote in person at the special meeting, the effect will be a vote against the Merger

Agreement. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying envelope. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

By Order of the Board of Directors

Randal J. Rabe

Executive Vice President,

Chief Financial Officer and

Secretary

—, 2014

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: What am I voting on?

A: You are being asked to vote to approve the Merger Agreement, pursuant to which United will merge with and into Old National. Old National would be the surviving entity in the Merger, and United would no longer be a separate company.

Additionally, you are being asked to vote to approve (1) the Merger-Related Compensation Proposal, and (2) the Adjournment Proposal.

Q: What will I receive in the Merger?

A: If the Merger is completed, each share of United common stock will be converted into the right to receive 0.70 shares of Old National common stock, subject to adjustment as summarized below, and $2.66 in cash (collectively, the “Merger Consideration”). The Exchange Ratio is subject to adjustment as follows:

•	if, as of the end of the month prior to the effective time of the Merger, the United shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $80,000,000, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•	if the after-tax environmental costs (computed in accordance with the terms of the Merger Agreement) are in excess of $1,250,000, the Exchange Ratio will be decreased as provided in the Merger Agreement; and

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) is less than $12.02 per share and decreases by more than 20% in relation to the change in the NASDAQ Bank Index, United will have the right to terminate the Merger Agreement unless Old National elects to increase the Exchange Ratio.

See “The Merger Agreement—Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in the Merger.

Q: What risks should I consider before I vote on the Merger Agreement?

A: You should review “Risk Factors” beginning on page —.

Q: Will Old National shareholders receive any shares or cash as a result of the Merger?

A: No. Old National shareholders will continue to own the same number of Old National shares they owned before the effective time of the Merger.

Q: When is the Merger expected to be completed?

A: We are working to complete the Merger as quickly as possible. We first must obtain the necessary regulatory approvals and the approval of the Merger Agreement by United shareholders at the special meeting. We currently expect to complete the Merger in the third quarter of 2014.

Q: What are the tax consequences of the Merger to me?

A: We have structured the Merger so that Old National, United, and their respective shareholders will generally not recognize any gain or loss for federal income tax purposes on the exchange of United shares for Old National shares in the Merger. Some United shareholders, however, may have taxable gain with respect to the cash received in the Merger. As a condition to the closing, United and Old National must each receive an opinion of counsel confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page —.

Your tax consequences will depend on your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you.

Q: What happens if I do not return a proxy or otherwise do not vote?

A: Because the required vote of United shareholders on the Merger Agreement is based upon the number of outstanding shares of United common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote “AGAINST” approval of the Merger Agreement.

The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes to be cast in favor of these proposals than against. A failure to vote and abstentions will have no effect on these proposals.

If you properly complete and sign your proxy but do not indicate how your shares of United common stock should be voted on a proposal, the shares of United common stock represented by your proxy will be voted as the United board of directors recommends and therefore, “FOR” approval of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q: Why am I being asked to cast a non-binding advisory vote on the Merger-Related Compensation Proposal?

A: The Securities and Exchange Commission, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires United to seek a non-binding advisory vote on the Merger-Related Compensation Proposal.

Q: What will happen if United shareholders do not approve the Merger-Related Compensation Proposal at the special meeting?

A: Approval of the Merger-Related Compensation Proposal is not a condition to completion of the Merger. The vote with respect to the Merger-Related Compensation Proposal is an advisory vote and will not be binding on United (or Old National following the Merger). Accordingly, as such compensation is contractual, such compensation may or will become payable if the Merger is completed regardless of the outcome of the advisory vote.

Q: Will I have dissenters’ rights?

A: No. Because Old National’s common stock is traded on a national securities exchange, United’s shareholders are not entitled to dissenters’ rights under the Michigan Business Corporation Act.

Q: What do I need to do now?

A: After reading this proxy statement and prospectus, you may vote in one of four ways: (1) by mail (by completing and signing the proxy that accompanies this prospectus and proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting). In the event that you choose not to exercise your vote by telephone, internet or in person, you should mail your signed proxy in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the June 25, 2014, United special meeting.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on June 24, 2014.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Yes. Your broker will vote your shares on the Merger Agreement, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the Merger Agreement, your broker will not be able to vote your shares, and this will have the effect of voting against the Merger Agreement.

Similarly, your broker will vote your shares on the Merger-Related Compensation Proposal and the Adjournment Proposal, but only if you provide instructions on how to vote. If you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of those proposals.

Q: How do I vote shares held in the United Bank & Trust Tax-Deferred Savings Plan?

A: The United Bank & Trust Tax-Deferred Savings Plan owns approximately 1.6% shares of United’s common stock. Each participant must instruct the trustee (1st Source Bank) how to vote the shares of United common stock allocated to his or her account under the plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the participant’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares “FOR” approval of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” approval of the Adjournment Proposal. The trustee will vote the shares of United common stock held in the plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the plan are voted with respect to the items being presented to a shareholder vote.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q: What constitutes a quorum?

A: The holders of over 50% of the outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain will be treated as present for determining the presence or absence of a quorum.

Q: Should I send in my stock certificates now?

A: No. As soon as practicable after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your certificated or book-entry shares for the Merger Consideration. At that time, you must send your completed letter of transmittal to Old National in order to receive the Merger Consideration. If you hold your shares in certificated form, you should not send your share certificate until you receive the letter of transmittal.

Q: Can I elect the form of payment that I prefer in the Merger?

A: No. The amount of cash and shares of Old National common stock to be issued in the Merger have been determined, subject to those adjustments summarized in this proxy statement and prospectus.

Q: Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A: If you have more questions about the Merger Agreement or the Merger, you should contact:

Old National Bancorp One Main Street Evansville, Indiana 47708 (812) 464-1294 Attn: Jeffrey L. Knight

You may also contact:
United Bancorp, Inc. 2723 South State Street Ann Arbor, Michigan 48104 (517) 423-1755 Attn: Randal J. Rabe

SUMMARY

This summary highlights selected information in this proxy statement and prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement and prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” on page —.

The Companies (page —)

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Old National Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. Old National is the largest financial services holding company headquartered in Indiana and, with $9.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the U.S. and the 10th largest bank-owned agency. Old National’s common stock is listed on the NASDAQ Global Select Market under the symbol “ONB”.

United Bancorp, Inc.

2723 South State Street

Ann Arbor, Michigan 48104

(517) 423-8373

United Bancorp, Inc., is a bank holding company, incorporated under Michigan law and headquartered in Ann Arbor, Michigan. United Bank & Trust is United’s only subsidiary, and provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. United Bank & Trust has 18 branches in Washtenaw, Lenawee, Livingston, and Monroe Counties. United’s common stock is quoted on the OTCQB under the symbol “UBMI”.

Special Meeting of Shareholders; Required Vote (page —)

The special meeting of United shareholders is scheduled to be held at the Tecumseh Center for the Arts, 400 N. Maumee Street, Tecumseh, Michigan 49286 at 4:30 p.m., Eastern Time, on June 25, 2014. At the United special meeting, you will be asked to vote to approve the Merger Agreement. You will also be asked to approve, on a non-binding advisory basis, the Merger-Related Compensation Proposal and approve the Adjournment Proposal. Only United shareholders of record as of the close of business on May 16, 2014, are entitled to notice of, and to vote at, the United special meeting and any adjournments or postponements of the United special meeting.

As of the record date, there were — shares of United common stock outstanding. The directors and executive officers of United (and their affiliates), as a group, owned with power to vote — shares of United common stock, representing approximately —% of the outstanding shares of United common stock as of the record date.

Approval of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of United common stock entitled to vote. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal each require more votes cast in favor of the proposal than are cast against it.

No approval by Old National shareholders is required.

The Merger and the Merger Agreement (pages — and — )

The Merger Agreement provides that, if all of the conditions are satisfied or waived, United will be merged with and into Old National, with Old National surviving. Immediately following the Merger, United Bank & Trust will be merged with and into Old National Bank, a wholly owned subsidiary of Old National. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement and prospectus and is incorporated by reference herein.

What United Shareholders Will Receive in the Merger (page — )

If the Merger is completed, each share of United common stock will be converted into the right to receive 0.70 shares of Old National common stock, subject to the following adjustments, and $2.66 in cash:

•	if, as of end of the month prior to the effective time, the United shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $80,000,000, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•	if the after-tax environmental costs (computed in accordance with the terms of the Merger Agreement) are in excess of $1,250,000, the Exchange Ratio will be decreased as provided in the Merger Agreement; and

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) is less than $12.02 per share and decreases by more than 20% in relation to the NASDAQ Bank Index, United will have the right to terminate the Merger Agreement unless Old National agrees to increase the Exchange Ratio.

Treatment of United’s Stock-Based Awards (page —)

The Merger Agreement provides that Old National and United will take all requisite action so that, at the effective time of the Merger, each of the stock-based awards issued and still outstanding under United’s stock plans will be converted into an award of Old National common stock based on the Merger Consideration. All United stock-based awards will fully vest as of the effective time of the Merger.

Treatment of United’s Deferred Compensation Plans (page —)

The Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan will be terminated and at the effective time of the Merger, each phantom share credited to a participant’s account under each of these plans will be converted into the right to receive a number of Old National common shares equal to the Converted Stock-Based Award Ratio. Accrued benefits under such plans will be distributed following the effective time of the Merger. Old National will assume the Supplemental Executive Retirement Plan covering David S. Hickman and accrued benefits will continue to be paid pursuant to its terms.

Recommendation of United Board of Directors (page —)

The United board of directors unanimously adopted the Merger Agreement and approved and authorized the proposed Merger. The United board of directors unanimously determined that the Merger, the Merger Agreement and the Merger Consideration are fair to United and the United shareholders and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of United and the United shareholders. The United board of directors unanimously recommends that United shareholders vote “FOR” approval of the Merger Agreement. In reaching its determination, the United board of directors considered a number of factors, which are described in the section captioned “Proposal 1 — The Merger — United’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page —. Because of the wide variety of factors considered, the United board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The United Board also unanimously recommends that you vote “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

No Dissenters’ Rights (page —)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Michigan Business Corporation Act. Because shares of Old National common stock are listed on a national securities exchange, holders of United common stock will not have dissenters’ rights in connection with the Merger.

Litigation Related to the Merger (page — )

In connection with the Merger, a purported United shareholder has filed a putative class action lawsuit against United and its board of directors and Old National. Among other remedies, the plaintiff seeks to enjoin the Merger. United and Old National have entered into a memorandum of understanding with the plaintiff regarding the settlement of this lawsuit, which is subject to court approval. If this litigation is not resolved, this lawsuit could prevent or delay completion of the Merger and result in substantial costs to United and Old National, including any costs associated with indemnification. Additional lawsuits may be filed against United, Old National or the directors and officers of either company in connection with the Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the Merger may adversely affect United’s and Old National’s business, financial condition, results of operations and cash flows.

Voting Agreements (page —)

As of the record date, the directors of United beneficially owned — shares of United common stock, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, all of the directors of United executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, for approval of the Merger Agreement.

Opinion of United’s Financial Advisor (page —)

In connection with the Merger, the United board of directors received an oral and a written opinion, dated January 6, 2014, from United’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the Merger Consideration described in the Merger Agreement is fair, from a financial point of view, to the holders of United common stock. The full text of Sandler O’Neill’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O’Neill in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of Sandler O’Neill is directed to the United board of directors and does not constitute a recommendation to any United shareholder as to how to vote at the United special meeting or any other matter relating to the proposed Merger.

Reasons for the Merger (page —)

The United board of directors unanimously determined that the Merger, the Merger Agreement and the Merger Consideration are fair to United and the United shareholders and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of United and the United shareholders. The United board of directors unanimously recommends that United shareholders vote “FOR” the proposal to approve the Merger Agreement.

In its deliberations and in making its determination, the United board of directors considered many factors including, but not limited to, the following:

•	the business strategy and strategic plan of United, its prospects for the future, and projected financial results.

•	a review of the risks and prospects of United remaining independent, including the challenges of the current financial and regulatory climate.

•	management’s organic growth financial forecasts, which estimated a time frame of five to seven years to achieve, through organic growth, a comparable level of shareholder value that the Merger is expected to deliver.

•	management’s assessment of the execution risk involved in attaining the performance levels assumed by the forecasts as considerable, and its belief that the execution risk involved in growth by acquisition being considerably higher than the risk inherent in organic growth.

•	the relatively low price of United common stock resulting in relatively weak currency for United to complete an acquisition.

•	conditions and activity in the M&A market providing a unique window of opportunity with respect to a merger of United and delivering accelerated and enhanced shareholder value, to United’s shareholders as compared to organic growth.

•	the purchase price per share of United common stock to be paid by Old National and the resulting valuation multiples.

For more information on the factors considered by the United board of directors in reaching its determination to recommend approval of the Merger Agreement, see “Proposal 1 — The Merger — United’s Reasons for the Merger and Recommendation of the Board of Directors beginning on page —.

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, but not limited to, the following:

•	United’s community banking orientation in Southern Michigan and its perceived compatibility with Old National and its subsidiaries;

•	a review of the demographic, economic, and financial characteristics of the markets in which United operates, including existing and potential competition and the history of the market areas with respect to financial institutions; and

•	management’s review of the business, management and personnel, operations, earnings, and financial condition, including capital levels and asset quality, of United and United Bank & Trust.

Regulatory Approvals (page —)

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Old National has filed applications with each regulatory authority to obtain the approvals. Old National cannot be certain when such approvals will be obtained or if they will be obtained.

Issued Old National Shares Will be Eligible for Trading (page —)

The shares of Old National common stock to be issued upon completion of the Merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page —)

The respective obligations of Old National and United to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	approval of the Merger Agreement at the special meeting by holders of at least a majority of the outstanding shares of United common stock entitled to vote;

•	approval of the Merger by the appropriate regulatory authorities;

•	the consummation of the Merger shall not be illegal or otherwise prohibited and no temporary, preliminary or permanent restraining order preventing the consummation of the Merger is in effect;

•	the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the Old National shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•	the shares of Old National common stock to be issued upon completion of the Merger shall have been authorized for listing on the NASDAQ Global Select Market;

•	the representations and warranties made by the parties in the Merger Agreement must be true and correct as of the closing date of the Merger or as otherwise required in the Merger Agreement, unless the inaccuracies do not or would not reasonably be expected to result in a material adverse effect;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through the closing date of the Merger;

•	the parties must have received the respective closing deliveries of the other party to the Merger Agreement;

•	since December 31, 2012, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect for either party;

•	United must have received an opinion from Warner Norcross & Judd LLP, counsel to United, and Old National must have received an opinion from Krieg DeVault LLP, counsel to Old National, each dated as of the closing date, to the effect that the Merger constitutes a tax-free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended;

•	Old National must have received a letter of tax advice, in a form satisfactory to Old National, from United’s independent certified public accounting firm to the effect that any amounts that are paid by United before the effective time of the Merger, or required to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to United, United Bank & Trust or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code; and

•	United’s consolidated shareholders’ equity (computed in accordance with the Merger Agreement) shall not be less than $75,000,000.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page —)

Old National or United may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the United shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the Merger is not consummated by October 31, 2014, if any governmental entity has issued a final and nonappealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or if the United shareholders do not approve the Merger Agreement at the United special meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within thirty business days of written notice of the breach.

United has the right to terminate the Merger Agreement to enter into a definitive agreement that constitutes a superior proposal and prior to or simultaneously with termination pays the termination fee described below.

Old National has the right to terminate the Merger Agreement if the United board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if United enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period which is ten days before the mailing date of the proxy statement and prospectus and the date of the United special meeting, the United board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Old National.

Old National has the right to terminate the Merger Agreement if the after-tax cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to United’s real property is estimated to exceed, in the aggregate, $2,500,000, or if the cost of such actions and measures cannot be reasonably estimated. Old National’s right to terminate exists for a period of ten business days following United’s receipt of Old National’s notice of the amount of after-tax cost.

United has the right to terminate the Merger Agreement if Old National’s common stock average closing price for the five trading days ending on the sixth business day prior to the closing date of the Merger is below $12.02 per share, and the decrease in Old National stock price from $15.02 per share is more than 20% greater than the decrease in the NASDAQ Bank Index for the period from January 6, 2014 ending on the sixth business day prior to the closing date. Old National has the right to prevent United’s termination by agreeing to United’s request to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page —)

United is required to pay Old National a $6,000,000 termination fee in the following circumstances:

•	if Old National terminates the Merger Agreement because the United board changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if United enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period which is ten days before the mailing date of the proxy statement and prospectus and the date of the United special meeting, the United board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Old National;

•

if Old National terminates the Merger Agreement because United has breached the Merger Agreement, such that the conditions to Old National’s obligations to complete the Merger are not satisfied, and which either (A) cannot be cured by October 31, 2014 or (B) if capable of being cured by October 31, 2014, have not been cured within thirty business days following receipt of written notice from Old National of such breach, provided that Old National is not then in breach of the Merger Agreement, such that the conditions to United’s obligations to complete the Merger are not satisfied, and (1) any person has made

(whether or not subsequently withdrawn) a takeover proposal to United on or after the date of the Merger Agreement but prior to the date that the Merger Agreement is terminated, and (2) within twelve months after the date of termination, United consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination;

•	if (A) the Merger Agreement is terminated by Old National or United because the Merger does not occur on or before October 31, 2014 or the Merger Agreement is terminated by Old National or United because the United shareholder meeting has concluded and been finally adjourned and the United shareholder approval has not been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to United on or after the date of the Merger Agreement but prior to (1) the date that the Merger Agreement is terminated, in the event the Merger Agreement is terminated by United because the Merger does not occur on or before October 31, 2014, or (2) the United shareholder meeting, in the case of a termination because the United shareholder meeting has concluded and been finally adjourned and the United shareholder approval has not been obtained; and (C) United consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination; or

•	if United terminates the Merger Agreement, prior to receipt of the United shareholder approval, to enter into a definitive agreement that constitutes a superior proposal.

Old National is required to pay United a $6,000,000 termination fee in the following circumstances:

•	if either party terminates the Merger Agreement because (A) any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order or other action is final and nonappealable or (B) the Merger does not occur before October 31, 2014, except that the right to terminate the Merger Agreement shall not be available to United if its breach of the Merger Agreement causes the failure of the effective time of the Merger to occur on or before October 31, 2014; if at the time of such termination, the condition requiring receipt of regulatory approvals has not been satisfied for reasons substantially attributable to the anti-competitive effect of the Merger or Old National’s failure to comply with its best efforts obligations to obtain regulatory approval.

Interests of Certain Directors and Executive Officers of United in the Merger That are Different From Yours (page —)

You should be aware that some of United’s directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders. United’s board of directors was aware of these interests and took them into account in adopting the Merger Agreement. For example, Old National will assume all obligations under the Employment Agreements for certain employees of United. Todd C. Clark, Executive Vice President of United and President of United Bank & Trust, accepted terms of employment with Old National following the effective time of the Merger and entered into a severance/change of control agreement with Old National effective at the effective time of the Merger, which shall supersede Mr. Clark’s existing employment agreement with United.

Additionally, Old National is obligated under the Merger Agreement to provide continuing indemnification to the officers and directors of United and United Bank & Trust for a period of six years following the Merger and to provide such directors and officers with directors’ and officers’ liability insurance and fiduciary insurance for a period of six years following the Merger.

Accounting Treatment of the Merger (page —)

The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page —)

When the Merger is completed, United shareholders, whose rights are governed by United’s articles of incorporation and bylaws, will become Old National shareholders, and their rights then will be governed by Old National’s articles of incorporation and by-laws. Old National is organized under Indiana law and United is organized under Michigan law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page —.

Material Federal Income Tax Consequences of the Merger (page —)

Old National and United expect the Merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, United shareholders will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of United shares for Old National shares in the Merger. With respect to cash received in the Merger, United shareholders will recognize gain (but not loss) in an amount equal to the lesser of (A) the amount of cash received in the Merger, and (B) the excess, if any, of (1) the sum of the amount of cash and the fair market value of the Old National common stock received in the Merger over (2) the United shareholder’s aggregate tax basis in the United common stock surrendered in exchange for Old National common stock.

To review the tax consequences of the Merger to United shareholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page —.

Comparative Per Share Data

The following table shows information about our book value per share, cash dividends per share, and diluted earnings (loss) per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

The information listed as “Pro Forma Equivalent United Share” was obtained by multiplying the Pro Forma Combined amounts by a fixed Exchange Ratio of 0.70. We present this information to reflect the fact that United shareholders will receive shares of Old National common stock for each share of United common stock exchanged in the Merger. We also anticipate that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below excludes one-time expenses related to the Merger. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Old National Historical	United Historical	Pro Forma Combined	Pro Forma Equivalent United Share
Book value per share:
at March 31, 2014	$11.84	$6.66	$12.23	$8.56
at December 31, 2013	$11.64	$6.46	$12.04	$8.43

Cash dividends per share:
Three months ended March 31, 2014	$0.11	$—	$0.11	$0.08
Year ended December 31, 2013	$0.40	$—	$0.40	$0.28

Diluted earnings per share:
Three months ended March 31, 2014	$0.26	$0.15	$0.25	$0.18
Year ended December 31, 2013	$1.00	$0.60	$1.06	$0.74

Market Prices and Share Information

The following table presents quotation information for Old National common stock on the NASDAQ Global Select Market and United common stock on the OTCQB on January 7, 2014, and —, 2014. January 7, 2014, was the last trading day prior to the announcement of the signing of the Merger Agreement. —, 2014, was the last practicable trading day for which information was available prior to the date of this proxy statement and prospectus.

	Old National Common Stock			United Common Stock
	High	Low	Close	High	Low	Close
(Dollars per share)
January 7, 2014	$15.23	$15.04	$15.12	$7.60	$7.40	$7.50
—, 2014	$—	$—	$—	$—	$—	$—

SELECTED CONSOLIDATED FINANCIAL DATA OF OLD NATIONAL

The selected consolidated financial data presented below as of and for the three months ended March 31, 2014 and 2013, is unaudited. The selected consolidated financial data presented below, as of and for each of the years in the five-year period ended December 31, 2013, is derived from Old National’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement and prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$83,478	$79,050	$317,424	$308,757	$272,873	$218,416	$231,399
Provision for loan losses	37	845	(2,319)	5,030	7,473	30,781	63,280
Noninterest income	40,563	46,315	184,758	189,816	182,883	170,150	163,460
Noninterest expense	88,252	90,183	361,984	365,758	348,521	314,305	338,956
Income (loss) before income tax	35,752	34,337	142,517	127,785	99,762	43,480	(7,377)
Income tax (benefit)	9,242	10,392	41,597	36,110	27,302	5,266	(21,114)
Net income	26,510	23,945	100,920	91,675	72,460	38,214	13,737
Net income available to common shareholders	26,510	23,945	100,920	91,675	72,460	38,214	9,845
Dividends paid on common stock	10,997	10,124	40,278	34,657	26,513	24,361	30,380
Per Common Share
Earnings per share (basic)	0.27	0.24	1.00	0.95	0.76	0.44	0.14
Earnings per share (diluted)	0.26	0.24	1.00	0.95	0.76	0.44	0.14
Dividends paid	0.11	0.10	0.40	0.36	0.28	0.28	0.44
Book value — end of period	11.84	11.83	11.64	11.81	10.92	10.08	9.68
Market value — end of period	14.91	13.75	15.37	11.87	11.65	11.89	12.43
At Period End
Total assets	9,544,780	9,673,691	9,581,744	9,543,623	8,609,683	7,263,892	8,005,335
Investment securities	3,148,358	3,240,789	3,134,935	2,903,612	2,555,866	2,598,432	2,882,228
Loans, excluding held for sale	5,072,281	5,112,042	5,082,964	5,196,594	4,767,203	3,743,451	3,835,486
Allowance for loan losses	47,553	53,481	47,145	54,763	58,060	72,309	69,548
Total deposits	7,258,162	7,066,319	7,210,903	7,278,953	6,611,563	5,462,925	5,903,488
Other borrowings	506,782	536,798	556,388	237,493	290,774	421,911	699,059
Shareholders’ equity	1,185,237	1,199,665	1,162,640	1,194,565	1,033,556	878,805	843,826
Financial Ratios
Return on average assets	1.12%	1.01%	1.05%	1.04%	0.86%	0.50%	0.17%
Return on average common shareholders’ equity	9.03%	8.00%	8.54%	8.34%	7.24%	4.40%	1.41%
Allowance for loan losses to total loans (period end) (excluding held for sale)	0.94%	1.05%	0.93%	1.05%	1.22%	1.93%	1.81%
Shareholders’ equity to total assets (period end)	12.42%	12.40%	12.13%	12.52%	12.00%	12.10%	10.54%
Average equity to average total assets	12.38%	12.64%	12.33%	12.49%	11.94%	11.46%	9.06%
Dividend payout ratio	41.48%	42.28%	39.91%	37.80%	36.59%	63.75%	308.59%

SELECTED CONSOLIDATED FINANCIAL DATA OF UNITED

The selected consolidated financial data presented below as of and for the three months ended March 31, 2014 and 2013, is unaudited. The selected consolidated financial data presented below, as of and for each of the years in the five-year period ended December 31, 2013, is derived from United’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement and prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$8,270	$7,288	$31,551	$30,165	$30,051	$31,083	$31,515
Provision for loan losses	—	1,000	1,900	8,350	12,150	21,530	25,770
Noninterest income	4,294	5,924	21,345	21,491	17,211	16,298	16,899
Noninterest expense	9,493	9,486	38,367	37,203	34,618	32,497	37,116
Income (loss) before federal income tax	3,071	2,726	12,629	6,103	494	(6,646)	(14,472)
Federal income tax (benefit)	1,067	784	3,818	1,640	(423)	(2,938)	(5,639)
Net income (loss)	2,004	1,942	8,811	4,463	917	(3,708)	(8,833)
Dividends paid on common stock	—	—	—	—	—	—	102

Per Common Share
Earnings (loss) per share (basic)	0.16	0.13	0.61	0.26	(0.02)	(0.89)	(1.93)
Earnings (loss) per share (diluted)	0.15	0.13	0.60	0.26	(0.02)	(0.89)	(1.93)
Dividends paid	—	—	—	—	—	—	0.02
Book value — end of period	6.66	6.17	6.46	6.05	5.78	5.72	11.98
Market value — end of period	12.30	5.10	7.23	4.50	2.50	3.50	5.25

At Period End
Total assets	921,816	927,227	899,029	907,741	885,009	861,710	909,328
Securities available for sale	174,366	203,251	191,158	206,129	173,197	124,544	92,146
Net loans	638,899	587,593	630,087	577,515	551,359	577,111	638,012
Total deposits	812,951	804,045	790,497	784,643	764,856	733,998	782,801
Other borrowings	19,961	19,999	21,961	21,999	24,035	30,321	42,098
Shareholders’ equity	85,022	99,001	82,211	97,397	93,774	92,704	80,867

Financial Ratios
Return on average assets	0.89%	0.87%	0.97%	0.50%	0.10%	-0.42%	-1.03%
Return on average common shareholders’ equity	9.75%	8.07%	9.14%	4.69%	0.98%	-4.66%	-10.61%
Average equity to average total assets	9.1%	10.8%	10.6%	10.6%	10.6%	9.1%	9.5%
Dividend payout ratio	NA	NA	NA	NA	NA	NA	NA

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement and prospectus (See “Where You Can Find More Information”), including the risk factors included in Old National’s and United’s respective Annual Report on Form 10-K for the year ended December 31, 2013, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement and prospectus titled “Caution About Forward-Looking Statements.”

United shareholders cannot be certain of the value of the Merger Consideration they will receive, because the market price of Old National common stock will fluctuate and the Exchange Ratio is subject to adjustment.

Upon completion of the Merger, each share of United common stock will be converted into the Merger Consideration. The Exchange Ratio is subject to downward adjustment, as described in the Merger Agreement and in this proxy statement and prospectus in the event that United’s consolidated shareholders’ equity is less than $80,000,000 as of the end of month prior to the effective time or after-tax environmental costs exceed $1,250,000. See “The Merger Agreement — Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in the Merger.

Additionally, the market value of the Merger Consideration may vary from the closing price of Old National common stock on the date the Merger was announced, on the date that this document was mailed to United shareholders, on the date of the special meeting of the United shareholders and on the date the Merger is completed and thereafter. Any change in the Exchange Ratio or the market price of Old National common stock prior to completion of the Merger will affect the amount of and the market value of the Merger Consideration that United shareholders will receive upon completion of the Merger. Accordingly, at the time of the special meeting, United shareholders will not know or be able to calculate with certainty the amount or the market value of the Merger Consideration they would receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond Old National’s or United’s control. You should obtain current market quotations for shares of Old National common stock and for shares of United common stock before you vote.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the Federal Reserve Board and the Office of the Comptroller of the Currency. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement. Although Old National and United do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on or limiting Old National’s revenues, any of which might have a material adverse effect on Old National following the Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on United.

The Merger Agreement with Old National is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: United shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Old National is not obligated to close the Merger transaction if United’s consolidated shareholders’ equity is less than $75,000,000, subject to adjustments in the Merger Agreement, as of the end of the month prior to the effective time of the Merger or after-tax environmental costs exceed $2,500,000.

In addition, certain circumstances exist where United may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in Old National’s share price to below certain thresholds set forth in the Merger Agreement. See “The Merger Agreement — Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in the Merger and “— Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to United, including:

•	United’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	United may have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	the market price of United common stock might decline to the extent that United’s market price following announcement of the Merger reflects a market assumption that the Merger will be completed.

If the Merger Agreement is terminated and United’s board of directors seeks another merger or business combination, under certain circumstances United may be required to pay Old National a $6,000,000 termination fee. United shareholders cannot be certain that United would be able to find a party willing to pay an equivalent or more attractive price than the price Old National has agreed to pay in the Merger.

United shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

United’s shareholders currently have the right to vote in the election of the United board of directors and on other matters affecting United. When the Merger occurs, each United shareholder will become a shareholder of Old National with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of United. Because of this, United’s shareholders will have less influence on the management and policies of Old National than they now have on the management and policies of United.

Old National may be unable to successfully integrate United Bank & Trust’s operations and retain United Bank & Trust’s employees.

United Bank & Trust will be merged with and into Old National Bank immediately following the closing of the Merger. The difficulties of merging the operations of United Bank & Trust with Old National Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Old National, Old National Bank or United Bank & Trust, and the loss of key personnel. The integration of United Bank & Trust with Old National Bank will require the experience and expertise of certain key employees of United Bank & Trust who are expected to be retained by Old National. However, there can be no assurances that Old National will be successful in retaining these employees for the time period necessary to successfully integrate United Bank & Trust into Old National Bank. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of United Bank & Trust into Old National Bank could have an adverse effect on the business and results of operations of Old National or Old National Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire United.

Until the completion of the Merger, with some exceptions, United is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Old National. In addition, United has agreed to pay a termination fee of $6,000,000 to Old National if United terminates the Merger Agreement to enter into a definitive agreement for a superior proposal or Old National terminates the Merger Agreement because the United board changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if United enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period which is ten days before the mailing date of the proxy statement and prospectus and the date of the United special meeting, the United board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Old National. These provisions could discourage other companies from trying to acquire United even though such other companies might be willing to offer greater value to United’s shareholders than Old National has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on United’s financial condition.

Certain of United’s executive officers and directors have interests that are different from, or in addition to, the interests of United’s shareholders generally.

Certain of United’s executive officers and directors have interests in the Merger that are in addition to, or different from, the interests of United’s shareholders. United’s board of directors was aware of these conflicts of interest when it approved the Merger Agreement.

For a more detailed discussion of these interests, see “Interests of Certain Directors and Officers of United in the Merger.”

The fairness opinion obtained by United will not reflect changes in the relative values of Old National and United between the time the opinion was obtained and the effective time of the Merger.

The fairness opinion of Sandler O’Neill was delivered as of January 6, 2014. United does not intend to obtain any further update of the Sandler O’Neill fairness opinion. Changes in the operations and prospects of Old National and United, general market and economic conditions, and other factors both within and outside of Old National’s and United’s control, on which the opinion of Sandler O’Neill is based, may alter the relative value of the companies. Therefore, the Sandler O’Neill opinion does not address the fairness of the Merger Consideration as of the date of this proxy statement and prospectus, the date of the special meeting or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your United shares.

United intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, Old National and United will, as a condition to closing, each obtain an opinion from their respective legal counsel that the Merger will constitute a reorganization for federal tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of United common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Merger Consideration received in exchange for that share upon completion of the Merger.

The shares of Old National common stock to be received by United shareholders as a result of the Merger will have different rights from the shares of United common stock.

The rights associated with United common stock are different from the rights associated with Old National common stock. See the section of this proxy statement and prospectus entitled “Comparison of the Rights of Shareholders” for a discussion of the different rights associated with Old National common stock.

Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Merger, it is possible that some customers and other persons with whom Old National or United has a business relationship may delay or defer certain business decisions or might seek to terminate, change or renegotiate their relationships with Old National or United, as the case may be, as a result of the Merger, which could negatively affect Old National’s or United’s respective revenues, earnings and cash flows, as well as the market price of Old National’s or United’s common stock, regardless of whether the Merger is completed.

Under the terms of the Merger Agreement, United is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect United’s businesses and operations prior to the completion of the Merger.

Litigation filed against United and its board of directors and Old National could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

In connection with the Merger, a purported United shareholder has filed a putative shareholder class action lawsuit against United and its board of directors and Old National. Among other remedies, the plaintiff seeks to enjoin the Merger. United and Old National have entered into a memorandum of understanding with the plaintiff regarding the settlement of this lawsuit, which is subject to court approval. If a dismissal is not granted or a settlement is not reached and approved by the court, the lawsuit could prevent or delay completion of the Merger and result in substantial costs to United and Old National, including any costs associated with indemnification. Additional lawsuits may be filed against United, Old National or the directors and officers of either company in connection with the Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the Merger may adversely affect Old National’s business, financial condition, results of operations and cash flows. See “The Merger Agreement—Litigation Related to the Merger” for a more complete discussion of the lawsuit.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into it, contain forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future respective filings of Old National and United with the SEC, in press releases and in oral and written statements made by or with the approval of Old National that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the Merger between Old National and United, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements of plans, objectives and expectations of Old National or United or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Old National and United will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues following the Merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of United’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Old National and United and their customers and Old National’s and United’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the stock market value of Old National common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Old National and United must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Old National’s and United’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Old National and United and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support Old National’s and United’s future businesses; and

•	the impact on Old National’s or United’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Old National’s and United’s results to differ materially from those described in the forward-looking statements can be found in Old National’s and United’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Old National or United or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Old National and United undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF UNITED’S SHAREHOLDERS

Date, Place, Time, and Purpose

United’s board of directors is sending you this proxy statement and prospectus and proxy to use at the special meeting. At the special meeting, the United board of directors will ask you to vote (1) on a proposal to approve the Merger Agreement; (2) to approve the Merger-Related Compensation Proposal; and (3) to approve the Adjournment Proposal. United does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their judgment.

The special meeting will be held on June 25, 2014, at 4:30 p.m., Eastern Time, at the Tecumseh Center for the Arts, 400 N. Maumee Street, Tecumseh, Michigan 49286.

Record Date, Voting Rights, Quorum, and Required Vote

United has set the close of business on May 16, 2014, as the record date for determining the holders of United common stock entitled to notice of and to vote at the special meeting. Only United shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were — shares of United common stock outstanding and entitled to vote at the special meeting. Each share of United’s common stock is entitled to one vote at the special meeting on all matters properly presented.

The holders of over 50% of the outstanding shares of United’s common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain will be treated as present for determining the presence or absence of a quorum. There will be no broker non-votes at the special meeting because the only proposals are “non-routine” under NYSE Rule 452.

Approval of the Merger Agreement will require the affirmative vote of holders of at least a majority of United’s outstanding shares entitled to vote. Abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and executive officers of United (and their affiliates), as a group, owned with power to vote — shares of United common stock, representing approximately —% of the outstanding shares of United common stock as of the record date, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of United each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, for approval of the Merger Agreement.

The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes cast in favor of the proposal than are cast against it. Abstentions will have no effect on these proposals.

Voting and Revocability of Proxies

You may vote in one of four ways: (1) by mail (by completing and signing the proxy that accompanies this prospectus and proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting). To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

United shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of United a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: United Bancorp, Inc., 2723 South State Street, Ann Arbor, Michigan 48104, Attention: Randal J. Rabe, Executive Vice President, Chief Financial Officer and Secretary.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on June 24, 2014.

Voting of Shares Held in the United Bank & Trust Tax-Deferred Savings Plan

The United Bank & Trust Tax-Deferred Savings Plan owns approximately 1.6% of United’s common stock. Each plan participant must instruct the trustee of the plan (1st Source Bank) how to vote the shares of United common stock allocated to his or her account under the plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the participant’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares “FOR” approval of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal. The trustee will vote the shares of United common stock held in the plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the plan are voted with respect to the items being presented to a shareholder vote.

Solicitation of Proxies

Old National will pay the costs of the distribution of this proxy statement and prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of United may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. United will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

To help assure the presence in person or by proxy of the largest number of shareholders possible, United has engaged Georgeson Inc., a proxy solicitation firm, to solicit proxies on United’s behalf, for a proxy solicitation fee of $6,000, plus reasonable out-of-pocket costs and expenses.

Recommendation of United’s Board of Directors

The United board of directors unanimously determined that the Merger, the Merger Agreement and the Merger Consideration are fair to United and the United shareholders and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of United and the United shareholders. The United board of directors unanimously recommends that United shareholders vote “FOR” approval of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” approval of the Adjournment Proposal.

See “The Merger — Background of the Merger” and — “United’s Reasons for the Merger and Recommendation of the Board of Directors” for a more detailed discussion of the United board of directors’ recommendation with regard to the Merger Agreement.

INFORMATION ABOUT THE COMPANIES

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Old National Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. Old National is the largest financial services holding company headquartered in Indiana and, with $9.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the U.S. and the 10th largest bank-owned agency. Old National’s common stock is listed on the NASDAQ Global Select Market under the symbol “ONB”.

Additional information about Old National and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page —.

United Bancorp, Inc.

2723 South State Street

Ann Arbor, Michigan 48104

(517) 423-8373

United Bancorp, Inc., headquartered in Ann Arbor, Michigan, is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is United’s only subsidiary and provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. United Bank & Trust has 18 branches in Washtenaw, Lenawee, Livingston and Monroe Counties.

Additional information about United and United Bank & Trust is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page —.

PROPOSAL 1 — THE MERGER

Background of the Merger

United’s board of directors regularly evaluates and assesses United’s strategy and opportunities to strengthen its business and achieve profitable growth and value for its shareholders through various strategic initiatives, alternatives and transactions, giving consideration to the context of developments in the banking industry, including the regulatory environment, conditions in the geographic areas that United serves, competitive considerations and other factors. United’s board of directors regularly reviews United’s performance, risks, opportunities, stock valuation and strategy and discusses such matters at board meetings. On at least an annual basis for the last several years, United’s board of directors has received a market update from its financial advisor, Sandler O’Neill providing, among other things, a banking industry update and overview and mergers and acquisitions (“M&A”) update and outlook.

In late 2011, the United board of directors established the External Growth Committee (the “Committee”) consisting of directors James D. Buhr (Vice Chairman of the Board), Kenneth W. Crawford, and Len M. Middleton. Chairman of the Board James C. Lawson was subsequently appointed a member of the Committee in 2013. The established purpose of the Committee is to develop and recommend to the full board of directors and management United’s strategic growth plan and review and consider growth opportunities (both organic and through acquisition).

Beginning in January, 2013, the Committee met five times (January 30, 2013, February 20, 2013, March 18, 2013, June 4, 2013, and August 26, 2013). During these meetings, the Committee discussed, evaluated and considered various strategic growth opportunities for United, including organic growth, growth by acquisition, a merger of equals and selling or merging United to or with another party. A representative of Sandler O’Neill attended the January 30, 2013, February 20, 2013 and August 26, 2013 meetings of the Committee.

On March 12, 2013, the board of directors held a regular meeting at which a representative of United’s legal counsel, Warner Norcross & Judd LLP (“Warner Norcross”), provided a review of the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company and provided an overview of the process involved with selling or merging a company. A representative of Sandler O’Neill also attended this meeting.

On October 17, 2013, the Committee held a meeting at which a representative of Sandler O’Neill provided a presentation relating to a banking industry update and overview, M&A update and outlook, summary overview of United relative to peers, including bank valuation themes, United in the merger context, including potential advantages, disadvantages and risks associated with completing an acquisition of another company or being merged with another company, identifying potential merger partners, including affordability analysis and pro forma analysis, summary valuation analysis of United, comparable company analysis and precedent M&A transaction analysis. Based on conditions and activity in the M&A market, including several recently announced merger transactions, the Committee determined that a unique window of opportunity may exist with respect to exploring the potential merger of United and delivering enhanced shareholder value, as compared to organic growth, and requested Sandler O’Neill to attend and give the presentation at the October 24, 2013 meeting of the board of directors.

On October 24, 2013, the board of directors of United held a regular meeting at which a representative of Sandler O’Neill provided the presentation previously provided to the Committee on October 17, 2013. At the conclusion of its presentation, the board of directors authorized Sandler O’Neill to contact four identified potential merger partners, including Old National (each a “Potential Merger Partner”), affirm their expected interest and execute a non-disclosure agreement and share limited but appropriate information for the Potential Merger Partners to present non-binding indications of interest. The four Potential Merger Partners were chosen from a pool of potential merger partners and were chosen on the basis of, among other things, likelihood of interest in partnering with United, demonstrated ability to complete a merger transaction and financial ability and capacity to complete a merger transaction. Representatives of Warner Norcross provided a review of the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company and provided an overview of the process involved with selling or merging a company. Management presented organic growth financial forecasts. These forecasts indicated an estimated time frame of five to seven years to achieve, through organic growth, a comparable level of shareholder value that a merger of United might deliver in the current M&A market. Management provided its assessment of the execution risk involved in attaining the performance levels assumed by the forecasts as considerable, and its belief that the execution risk involved in growth by acquisition was considerably higher than the risk inherent in organic growth. The United board of directors extensively discussed the Sandler O’Neill presentation, the pool of potential merger partners, including the Potential Merger Partners, United’s organic growth plans and financial forecasts, its ability to grow earnings, its capacity to pay dividends to common shareholders and the Warner Norcross presentation. At the conclusion of the meeting, the board of directors authorized the commencement of a discovery process related to a potential merger of United.

On October 25, 2013, United, Sandler O’Neill and Warner Norcross commenced preparation of due diligence materials for the discovery process related to a potential merger of United.

During the weeks of October 27, 2013 and November 3, 2013, Sandler O’Neill contacted the four Potential Merger Partners to determine their level of interest in a possible strategic partnership with United. Each indicated an interest, and customary non-disclosure agreements were negotiated and executed with each Potential Merger Partner. Each United non-disclosure agreement contained customary “standstill” and “don’t ask, don’t waive” provisions, subject to a customary “fall away” provision, which provided that the restrictions in the “standstill” and “don’t ask, don’t waive” provisions would terminate if United enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of United’s equity securities or all or substantially all of United’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale equity issuance or otherwise).

On November 4, 2013, the board of directors of United held a special meeting to answer any additional questions that directors had related to the authorization of the discovery process and review, in detail, with representatives of Warner Norcross the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company. At this meeting, the board of directors unanimously approved an engagement letter with Sandler O’Neill for Sandler O’Neill to act as United’s financial advisor in connection with the discovery process and the exploration of a potential merger of United. In engaging Sandler O’Neill, the Board of Directors considered, among other things, the type and amount of Sandler O’Neill’s fees, Sandler O’Neill’s expertise in advising financial institutions and professional reputation and Sandler O’Neill’s established history of advising United over many years. The Board of Directors was advised of and considered Sandler O’Neill’s past relationships with the four Potential Merger Partners, including Old National. The Board of Directors did not seek or consider proposals from other financial advisors because of the factors listed above and the need to maintain strict confidentiality of the process.

On November 6, 2013, a virtual data room containing information about the Company was opened and access was granted to each Potential Merger Partner.

During the weeks of November 11, 2013 and November 18, 2013, Sandler O’Neill had ongoing conversations with each Potential Merger Partner emphasizing the uniqueness of opportunity and competitive nature of process. Sandler O’Neill reviewed the financial and non-financial assumptions of each Potential Merger Partner. Each Potential Merger Partner performed off-site due diligence, including multiple conference calls with Robert K. Chapman (Chief Executive Officer), Todd C. Clark (President) and Randal J. Rabe (Executive Vice President and Chief Financial Officer) and Sandler O’Neill.

On November 18, 2013, one of the Potential Merger Partners withdrew from the discovery process, stating that it was “not the right strategic fit at this time.” Also on this date, Messrs. Chapman and Clark had an in-person meeting with the Chief Executive Officer and an Executive Vice President of Potential Merger Partner #1.

On November 20, 2013, Messrs. Chapman and Clark had an in-person meeting with the Chief Executive Officer, Chief Financial Officer and an Executive Vice President of Potential Merger Partner #2.

On November 22, 2013, written, preliminary, non-binding indications of interest were received from each of the three remaining Potential Merger Partners. Old National’s indicated range of purchase price per share was $11.49 to $12.10. The other two Potential Merger Partners’ indicated ranges were $11.00 to $12.00 and $12.00 to $12.65, respectively. All three parties expressed an interest in a transaction in which the consideration would be either all stock or a combination of stock and cash with an unspecified allocation to be negotiated.

On November 25, 2013, Old National submitted an enhanced indicated range of purchase price per share of $12.00 to $12.65 and Potential Merger Partner #2 submitted an enhanced range of $11.25 to $12.50. Also on this date, the board of directors of United held a special meeting to review and consider, in detail, the preliminary, non-binding indications of interest received from the Potential Merger Partners and other matters related to a potential merger of United. Among other things, the following occurred at the meeting:

•	A representative of Sandler O’Neill led a review and discussion of the preliminary, non-binding indications of interest, which included, among other data points, each Potential Merger Partner’s stock price, indicated range of purchase price per share, form of consideration, implied exchange ratio, deal protection, structure of merger, branch consolidation plans, management plans, board of director appointments, post-transaction employee matters and benefit plans, anticipated contingencies and closing conditions and timing for due diligence.

•	Sandler O’Neill provided a detailed summary pro forma financial analysis based on the midpoint of the indicated range of purchase price per share in each Potential Merger Partner’s preliminary, non-binding indications of interest. Among other data points, the analysis addressed implied exchange ratio, potential costs savings, potential tangible book value per share accretion/dilution and earn back period, potential earnings per share and accretion/dilution, potential dividend accretion/dilution, per share net present value of five-year projected dividend, estimated transaction internal rate of return and pro forma capital ratios.

•	Sandler O’Neill provided a detailed implied valuation analysis of United. This included a comparison of the implied valuation of the low and high end of the indicated range of purchase price per share to other data points, including Midwest peers, Michigan peers, net present value analysis, nationwide M&A precedent transactions and Michigan M&A precedent transactions.

•	Sandler O’Neill provided an overview of additional information about each of the Potential Merger Partners, which included, among other things, capitalization data, asset quality, performance data and ratios, branch data, trading data, valuation data, 90-day, one year and three year comparative stock performance, comparable company analysis, public market overview (including dividend and payout ratio history and institutional ownership), research analyst summaries and M&A history.

•	Messrs. Chapman and Clark summarized their in-person meetings with executive officers of Potential Merger Partner #1 and Potential Merger Partner #2, and indicated an in-person meeting with executive officers of Old National was scheduled.

•	A representative of Warner Norcross discussed the competitive effects of a proposed merger with respect to Potential Merger Partner #1 and Old National, particularly in the Lenawee, Michigan market.

•	United management provided its recommendation that United proceed to the next step in the discovery process with each of the three Potential Merger Partners. Sandler O’Neill indicated that this would involve additional and more detailed due diligence by each of the Potential Merger Partners on United, including on-site due diligence, and reverse due diligence by United on each of the Potential Merger Partners, culminating in each of the Potential Merger Partners submitting a final indication of interest.

The board of directors extensively discussed the preliminary, non-binding indications of interest, the presentation by Sandler O’Neill, the competitive effects of a proposed Merger with respect to Potential Merger Partner #1 and Old National related to two bids and the recommendation by United management to proceed to the next step in the discovery process with each of the three Potential Merger Partners. At the conclusion of the meeting, the board of directors unanimously authorized United to proceed to the next step in the discovery process with each of the three Potential Merger Partners and directed Warner Norcross and Sandler O’Neill to engage in a discussion with Potential Merger Partner #1 and Old National related to the competitive effects of a proposed merger with either party.

On November 26, 2013, United, Sandler O’Neill and Warner Norcross began compiling responses to due diligence requests from all three Potential Merger Partners.

During the weeks of November 25, December 2, and December 9, 2013, the three Potential Merger Partners conducted confirmatory due diligence and the virtual data room was continually updated based on the requests of the Potential Merger Partners. Discussions occurred between Potential Merger Partner #1 and Old National (and their respective advisors) and Sandler O’Neill and Warner Norcross regarding the competitive effects of a proposed merger with either party relating to the Lenawee, Michigan market and both parties provided a written analysis related thereto.

During the weeks of December 2, and December 9, 2013, on-site due diligence with all three Potential Merger Partners occurred, coupled with multiple conference calls with all three Potential Merger Partners on many due diligence topics. Warner Norcross prepared, in consultation with United and Sandler O’Neill, a draft prototype merger agreement.

On December 8, 2013, United provided each Potential Merger Partner with a fourth quarter 2013 financial update, which updated fourth quarter and year-end 2013 forecasted results of operations and financial condition. Sandler O’Neill advised each Potential Merger Partner that United expects each party’s final indication of interest to reflect the updated forecasted financial information.

On December 10, 2013, a draft prototype merger agreement was sent to all three Potential Merger Partners, coupled with a request for final and best indications of interest and comments to the draft prototype merger agreement by 10 a.m. Eastern Time on December 18, 2013. Sandler O’Neill gave specific instructions to provide final and best indications of interest, not a range. Also on this date, the Chief Executive Officer and four senior officers of Old National met with Messrs. Chapman, Clark and Rabe and other individuals with United in Ann Arbor, Michigan for face-to-face due diligence.

On December 11, 2013, the Chief Financial Officer of Potential Merger Partner #2 and Mr. Rabe had a lunch meeting and discussed various due diligence topics.

On December 11, and December 12, 2013, Messrs. Chapman, Clark and Rabe and other individuals with United met with the Chief Executive Officer and various senior officers of Potential Merger Partner #2 in Ann Arbor, Michigan for face-to-face due diligence and driving tours of United markets and facilities.

On December 13, 2013, Messrs. Chapman, Clark and Rabe traveled with the Chief Executive Officer of Potential Merger Partner #1 to Potential Merger Partner #1’s headquarters for reverse due diligence with Potential Merger Partner #1 management.

On December 16, 2013, Messrs. Chapman, Clark and Rabe met with Old National’s Chief Executive Officer and senior management at Old National’s headquarters for reverse due diligence with Old National management.

On December 17, 2013, Messrs. Chapman, Clark and Rabe met with Potential Merger Partner #2’s Chief Executive Officer and senior management at Potential Merger Partner #2’s headquarters for reverse due diligence with Potential Merger Partner #2 management.

On December 18, 2013, final, non-binding indications of interest and comments to the draft prototype merger agreement are received from each Potential Merger Partner. Prior to submission, Sandler O’Neill again emphasized providing a final and best indication of interest, not a range.

On December 19, 2013, the United board of directors held a special meeting to review and consider, in detail, the final, non-binding indications of interest received from the Potential Merger Partners and other matters related to a potential merger of United. Among other things, the following occurred at the meeting:

•	A representative of Warner Norcross provided a review of the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company.

•	A representative of Sandler O’Neill provided a detailed overview of each Potential Merger Partner’s final, non-binding indication of interest, including, among other data points, each Potential Merger Partner’s stock price, indicated purchase price per share, implied transaction value, form of consideration, implied exchange ratio, implied valuation multiples, deal protection, structure of acquisition, branch consolidation plans, management plans, board of director appointments, post-transaction employee matters and benefit plans, anticipated contingencies and closing conditions and timing for negotiation and execution of a definitive merger agreement.

•	Old National’s indicated purchase price per share was the highest among the three Potential Merger Partners. Old National indicated a purchase price per share of $13.30 (based on Old National’s closing stock price of $15.20 per share on December 16, 2013) payable in all stock or a combination of stock and cash and an implied aggregate transaction value of $174 million. Potential Merger Partner #1 indicated a purchase price per share of $12.35 payable in all stock or a combination of stock and cash and an implied aggregate transaction value of $162 million. Potential Merger Partner #2 indicated a purchase price per share of $12.26 payable in all stock or a combination of stock and cash and an implied aggregate transaction value of $161 million.

•	Sandler O’Neill provided a detailed summary pro forma financial analysis of each final, non-binding indication of interest, in each case, based on an all-stock transaction and a combination of stock and cash, at the indicated purchase price per share in each Potential Merger Partner’s final, non-binding indication of interest. Among other data points, the analysis addressed implied exchange ratio, potential costs savings, pro forma ownership, potential tangible book value per share accretion/dilution and earn back period, potential earnings per share accretion/dilution, potential dividend accretion/dilution, per share net present value of five-year projected dividend, estimated transaction internal rate of return and pro forma capital ratios.

•	Sandler O’Neill provided a detailed implied valuation analysis of United. This included a comparison of the implied valuation of the indicated purchase price per share in each Potential Merger Partner’s written, final, non-binding indication of interest to other data points, including Midwest peers, Michigan peers, net present value analysis, nationwide M&A precedent transactions, and Michigan M&A precedent transactions.

•	Sandler O’Neill provided an overview of additional information about each of the Potential Merger Partners, which included, among other things, capitalization data, asset quality, performance data and ratios, branch data, trading data, valuation data, 90-day, one year and three year comparative stock performance, comparable company analysis, public market overview (including dividend and payout ratio history and institutional ownership), research analyst summaries and M&A history.

•	Warner Norcross discussed the competitive effects of a proposed merger with Potential Merger Partner #1 and Old National, particularly in the Lenawee, Michigan market. Warner Norcross indicated that it and Sandler O’Neill had discussions with Potential Merger Partner #1 and Old National and their respective legal counsel on this issue and that each party understood the issue and presented a written analysis with credible arguments and positions to address the issue. Warner Norcross advised that Old National had committed to use its best efforts to obtain regulatory approval and pay a reverse termination fee if regulatory approval is not obtained due to the competitive effects of the proposed merger.

•	Warner Norcross provided a summary of the process of preparing the draft prototype merger agreement for distribution to each Potential Merger Partner and a detailed summary of the response from each Potential Merger Partner to the draft prototype merger agreement.

•	Mr. Lawson asked each of Messrs. Chapman, Clark and Rabe for his recommendation among the three Potential Merger Partners on the basis of the best interests of United shareholders and United personnel and culture. Messrs. Chapman, Clark and Rabe each recommended that United should pursue a strategic partnership with Old National, in light of the purchase price per share offered by Old National relative to the other two Potential Merger Partners and the perceived cultural similarities between United and Old National.

The board of directors extensively discussed the final, non-binding indications of interest, the presentation by Sandler O’Neill and the presentation by Warner Norcross. In addition, the board of directors discussed the costs and benefits related to the form of consideration, including the tax consequences to shareholders, the fact that selecting a cash portion would partially fix the price, the ability of shareholders to sell stock before and after the transaction is completed and the financial and accounting impact to the combined company. At the conclusion of the meeting, the board of directors unanimously authorized United to proceed to continue the process and negotiate exclusively with Old National, approved the terms of Old National’s final, non-binding indication of interest, authorized management of United and its advisors to negotiate a definitive merger agreement with Old National and approved and authorized merger consideration of approximately 80% stock and 20% cash. Following the meeting, Sandler O’Neill informed Old National that United had determined to proceed exclusively with it to negotiate a definitive merger agreement and informed Potential Merger Partner #1 and Potential Merger Partner #2 that United had determined not to proceed any further with each party at that time.

During the time period beginning on December 20, 2013 and ending on January 3, 2014, Warner Norcross and Old National’s legal counsel, Krieg DeVault LLP (“Krieg DeVault”), with the participation of management from each party and Sandler O’Neill, proceeded to negotiate a definitive merger agreement. Multiple drafts of the merger agreement were exchanged between Warner Norcross and Krieg DeVault and several negotiating sessions occurred. Also, during this time period, each party prepared, circulated and finalized its disclosure letter listing certain exceptions to the representations and warranties contained in the merger agreement.

On January 3, 2014, an informal meeting of the board of directors was held at which representatives of Warner Norcross reviewed, in detail, the proposed definitive merger agreement and answered questions asked by the directors.

On January 6, 2014, the United board of directors held a special meeting to consider and adopt the proposed definitive merger agreement and review and consider Sandler O’Neill’s fairness analysis and opinion. Among other things, the following occurred at the meeting:

•	A representative of Warner Norcross advised that a proposed definitive merger agreement with Old National, pursuant to which United would be merged with and into Old National, had been successfully negotiated and would be presented for adoption by the board of directors at the meeting. Warner Norcross referred to the comprehensive review of the merger agreement previously occurred at an informal meeting of the board of directors held on January 3, 2014. Additional questions from directors related to the merger agreement were asked and answered.

•	A representative of Sandler O’Neill presented Sandler O’Neill’s fairness analysis. This review included, among other things, terms of the proposed merger, including the purchase price per share and form of merger consideration, valuation multiples of the proposed merger compared to comparable transactions, pro forma branch network, franchise overview of United, franchise overview of Old National, pro forma analysis and transaction analysis.

•	Sandler O’Neill delivered its oral opinion that, as of January 6, 2013 and based on current assumptions, the merger consideration is fair to holders of United common stock from a financial point of view.

The board of directors discussed the merger agreement and the fairness analysis and fairness opinion. At the conclusion of the meeting, the board of directors unanimously:

•	based on the evaluation and consideration of all reports and information available to the board of directors as of the date of the meeting and all factors that the board of directors deemed relevant, including, without limitation, the fairness opinion, determined that the merger, the definitive merger agreement and the merger consideration are fair to United and the United shareholders and that entering into the definitive merger agreement and completing the merger and the other transactions contemplated by the definitive merger agreement is in the best interest of United and the United shareholders;

•	authorized and approved the merger and all other transactions contemplated by the definitive merger agreement;

•	adopted the definitive merger agreement;

•	authorized officers of United to execute and deliver the definitive merger agreement; and

•	recommended that United shareholders vote for approval of the definitive merger agreement.

On January 7, 2014, United and Old National executed and delivered the definitive merger agreement and respective disclosure letters. On January 8, 2014, before the U.S. financial markets opened, United and Old National issued a joint press release announcing execution of the definitive merger agreement and the terms of the merger.

United’s Reasons for the Merger and Recommendation of the Board of Directors

In determining that the Merger, the definitive Merger Agreement and the Merger Consideration are fair to and in the best interest of United and its shareholders, in authorizing and approving the merger, in adopting the definitive Merger Agreement and in recommending that United shareholders vote for approval of the Merger Agreement, the United board of directors consulted with members of United’s management, and with Sandler O’Neill and Warner Norcross, and also considered a number of factors that the United board of directors viewed as relevant to its decisions, including, without limitation, the following factors:

•	The business strategy and strategic plan of United, its prospects for the future, and projected financial results.

•	A review of the risks and prospects of United remaining independent, including the challenges of the current financial, operating and regulatory climate.

•	Management’s organic growth financial forecasts, which estimated a time frame of five to seven years to achieve, through organic growth, a comparable level of shareholder value that the Merger is expected to deliver.

•	Management’s assessment of the execution risk involved in attaining the performance levels assumed by the forecasts as considerable, and its belief that the execution risk involved in growth by acquisition being considerably higher than the risk inherent in organic growth.

•	The relatively low price of United common stock resulting in relatively weak currency to complete an acquisition.

•	Conditions and activity in the M&A market providing a unique window of opportunity with respect to a merger of United and delivering accelerated and enhanced shareholder value, as compared to organic growth.

•	The increasing costs associated with banking regulation, including the Dodd-Frank Act.

•	The anticipated costs associated with continuing to develop and enhance United’s information technology platform.

•	The form and amount of the Merger Consideration, including the tax treatment of stock consideration and cash consideration.

•	The purchase price per share to be paid by Old National and the resulting valuation multiples (based on Old National’s closing price per share of $15.20 on January 3, 2014 and total purchase price per share of $13.30), all of which were significantly higher than the median valuation multiples for comparable transactions.

•	Price to last twelve months earnings per share at September 30, 2013 of 26.1x

•	Price to estimated 2013 earnings per share of 21.8x

•	Price to tangible book value per share at September 30, 2013 of 210%

•	Tangible book premium to core deposits of 13.3%

•	One-day premium to market on January 3, 2014 of 79.7%

•	Expected earnings per share accretion, which Old National estimates to be approximately $0.06 per share in 2015.

•	Expected operating efficiencies.

•	The fact that United’s President, Todd C. Clark, will lead Old National’s expansion in Michigan as Regional President.

•	Old National’s strategy of expansion in Michigan and adding markets with greater populations and more favorable demographics.

•	The belief that Old National can leverage United’s expertise in structured finance and small business administration lending throughout Old National’s footprint.

•	The belief that Old National can expand United’s mortgage servicing function throughout Old National’s footprint.

•	United’s and Old National’s shared values, common cultures and commitment to serve their clients and communities.

•	Old National’s historically strong financial condition and results of operations.

•	A review of the historical financial statements and condition of United and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of United.

•	The fact that the Merger would combine two established banking franchises to create a well-positioned, community bank with approximately $12.0 billion in assets.

•	Comparative stand alone and pro forma analyses of United, Old National and the combined company, and the book and tangible book values per share, earnings per share, dividends and capital levels of each entity.

•	The anticipated future earnings growth of United compared to the potential future earnings growth of Old National and the combined company.

•	The anticipated future trading value of the United common stock compared to the value of the common stock Merger Consideration offered by Old National and the potential future trading value of the combined company’s common stock.

•	The anticipated future receipt by United shareholders of a dividend after completion of the Merger as Old National shareholders, based on Old National’s current and forecasted dividend payout ratio.

•	The prospects for increased commercial loan growth opportunities and improved market demographics resulting from Old National’s market presence in the desirable Ann Arbor, Michigan metropolitan area.

•	The complementary nature of the businesses of United and Old National and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates.

•	The greater market capitalization of the combined organization and trading volume and liquidity of Old National common stock in the event United shareholders desire to sell the shares of Old National common stock to be received by them upon completion of the Merger.

•	Old National’s demonstrated ability to successfully complete a merger transaction.

•	The ability of Old National to complete a merger transaction from a financial and regulatory perspective.

•	The geographic fit and increased customer convenience of the branch networks of the combined company.

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

•	The ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company.

•	The likelihood of successful integration and operation of the combined company.

•	The likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

•	The analyses presented by Warner Norcross as to the structure of the Merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company and the process that United (including its board of directors) employed in considering potential strategic alternatives, including the Merger with Old National.

•	The thorough process conducted by United, with the assistance of its advisors.

•	Certain structural protections included in the Merger Agreement, including:

•	the fact that the Merger Agreement does not preclude a third party from making an unsolicited proposal for an alternative takeover proposal with United and that, under certain circumstances more fully described under “The Merger Agreement – Acquisition Proposals by Third Parties” beginning on page —, United may furnish non-public information to and enter into discussions with such third party regarding the alternative takeover proposal and the ability of the United board of directors to withdraw, amend or qualify its board recommendation of the merger or recommend a superior proposal or terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by United of $6,000,000, the amount of which was negotiated at arm’s-length and was determined by the United board of directors to be reasonable; and

•	the covenant of Old National to use its best efforts to obtain regulatory approval coupled with a related reverse termination fee payable if regulatory approval is not obtained for reasons substantially attributable to the competitive effects of the Merger or Old National’s failure to comply with its best efforts to obtain regulatory approval.

•	The financial analyses reviewed and discussed with the United board of directors by representatives of Sandler O’Neill, as well as the oral opinion of Sandler O’Neill delivered to the United board of directors on January 6, 2014 (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated January 6, 2014) that the Merger Consideration is fair to holders of United common stock from a financial point of view.

The United board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•	The challenges of integrating United’s business, operations and employees with those of Old National.

•	The need to and likelihood of obtaining approval by shareholders of United and regulatory approvals in order to complete the transaction.

•	The status, developments related to and likelihood of completion of Old National’s pending merger with Tower Financial Corporation.

•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings.

•	The risks and costs associated with entry into the Merger Agreement and restrictions on the conduct of United’s business before the merger is completed.

•	The impact that provisions of the Merger Agreement relating to payment of a termination fee by United may have on United receiving an alternative takeover proposal.

•	The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

•	The possibility of litigation in connection with the Merger.

This discussion of the information and factors considered by United’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the United board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger agreement, and the complexity of these matters, the United board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to United shareholders. Rather, the United board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of United’s management and outside legal and financial advisors. In addition, individual members of the United board of directors may have assigned different weights to different factors.

Certain of United’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of United’s shareholders generally. The United board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to United shareholders. For a discussion of these interests, see “Interests of Certain Directors and Officers of United in the Merger” beginning on page —.

The United board of directors unanimously determined that the Merger, the Merger Agreement and the Merger Consideration are fair to United and the United shareholders and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of United and the United shareholders. The United board of directors unanimously recommends that United shareholders vote “FOR” approval of the Merger Agreement.

Old National’s Reasons For the Merger

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, without limitation, the following:

•	United’s community banking orientation in Southeastern Michigan and its perceived compatibility with Old National and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which United operates, including existing and potential competition and history of the market areas with respect to financial institutions; and

•	management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of United and United Bank & Trust.

Effects of the Merger

The respective Boards of Directors of Old National and United believe that, over the long-term, the Merger will be beneficial to Old National shareholders, including the current shareholders of United who will become Old National shareholders if the Merger is completed. The Old National board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating United Bank & Trust as a banking subsidiary of Old National, which savings are expected to enhance Old National’s earnings.

Old National expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after completion of the Merger, which will enable Old National to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur in the third quarter of 2014, Old National plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

The amount of any cost savings Old National may realize in 2014 and beyond will depend upon how quickly and efficiently Old National is able to implement the processes outlined above.

Old National believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets;

•	reduce legal and accounting fees; and

•	achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

Old National has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Old National also believes that the Merger will be beneficial to the customers of United as a result of the additional products and services offered by Old National and its subsidiaries and because of the increased lending capability.

Opinion of Financial Advisor to United

By letter dated November 1, 2013, United retained Sandler O’Neill to act as independent financial advisor to the board of directors in connection with a possible business combination of United with another party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At a meeting of the United board of directors on January 6, 2014, Sandler O’Neill delivered to the United board of directors its oral opinion, followed by delivery of its written opinion, that, the Merger Consideration was fair to the holders of United common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated January 6, 2014 is attached as Annex B to this proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. United shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger. Sandler O’Neill has consented to the inclusion of its written opinion and this description of its opinion in this proxy statement and prospectus.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the United board of directors and is directed only to the fairness of the Merger Consideration to be paid to the holders of United common stock from a financial point of view. It does not address the underlying business decision of United to engage in the Merger or any other aspect of the Merger and is not a recommendation to any United shareholder as to how such shareholder should vote at the special meeting with respect to the approval of the Merger Agreement or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the Merger Agreement;

(2)	certain publicly available financial statements and other historical financial information of United that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Old National that Sandler O’Neill deemed relevant;

(4)	internal financial projections for United for the years ending December 31, 2013 through 2017 as provided by senior management of United;

(5)	median publicly available analyst estimates for Old National’s long-term earnings for the years ending December 31, 2014 through 2016 and median long-term growth rate for years thereafter;

(6)	the pro forma financial impact of the Merger on Old National, based on certain assumptions relating to, among other things, transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Old National;

(7)	a comparison of certain financial and other information for United and Old National with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(8)	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

(9)	the current market environment generally and in the commercial banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of United the business, financial condition, results of operations and prospects of United and held similar discussions with the senior management of Old National regarding the business, financial condition, results of operations and prospects of Old National.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by United and

Old National or that was otherwise reviewed by it and assumed such accuracy and completeness for purposes of preparing its fairness opinion. Sandler O’Neill further relied on the assurances of the management of United and Old National that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United or Old National or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of United, Old National or the combined entity after the Merger and it has not reviewed any individual credit files relating to United or Old National. Sandler O’Neill has assumed that the respective allowances for loan losses for both United and Old National are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of United and certain publicly available analyst estimates of earnings and long-term growth rates for Old National. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Old National. With respect to those projections, estimates and judgments, the respective management of United and Old National confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of the future financial performance of United and Old National, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of United and Old National since the date of the most recent financial data made available to it. Sandler O’Neill has also assumed in all respects material to its analysis that United and Old National would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expresses no opinion as to the price at which the stock of United or Old National may trade at any time.

Sandler O’Neill’s opinion was directed to the United board of directors in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of United as to how any such shareholder should vote at the special meeting called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of United common stock and does not address the underlying business decision of United to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for United or the effect of any other transaction in which United might engage. Sandler O’Neill’s opinion may not be reproduced or used for any other purposes; provided however, Sandler O’Neill has consented to its inclusion in any regulatory filings or mailings to shareholders to be completed in connection with the Merger. Sandler O’Neill has consented to inclusion of its opinion and this summary in this proxy statement and prospectus and in the registration statement on Form S-4 which includes this proxy statement and prospectus. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

In rendering its January 6, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to United or Old National and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of United or Old National and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of United, Old National and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the United board of directors at the January 6, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of United’s common stock or the prices at which United’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by the United board of directors in making its determination to adopt the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the United board of directors with respect to the fairness of the Merger.

At the January 6, 2014 meeting of the United board of directors, Sandler O’Neill presented certain financial analyses of the Merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the United board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Financial Terms

Sandler O’Neill reviewed the financial terms of the proposed Merger. Shares of United common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 0.70 shares of Old National common stock plus $2.66 per share in cash consideration. The aggregate transaction value of approximately $174.9 million is based upon Old National’s closing stock price as of January 3, 2014 (the last trading day prior to Sandler O’Neill’s fairness opinion presentation to United’s board of directors) of $15.02 and 12,718,080 common shares outstanding at United, plus 249,725 restricted stock units and management stock awards which will also be added to the basic share count upon closing. In addition, United had 267,750 in-the-money options outstanding with a weighted average strike price of $4.82.

Based upon financial information as of and for the quarter ended September 30, 2013, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Tangible Book Value:	210%
Price/ Estimated 2013 Earnings Per Share	21.8	x
Transaction Value / Last Twelve Months Earnings Per Share:	26.1	x
Core Deposit Premium:	13.3%

United — Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for United and a group of financial institutions selected by Sandler O’Neill.

The United peer group was selected by Sandler O’Neill and consisted of the following publicly-traded commercial banks with total assets between $750 million and $1.5 billion located in Illinois, Indiana, Iowa, Kentucky, Missouri, Michigan, Nebraska, Ohio, South Dakota, and Wisconsin; a ratio of non-performing assets to total assets of less than 4%, a ratio of tangible common equity to total assets greater than 7.5% and which either have redeemed or never issued TARP preferred shares:

• West Bancorporation, Inc.	• Baylake Corp.

• BankFinancial Corporation	• LCNB Corp.

• Mercantile Bank Corporation	• HopFed Bancorp, Inc.

• MutualFirst Financial, Inc.	• Foresight Financial Group, Inc.

• Tri City Bankshares Corporation	• Southern Missouri Bancorp, Inc.

• Security National Corporation	• Oconomowoc Bancshares, Inc.

• Farmers National Banc Corp.

The analysis compared publicly available financial information for United and the median financial and market trading data for the United peer group as of and for the last twelve months ended September 30, 2013. The table below sets forth the data for United and the median data for the United peer group as of and for the last twelve months ended September 30, 2013, with pricing data as of January 3, 2014.

(Dollars in Millions)	United	Comparable Group Median	Comparable Group High	Comparable Group Low

Total Assets	$919	$1,148	$1,471	$775
Tangible Common Equity / Tangible Assets	8.75%	9.55%	11.93%	7.58%
Leverage Ratio	9.79%	9.84%	13.74%	8.19%
Total Risk-Based Capital Ratio	14.98%	15.91%	19.31%	12.79%
Return on Average Assets	0.85%	0.75%	1.28%	(1.59%)
Return on Average Equity	7.91%	9.24%	12.63%	(12.85%)
Net Interest Margin	3.57%	3.55%	3.92%	2.88%
Efficiency Ratio	71.1%	67.8%	88.8%	51.8%
Loan Loss Reserve / Gross Loans	3.41%	1.51%	2.57%	0.60%
Non-performing Assets / Assets	1.67%	2.03%	3.92%	0.67%
Price / Tangible Book Value	117%	118%	209%	84%
Price / Last Twelve Months Earnings Per Share	14.5	x	14.5	x	25.3	x	9.8	x
Market Capitalization	$94	$124	$253	$56

Sandler O’Neill noted that United had similar financial and performance metrics to the United peer group selected by Sandler O’Neill.

The table below sets forth the data for United and the data for the United peer group as of and for the last twelve months ended September 30, 2013, with pricing data as of January 3, 2014.

				Capital Position			LTM Profitability			Asset Quality			Valuation
													Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($mm)
West Bancorporation, Inc.	West Des Moines, IA	WTBA	1,471	8.24	9.84	14.08	1.16	12.63	52.1	1.54	1.08	0.09	209	16.4	16.0	15.6	2.8	253
BankFinancial Corporation	Burr Ridge, IL	BFIN	1,442	11.93	10.10	15.58	(1.59)	(12.85)	88.8	1.51	2.47	0.31	117	NM	NM	17.4	0.4	202
Mercantile Bank Corporation	Grand Rapids, MI	MBWM	1,422	10.54	12.53	15.31	1.08	10.04	67.8	2.34	3.92	(0.73)	123	12.4	12.1	12.6	2.3	185
MutualFirst Financial, Inc.	Muncie, IN	MFSF	1,405	7.77	9.23	14.57	0.60	6.27	70.7	1.47	2.12	0.82	114	17.5	17.5	13.4	1.4	124
Tri City Bankshares Corporation	Oak Creek, WI	TRCY	1,175	9.70	9.70	16.69	0.56	5.80	69.6	1.75	3.56	0.34	102	17.3	NA	NA	0.0	116
Security National Corporation	Dakota Dunes, SD	SNLC	1,175	9.82	9.98	17.45	1.00	10.54	63.1	2.52	0.67	(0.08)	118	11.4	NA	NA	1.4	136
Farmers National Banc Corp.	Canfield, OH	FMNB	1,148	8.96	9.29	16.28	0.71	6.81	76.4	1.20	1.47	0.38	122	15.0	17.0	15.4	1.8	124
Baylake Corp.	Sturgeon Bay, WI	BYLK	983	8.78	10.18	16.54	0.89	9.24	64.1	1.29	2.28	0.75	119	14.0	15.7	12.6	2.2	102
LCNB Corp.	Lebanon, OH	LCNB	942	8.19	8.19	13.86	0.95	9.51	63.1	0.60	2.03	0.13	179	15.5	NA	NA	3.6	165
HopFed Bancorp, Inc.	Hopkinsville, KY	HFBC	935	10.32	11.30	19.31	0.39	3.58	81.2	1.74	1.45	0.30	88	25.3	27.8	26.5	1.4	85
Foresight Financial Group, Inc.	Rockford, IL	FGFH	866	9.55	9.44	15.91	0.61	6.26	53.4	2.57	2.25	1.06	84	14.0	NA	NA	1.1	69
Southern Missouri Bancorp, Inc.	Poplar Bluff, MO	SMBC	832	9.90	13.74	18.23	1.28	10.00	51.8	1.28	1.00	0.05	133	11.4	NA	NA	1.9	109
Oconomowoc Bancshares, Inc.	Oconomowoc, WI	OCNB	775	7.58	8.59	12.79	0.75	9.52	71.6	1.20	2.01	0.95	95	9.8	NA	NA	1.7	56
		High	1,471	11.93	13.74	19.31	1.28	12.63	88.8	2.57	3.92	1.06	209	25.3	27.8	26.5	3.6	253
		Low	775	7.58	8.19	12.79	(1.59)	(12.85)	51.8	0.60	0.67	(0.73)	84	9.8	12.1	12.6	0.0	56
		Mean	1,121	9.33	10.16	15.89	0.65	6.72	67.2	1.62	2.02	0.34	123	15.0	17.7	16.2	1.7	133
		Median	1,148	9.55	9.84	15.91	0.75	9.24	67.8	1.51	2.03	0.31	118	14.5	16.5	15.4	1.7	124

United			919	8.75	9.79	14.98	0.85	7.91	71.1	3.41	1.67	0.21	117	14.5	—	—	0.0	94
	Ranking out of 14:		11	10	8	10	7	8	10	1	6	6	9	7	—	—	13	11

Old National — Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Old National and a group of financial institutions defined by Old National in its proxy statement and prior investor presentations.

The Old National peer group consisted of the following publicly-traded commercial banks with total assets between $4.0 and $25.0 billion located throughout the United States:

•	FirstMerit Corp.

•	Cullen/Frost Bankers Inc.

•	Commerce Bancshares Inc.

•	Susquehanna Bancshares Inc.

•	Wintrust Financial Corp.

•	Fulton Financial Corp.

•	UMB Financial Corp.

•	Prosperity Bancshares Inc.

•	Valley National Bancorp

•	Bank of Hawaii Corp.

•	IBERIABANK Corp.

•	BancorpSouth Inc.

•	F.N.B. Corp.

•	Trustmark Corp.

•	MB Financial Inc.

•	First Midwest Bancorp Inc.
•	United Bankshares Inc.

•	Glacier Bancorp Inc.

•	First Interstate BancSystem

•	Park National Corp.

•	Chemical Financial Corp.

•	First Financial Bancorp.

•	First Commonwealth Financial

•	WesBanco Inc.

•	BancFirst Corp.

•	Renasant Corp.

•	Pinnacle Financial Partners

•	Heartland Financial USA Inc.

•	1st Source Corp.

•	S&T Bancorp Inc.

•	First Merchants Corp.

The analysis compared publicly available financial information for Old National and the median financial and market trading data for the Old National peer group as of and for the last twelve months ended September 30, 2013. The table below sets forth the data for Old National and the median data for the Old National peer group as of and for the last twelve months ended September 30, 2013, with pricing data as of January 3, 2014.

(Dollars in Millions)	Old National	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	$9,652	$8,518	$24,135	$4,326
Tangible Common Equity / Tangible Assets	8.41%	8.26%	10.77%	5.78%
Leverage Ratio	8.80%	9.65%	11.91%	6.95%
Total Risk-Based Capital Ratio	15.10%	14.27%	18.78%	12.07%
Return on Average Assets	1.04%	0.97%	1.35%	0.49%
Return on Average Equity	8.37%	8.63%	14.80%	4.11%
Net Interest Margin	4.08%	3.56%	4.09%	2.58%
Efficiency Ratio	65.8%	62.0%	81.8%	40.0%
Loan Loss Reserve / Gross Loans	0.93%	1.37%	3.22%	0.90%
Non-performing Assets / Assets	1.36%	1.36%	2.93%	0.08%
Price / Tangible Book Value	196%	199%	370%	152%
Price / Last Twelve Months Earnings Per Share	15.5	x	16.8	x	29.2	x	12.6	x
Market Capitalization	$1,531	$1,737	$4,457	$501

Sandler O’Neill noted that Old National had similar financial and performance metrics to the Old National peer group as defined by Old National in its proxy statement and prior investor presentations.

The table below sets forth the data for Old National and the median data for the Old National peer group as of and for the last twelve months ended September 30, 2013, with pricing data as of January 3, 2014.

				Capital Position			LTM Profitability			Asset Quality			Valuation
													Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($mm)
FirstMerit Corp.	Akron, OH	FMER	24,135	7.44	8.01	13.72	0.86	7.68	60.4	1.01	0.49	0.09	207	18.1	18.0	13.8	2.9	3,587
Cullen/Frost Bankers Inc.	San Antonio, TX	CFR	23,530	7.81	8.61	15.68	1.05	9.66	60.6	1.00	0.42	0.23	244	19.5	19.5	18.1	2.7	4,457
Commerce Bancshares Inc.	Kansas City, MO	CBSH	22,452	9.10	9.43	14.89	1.21	11.93	58.8	1.51	0.49	0.25	208	16.1	15.9	15.4	2.0	4,216
Susquehanna Bancshares Inc.	Lititz, PA	SUSQ	18,481	7.99	9.47	12.92	0.97	6.68	59.2	1.25	1.03	0.51	173	13.5	13.8	13.9	2.5	2,369
Wintrust Financial Corp.	Rosemont, IL	WTFC	17,683	7.92	10.52	13.11	0.76	7.22	63.2	0.90	1.37	0.35	153	17.2	16.7	15.9	0.4	1,823
Fulton Financial Corp.	Lancaster, PA	FULT	17,051	9.05	10.37	14.75	0.96	7.76	62.0	1.64	1.36	0.45	166	15.7	15.9	15.2	2.5	2,485
UMB Financial Corp.	Kansas City, MO	UMBF	16,184	7.51	8.34	13.74	0.82	9.39	75.8	1.15	0.21	0.20	238	21.3	20.6	19.8	1.4	2,842
Prosperity Bancshares Inc.	Houston, TX	PB	16,054	6.90	7.37	15.55	1.35	9.27	40.0	0.97	0.08	0.02	370	17.6	17.3	15.5	1.5	4,086
Valley National Bancorp	Wayne, NJ	VLY	15,977	6.95	8.03	12.87	0.81	8.52	65.5	0.99	1.95	0.33	188	15.0	16.5	17.0	4.4	1,978
Bank of Hawaii Corp.	Honolulu, HI	BOH	13,849	6.96	6.95	16.68	1.12	14.80	58.9	2.05	0.53	0.06	269	17.0	17.2	16.5	3.1	2,582
IBERIABANK Corp.	Lafayette, LA	IBKC	13,145	8.65	9.65	13.28	0.49	4.11	81.8	1.62	0.90	0.04	167	29.2	20.3	17.3	2.2	1,843
BancorpSouth Inc.	Tupelo, MS	BXS	12,916	9.43	9.93	14.50	0.64	5.69	74.7	1.74	1.70	0.35	199	28.3	23.2	19.9	0.8	2,368
F.N.B. Corp.	Hermitage, PA	FNB	12,790	6.09	8.42	12.07	0.96	8.22	58.2	1.24	1.01	0.25	247	15.0	15.0	14.5	3.9	1,978
Trustmark Corp.	Jackson, MS	TRMK	11,805	8.01	8.78	14.02	1.06	8.82	64.5	1.11	1.62	0.03	197	15.2	14.1	14.9	3.4	1,800
MB Financial Inc.	Chicago, IL	MBFI	9,258	9.76	11.39	16.70	1.05	7.69	62.3	2.11	1.77	0.19	200	17.6	17.4	15.8	1.5	1,737
First Midwest Bancorp Inc.	Itasca, IL	FMBI	8,518	8.61	9.21	12.60	0.89	7.65	65.5	1.62	1.50	0.48	185	17.7	16.5	16.2	1.6	1,315
United Bankshares Inc.	Charleston, WV	UBSI	8,514	7.79	10.80	13.80	1.04	8.64	52.5	1.13	1.36	0.29	248	18.0	17.8	16.6	4.1	1,569
Glacier Bancorp Inc.	Kalispell, MT	GBCI	8,048	10.22	11.74	18.78	1.16	9.75	53.7	3.22	2.63	0.21	272	23.8	22.6	19.1	2.2	2,198
First Interstate BancSystem	Billings, MT	FIBK	7,500	8.26	10.01	16.68	1.10	10.57	60.1	2.15	1.79	0.23	204	15.1	14.2	15.1	2.0	543
Park National Corp.	Newark, OH	PRK	6,706	8.45	9.36	15.86	1.14	11.67	61.0	1.27	2.93	(0.03)	228	16.8	16.3	16.1	4.5	1,279
Chemical Financial Corp.	Midland, MI	CHFC	6,258	8.86	9.99	14.15	0.93	8.91	61.2	1.80	1.92	0.33	170	16.1	15.6	15.6	2.9	932
First Financial Bancorp.	Cincinnati, OH	FFBC	6,253	9.60	10.29	16.53	0.97	8.63	62.9	1.74	1.38	0.35	169	16.4	16.6	15.3	3.5	995
First Commonwealth Financial	Indiana, PA	FCF	6,151	9.18	9.84	13.22	0.67	5.53	65.7	1.30	1.33	0.49	152	20.8	20.8	16.2	2.7	833
WesBanco Inc.	Wheeling, WV	WSBC	6,138	7.13	9.27	14.23	1.02	8.53	60.1	1.23	0.95	0.61	221	14.7	14.1	13.8	2.6	915
BancFirst Corp.	Oklahoma City, OK	BANF	5,927	8.37	8.92	14.51	0.91	9.97	66.3	1.16	0.68	0.01	173	16.3	16.1	16.0	2.2	850
Renasant Corp.	Tupelo, MS	RNST	5,736	6.48	10.51	12.47	0.68	5.73	66.6	1.18	1.74	0.40	273	26.7	22.9	17.6	2.2	962
Pinnacle Financial Partners	Nashville, TN	PNFP	5,391	9.03	10.78	13.24	1.06	7.81	55.5	1.69	1.03	0.21	242	20.4	19.2	17.0	1.0	1,124
Heartland Financial USA Inc.	Dubuque, IA	HTLF	4,913	5.78	10.02	15.88	0.79	9.52	76.4	1.39	2.02	0.19	164	12.6	13.3	12.3	1.5	501
1st Source Corp.	South Bend, IN	SRCE	4,650	10.77	11.91	15.89	1.17	9.43	62.7	2.43	1.06	0.09	154	14.4	14.0	13.6	2.2	756
S&T Bancorp Inc.	Indiana, PA	STBA	4,588	8.52	9.61	14.27	1.08	8.88	59.7	1.37	1.58	0.18	198	15.5	14.6	14.7	2.6	744
First Merchants Corp.	Muncie, IN	FRME	4,326	7.92	10.54	14.96	1.01	8.13	64.4	2.26	1.16	0.48	192	15.9	15.8	14.3	0.9	796
		High	24,135	10.77	11.91	18.78	1.35	14.80	81.8	3.22	2.93	0.61	370	29.2	23.2	19.9	4.5	4,457
		Low	4,326	5.78	6.95	12.07	0.49	4.11	40.0	0.90	0.08	(0.03)	152	12.6	13.3	12.3	0.4	501
		Mean	11,127	8.21	9.62	14.57	0.96	8.61	62.6	1.52	1.29	0.25	209	18.0	17.2	15.9	2.4	1,821
		Median	8,518	8.26	9.65	14.27	0.97	8.63	62.0	1.37	1.36	0.23	199	16.8	16.5	15.8	2.2	1,737

Old National	Evansville, IN		9,652	8.41	8.80	15.10	1.04	8.37	65.8	0.93	1.36	0.02	196	15.5	15.3	14.5	2.6	1,531
Old National Ranking out of 31:			15	15	24	11	13	19	7	31	16	29	19	24	24	25	12	18

United — Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of United’s common stock for the one-year period ended January 3, 2014 (the last trading day prior to Sandler O’Neill’s fairness opinion presentation to United’s board of directors). Sandler O’Neill also reviewed the history of the publicly reported trading prices of United’s common stock for the one-year and three-year periods ended January 3, 2014. Sandler O’Neill then compared the relationship between the movements in the price of United’s common stock against the movements in the prices of the SNL U.S. Bank Index, its peer group and the S&P 500 Index.

United One Year Stock Performance

	Beginning Index Value January 3, 2013	Ending Index Value January 3, 2014
United	100%	168%
SNL U.S. Bank Index	100%	132%
United Peer Group	100%	126%
S&P 500 Index	100%	126%

United Three Year Stock Performance

	Beginning Index Value January 3, 2011	Ending Index Value January 3, 2014
United	100%	211%
SNL U.S. Bank Index	100%	133%
United Peer Group	100%	145%
S&P 500 Index	100%	144%

Sandler O’Neill noted the above analysis shows that United stock out-performed each of the indices to which it was compared in the one-year and three-year periods.

Old National — Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Old National’s common stock for the one-year period ended January 3, 2014. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Old National’s common stock for the one-year and three-year periods ended January 3, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Old National’s common stock against the movements in the prices of the SNL U.S. Bank Index, its peer group and the S&P 500 Index.

Old National One Year Stock Performance

	Beginning Index Value January 3, 2013	Ending Index Value January 3, 2014
Old National	100%	120%
SNL U.S. Bank Index	100%	132%
Old National Peer Group	100%	131%
S&P 500 Index	100%	126%

Old National Three Year Stock Performance

	Beginning Index Value January 3, 2011	Ending Index Value January 3, 2014
Old National	100%	125%
SNL U.S. Bank Index	100%	133%
Old National Peer Group	100%	128%
S&P 500 Index	100%	144%

Sandler O’Neill noted the above analysis shows that Old National stock under-performed each of the indices to which it was compared in the one-year and three-year periods.

United — Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value of United through December 31, 2017.

Sandler O’Neill based the analysis on United’s projected earnings stream as derived from the internal financial projections provided by United management for the years ending December 31, 2013 through 2017.

The projected data points considered in this analysis included net income, earnings per share, dividends per share and tangible book value per share as follows:

	Years Ending December 31,
(Dollars in Thousands, Except Per Share Data)	2013	2014	2015	2016	2017
Net Income	$7,789	$9,004	$9,976	$10,956	$12,302
Earnings per Share	$0.61	$0.70	$0.78	$0.85	$0.96
Dividends per Share	$0.00	$0.09	$0.15	$0.20	$0.25
Tangible Book Value per Share	$6.51	$7.22	$7.85	$8.51	$9.23

For more information about financial projections, including the above projected data points, please see “Certain Projected Financial Information Reviewed by United.”

To approximate the terminal value of United’s common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 100% to 175%. Sandler O’Neill selected the price to forward earnings multiples of 10.0x to 15.0x based on the range of trades multiples of the comparable groups of United. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the United discount rate of 15.7% as determined by Sandler O’Neill. The discount rate applied in the net present value analysis of United was determined using the build-up method. The discount rate was determined by adding the 10-year Treasury Bond rate (3.02%), the published Ibbotson 60-year equity risk premium (5.70%), the published Ibbotson size premium (3.81%) and the published Ibbotson Industry Premium (3.20%). This calculated discount rate is near the high end of the range of discount rates presented. Use of a higher discount rate results in a lower value imputed to United’s common stock.

Discount Rate	Earnings Per Share Multiples
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.0%	$6.81	$7.45	$8.09	$8.72	$9.36	$10.00
11.0%	$6.56	$7.17	$7.78	$8.40	$9.01	$9.63
12.0%	$6.31	$6.91	$7.50	$8.09	$8.68	$9.27
13.0%	$6.08	$6.65	$7.22	$7.79	$8.36	$8.93
14.0%	$5.86	$6.41	$6.96	$7.51	$8.06	$8.60
15.0%	$5.65	$6.18	$6.71	$7.24	$7.77	$8.29
16.0%	$5.45	$5.96	$6.47	$6.98	$7.49	$8.00

Discount Rate	Tangible Book Value Per Share Multiples
	100%	110%	120%	130%	140%	175%
10.0%	$6.59	$7.21	$7.82	$8.44	$9.05	$11.21
11.0%	$6.35	$6.94	$7.53	$8.12	$8.72	$10.79
12.0%	$6.11	$6.68	$7.25	$7.82	$8.39	$10.39
13.0%	$5.89	$6.44	$6.99	$7.54	$8.09	$10.01
14.0%	$5.68	$6.20	$6.73	$7.26	$7.79	$9.64
15.0%	$5.47	$5.98	$6.49	$7.00	$7.51	$9.29
16.0%	$5.28	$5.77	$6.26	$6.75	$7.24	$8.96

Sandler O’Neill also considered and discussed with the United board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming United’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for United’s common stock, using a discount rate of 11.0%.

Annual Budget Variance	Earnings Per Share Multiples
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(25.0%)	$4.66	$5.09	$5.51	$5.94	$6.37	$6.80
(20.0%)	$4.95	$5.40	$5.86	$6.31	$6.77	$7.22
(15.0%)	$5.23	$5.71	$6.20	$6.68	$7.16	$7.65
(10.0%)	$5.51	$6.03	$6.54	$7.05	$7.56	$8.08
(5.0%)	$5.80	$6.83	$7.42	$8.00	$8.58	$9.17
0.0%	$6.56	$7.17	$7.78	$8.40	$9.01	$9.63
5.0%	$6.86	$7.51	$8.15	$8.80	$9.44	$10.09
10.0%	$7.17	$7.85	$8.52	$9.20	$9.87	$10.55
15.0%	$7.48	$8.18	$8.89	$9.60	$10.30	$11.01
20.0%	$7.78	$8.52	$9.26	$9.99	$10.73	$11.47
25.0%	$8.09	$8.86	$9.93	$10.39	$11.16	$11.93

Old National — Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value of Old National through December 31, 2017.

Sandler O’Neill based the analysis on Old National’s projected earnings stream as derived from median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2017.

The projected data points considered in this analysis included net income, earnings per share, dividends per share and tangible book value per share as follows:

	Years Ending December 31,
(Dollars in Thousands, Except Per Share Data)	2013	2014	2015	2016	2017
Net Income	$101,167	$109,912	$123,164	$134,213	$146,567
Earnings per Share	$1.00	$1.04	$1.16	$1.26	$1.38
Dividends per Share	$0.40	$0.44	$0.48	$0.52	$0.56
Tangible Book Value per Share	$7.91	$8.23	$8.93	$9.75	$10.62

For more information about financial projections, including the above projected data points, please see “Certain Projected Financial Information Reviewed by United.”

To approximate the terminal value of Old National’s common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from

150% to 275%. Sandler O’Neill selected the price to forward earnings multiples of 14.0x to 24.0x based on the range of trades multiples of the comparable groups of Old National. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the Old National discount rate of 13.8% as determined by Sandler O’Neill. The discount rate applied in the net present value analysis of Old National was determined using the build-up method. The discount rate was determined by adding the 10-year Treasury Bond rate (3.02%), the published Ibbotson 60-year equity risk premium (5.70%), the published Ibbotson size premium (1.85%) and the published Ibbotson Industry Premium (3.20%). This calculated discount rate is near the high end of the range of discount rates presented. Use of a higher discount rate results in a lower value imputed to Old National’s common stock.

Discount Rate	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8.0%	$15.50	$17.49	$19.47	$21.46	$23.44	$25.42
9.0%	$14.93	$16.84	$18.75	$20.66	$22.56	$24.47
10.0%	$14.39	$16.22	$18.06	$19.89	$21.73	$23.56
11.0%	$13.87	$15.63	$17.40	$19.17	$20.93	$22.70
12.0%	$13.37	$15.07	$16.77	$18.47	$20.17	$21.87
13.0%	$12.90	$14.53	$16.17	$17.81	$19.44	$21.08
14.0%	$12.44	$14.02	$15.60	$17.17	$18.75	$20.33

Discount Rate	Tangible Book Value Per Share Multiples
	150%	175%	200%	225%	250%	275%
8.0%	$13.11	$15.02	$16.94	$18.85	$20.77	$22.68
9.0%	$12.63	$14.47	$16.31	$18.15	$19.99	$21.83
10.0%	$12.17	$13.94	$15.71	$17.48	$19.25	$21.03
11.0%	$11.73	$13.44	$15.14	$16.85	$18.55	$20.25
12.0%	$11.32	$12.96	$14.60	$16.24	$17.88	$19.52
13.0%	$10.92	$12.50	$14.08	$15.66	$17.24	$18.82
14.0%	$10.54	$12.06	$13.58	$15.10	$16.62	$18.15

Sandler O’Neill also considered and discussed with the United board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Old National’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for Old National’s common stock, using a discount rate of 13.7%:

Annual Budget Variance	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(25.0%)	$10.78	$12.10	$13.43	$14.75	$16.07	$17.40
(20.0%)	$11.39	$12.81	$14.22	$15.63	$17.05	$18.46
(15.0%)	$12.01	$13.51	$15.02	$16.52	$18.02	$19.52
(10.0%)	$12.63	$14.22	$15.81	$17.40	$18.99	$20.58
(5.0%)	$13.25	$14.93	$16.60	$18.28	$19.96	$21.64
0.0%	$13.87	$15.63	$17.40	$19.17	$20.93	$22.70
5.0%	$14.49	$16.34	$18.19	$20.05	$21.90	$23.76
10.0%	$15.10	$17.05	$18.99	$20.93	$22.87	$24.82
15.0%	$15.72	$17.75	$19.78	$21.81	$23.84	$25.88
20.0%	$16.34	$18.46	$20.58	$22.70	$24.82	$26.94
25.0%	$16.96	$19.17	$21.37	$23.58	$25.79	$27.99

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a comprehensive set of comparable mergers and acquisitions.

The set of mergers and acquisitions included 32 transactions announced from January 1, 2012 through January 3, 2014 where the seller met all of certain criteria as determined by Sandler O’Neill, including: assets at announcement greater than $500 million, tangible common equity to tangible assets greater than 7.0%, non-performing assets to total assets of less than 3.0%, and a positive return on assets for the last twelve months. Sandler O’Neill deemed these transactions to be reflective of the proposed Merger. Sandler O’Neill reviewed the following multiples: transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to estimated earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed Merger multiples to the median multiples of these comparable transactions.

Acquiror	ST	Target	ST	Consideration	Announce Date	Deal Value ($mm)	Deal Price /						1-Day Market Premium
							TBV	LTM EPS		Est. FY1 EPS		Core Dep. Premium
Provident Financial Services	NJ	Team Capital Bank	PA	Mixed	12/20/2013	$124	191%	19.2x		—		8.2%	—
ViewPoint Financial Group Inc	TX	LegacyTexas Group Inc.	TX	Mixed	11/25/2013	300	239	17.0		—		14.7	—
Independent Bk Group Inc.	TX	BOH Holdings Inc.	TX	Mixed	11/21/2013	182	262	17.4		—		18.4	—
Heritage Financial Corp.	WA	Washington Banking Co.	WA	Mixed	10/23/2013	265	149	15.6		17.0		7.0	18.0
Cascade Bancorp	OR	Home Federal Bancorp	ID	Mixed	10/23/2013	266	154	NM		—		12.9	39.6
East West Bancorp Inc.	CA	MetroCorp Bancshares Inc.	TX	Mixed	9/18/2013	273	167	23.9		23.9		11.9	34.7
Umpqua Holdings Corp.	OR	Sterling Financial Corp.	WA	Mixed	9/11/2013	1,995	167	19.1		19.4		NA	13.9
Old National Bancorp	IN	Tower Financial Corp.	IN	Mixed	9/10/2013	108	175	15.9		16.1		9.8	47.0
PacWest Bancorp	CA	CapitalSource Inc.	CA	Mixed	7/22/2013	2,382	169	5.4		19.1		35.4	20.1
Wilshire Bancorp Inc.	CA	Saehan Bancorp	CA	Mixed	7/15/2013	105	170	NM		—		11.3	(3.5)
MB Financial Inc.	IL	Taylor Capital Group Inc.	IL	Mixed	7/15/2013	659	182	11.3		14.0		9.3	24.6
First Federal Bancshares of AR	AR	First National Security Co.	AR	Mixed	7/1/2013	123	137	14.2		—		5.2	—
F.N.B. Corp.	PA	BCSB Bancorp Inc.	MD	Stock	6/14/2013	78	134	45.1		—		4.6	38.1
Union First Market Bkshs Corp.	VA	StellarOne Corp.	VA	Stock	6/10/2013	445	142	19.9		18.8		6.0	20.3
Peoples Financial Services	PA	Penseco Financial Services	PA	Stock	6/28/2013	156	147	15.1		—		7.6	26.1
Banco de Credito e Inversiones		CM Florida Holdings Inc.	FL	Cash	5/24/2013	881	191	14.5		—		13.8	—
Provident New York Bancorp	NY	Sterling Bancorp	NY	Stock	4/4/2013	343	168	17.1		15.4		8.1	10.9
CBFH Inc.	TX	VB Texas Inc.	TX	Stock	3/28/2013	77	100	17.1		—		NM	—
SCBT Financial Corp.	SC	First Financial Holdings Inc.	SC	Stock	2/20/2013	299	132	12.0		15.3		3.4	9.5
PacWest Bancorp	CA	First California Financial Grp	CA	Stock	11/6/2012	235	170	21.1		20.0		7.3	17.5
NBT Bancorp Inc.	NY	Alliance Financial Corp.	NY	Stock	10/8/2012	231	212	19.1		21.0		12.4	22.4
Prosperity Bancshares Inc.	TX	Coppermark Bancshares Inc.	OK	Mixed	12/10/2012	194	159	13.1		—		6.9	—
FirstMerit Corp.	OH	Citizens Republic Bancorp Inc.	MI	Mixed	9/13/2012	943	130	2.6		4.3		3.3	17.1
First PacTrust Bancorp Inc.	CA	Private Bank of California	CA	Mixed	8/22/2012	52	122	25.4		—		2.4	27.0
WesBanco Inc.	WV	Fidelity Bancorp Inc.	PA	Mixed	7/19/2012	73	167	56.4		—		7.1	82.9
Investors Bancorp Inc. (MHC)	NJ	Marathon Banking Corporation	NY	Cash	6/14/2012	135	151	23.8		—		7.5	—
Hilltop Holdings Inc.	TX	PlainsCapital Corp.	TX	Mixed	5/9/2012	527	128	8.6		—		4.5	—
Independent Bank Corp.	MA	Central Bancorp Inc.	MA	Mixed	5/1/2012	55	165	NM		—		8.4	77.3
United Financial Bancorp	MA	New England Bancshares	CT	Stock	5/31/2012	86	155	19.1		—		6.5	48.3
Mitsubishi UFJ Finl Grp Inc		Pacific Capital Bancorp	CA	Cash	3/12/2012	1,516	224	21.5		—		22.2	60.3
Cadence Bancorp LLC	TX	Encore Bancshares Inc.	TX	Cash	3/6/2012	251	240	NM		24.8		17.6	38.3
Prosperity Bancshares Inc.	TX	American State Financial Corp.	TX	Mixed	2/27/2012	529	206	12.6		—		13.5	—
					High	$2,382	262%	56.4	x	24.8	x	35.4%	82.9%
					Low	52	100	2.6		4.3		2.4	(3.5)
					Mean	434	169	18.7		17.6		10.2	31.4
					Median	243	167	17.1		18.8		8.1	25.4

Old National Bancorp		United Bancorp, Inc.	MI	Mixed	1/8/2014	$175	210%	26.1	x	21.8	x	13.3%	79.7%

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (1) the Merger is completed in the second quarter of 2014; (2) the deal value per share is equal to $13.30 per United share, based on Old National’s closing stock price of $15.20 on January 3, 2014, and given an exchange ratio of 0.70 shares of Old National common stock plus $2.66 in cash for each share of United common stock; (3) 30% cost savings of United projected operating expense, 25% phased in in 2014 and fully phased-in in 2015; (4) approximately $18.0 million in pre-tax transaction costs and expenses; (5) United’s performance was calculated in accordance with United management’s prepared earnings projections; (6) Old National’s performance was calculated in accordance with median publicly available analyst estimates for Old National’s 2013-2017 projected earnings per share and long-term earnings growth rate for the year ended December 31, 2013 and the years thereafter; and (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014-2017, the Merger (excluding transaction expenses) would be accretive to Old National’s projected earnings per share at the following levels: 2014: 1.2%, 2015: 5.2%, 2016: 5.7%, 2017: 5.7%, while initially dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with United and Old National

Sandler O’Neill has acted as financial advisor to the United board of directors and senior management of United and its subsidiaries in connection with the Merger. The United board of directors and its subsidiaries agreed to pay Sandler O’Neill a transaction fee based on the closing price of the transaction, $50,000 of which was paid upon execution of the engagement letter, $100,000 of which was paid upon delivery of Sandler O’Neill’s opinion, and $200,000 of which was paid upon execution of the definitive Merger Agreement. The remainder of the fee due to Sandler O’Neill, which is contingent upon completion of the Merger, is currently estimated to be approximately $1,670,000. United has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to United and Old National and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of United and Old National or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, in December 2010, Sandler O’Neill served as Sole Bookrunner in United’s equity capital raise of approximately $18,960,000 and was compensated approximately $950,000 for capital raising services. Sandler O’Neill also assisted Old National in 2013 in connection with its pending acquisition of Tower Financial Corporation, as well as sales of various branches in 2012 and 2013. Sandler O’Neill was or will be compensated approximately $850,000 in total for those advisory services.

Certain Projected Financial Information Reviewed by United

United does not as a matter of course make public projections as to future earnings or other financial information. However, management of United has prepared the projected financial information of United. Sandler O’Neill presented to the United board of directors the projected financial information of Old National based entirely on publicly available Wall Street analyst consensus estimates. The accompanying projected financial information was not prepared or presented with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but in the view of United’s management, was prepared or presented on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the knowledge and belief of United’s management, the expected course of action and the expected future financial performance of United. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this proxy statement and prospectus should not place undue reliance on the projected financial information. Neither United’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The projected financial information regarding United’s anticipated future operations was prepared by United for the years 2013 through 2017. The projected financial information of Old National for the years 2013 through 2017 was presented by Sandler O’Neill and was based entirely on publicly available Wall Street analyst consensus estimates. Old National did not express any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the projected financial information related to Old National in this proxy statement and prospectus. The projected financial information of United was prepared by management of United and provided to Sandler O’Neill.

The financial projections of Old National were presented by Sandler O’Neill based entirely on publicly available Wall Street analyst consensus estimates which are inherently uncertain and are beyond the control of Old National. The financial projections of United were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of United. Financial projections for both United and Old National are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside the control of United or Old National, volatility in interest rates, economic conditions generally and in the markets that United and Old National serve, consumer sentiment, and other risks and uncertainties relating to United’s and Old National’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Caution About Forward-Looking Statements,” all of which are subject to change. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this proxy statement and prospectus should not be regarded as an indication that any of United, Old National or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of United, Old National or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of United, Old National or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding United’s or Old National’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the Merger and the transactions contemplated in connection with the Merger, but are being provided because the financial projections were considered by the United board of directors in adopting the Merger Agreement and in authorizing and approving the Merger and all other transactions contemplated by the Merger Agreement. United has made no representations to Old National, and Old National has made no representations to United, in the Merger Agreement or otherwise, concerning the financial projections or the estimates on which they are based.

United Summary Financial Projections

(Prepared by United)

	Years Ending December 31,
(Dollars in thousands, except per share data)	2013E	2014E	2015E	2016E	2017E
Net income to common shareholders	$7,789	$9,004	$9,976	$10,956	$12,302
Total assets	$918,220	$974,349	$1,025,880	$1,068,471	$1,119,834
Total deposits	$809,948	$866,316	$911,856	$956,010	$998,522
Total shareholders’ equity	$82,772	$91,788	$99,856	$108,269	$117,392
Tier 1 capital/Total assets (5%)	9.06%	9.54%	10.03%	10.38%	10.77%
Total RBC/Risk weighted assets (10%)	14.10%	14.41%	14.78%	15.05%	15.31%
Tangible common equity/Tangible assets	9.01%	9.42%	9.73%	10.13%	10.48%
Diluted EPS	$0.61	$0.70	$0.78	$0.85	$0.96
Tangible book value per share	$6.51	$7.22	$7.85	$8.51	$9.23
Return on average assets	0.97%	0.95%	1.00%	1.05%	1.12%
Return on average equity	9.35%	10.32%	10.41%	10.53%	10.90%

Old National Summary Financial Projections(1)

(Presented by Sandler O’Neill)

	Years Ending December 31,
(Dollars in thousands, except per share data)	2013E	2014E	2015E	2016E	2017E
Net income to common shareholders	$101,167	$109,912	$123,164	$134,213	$146,567
Total assets	$10,052,137	$10,564,951	$11,187,034	$11,780,316	$12,411,573
Total deposits	$7,546,321	$7,939,955	$8,420,783	$8,869,847	$9,344,472
Total shareholders’ equity	$1,173,984	$1,239,591	$1,314,422	$1,396,275	$1,486,454
Tier 1 capital/Total assets (5%)	9.18%	9.31%	9.75%	9.99%	10.26%
Total RBC/Risk weighted assets (10%)	15.42%	15.82%	16.28%	16.71%	17.15%
Tangible common equity/Tangible assets	8.23%	8.53%	8.79%	9.09%	9.38%
Diluted EPS	$1.00	$1.04	$1.16	$1.26	$1.38
Tangible book value per share	$7.91	$8.23	$8.93	$9.75	$10.62
Return on average assets	1.05%	1.07%	1.13%	1.17%	1.21%
Return on average equity	8.56%	9.11%	9.64%	9.90%	10.17%

(1)	Based entirely on publicly available Wall Street analyst consensus estimates.

The foregoing projections of Old National were presented by Sandler O’Neill based entirely on publicly available Wall Street analyst consensus estimates. The foregoing projections of United were based on a number of assumptions and estimates regarding, among other things, loan growth rates, deposit growth rates, borrowing growth rates, ratio of loan loss reserves to gross loans, ratio of net charge-offs to gross loans, net interest spread, net interest margin, non-interest income and non-interest expense. United believed these assumptions and estimates were reasonable at the time the projections were prepared or presented, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Caution About Forward-Looking Statements” beginning on page [—] and “Risk Factors” beginning on page [—]. These uncertainties and contingencies are difficult to estimate or predict and many are or will be beyond the control of United, Old National, or the combined company.

Readers of this proxy statement and prospectus are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this proxy statement and prospectus should not be regarded as an indication that United, Old National, or their respective officers, directors, agents or other affiliates consider such information to be an accurate prediction of future results or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the Merger is completed. In addition, the above projections do not give effect to the Merger nor do they take into account the effect of any failure of the Merger to occur, and should not be viewed as necessarily accurate or continuing in that context.

Readers of this proxy statement and prospectus are urged to review United’s and Old National’s most recent SEC filings for a description of each company’s results of operations and financial condition during the most recent interim period and prior year. United does not intend to update or otherwise revise the above projections to reflect events that occur or circumstances that exist after the date they were prepared, except as may be required by applicable law.

THE MERGER AGREEMENT

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, United will merge with and into Old National, with Old National as the surviving corporation. The separate existence of United will terminate and United common stock will cease to be quoted on the OTCQB and will be cancelled as a consequence of the Merger. Old National common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “ONB”. Immediately following the Merger, United Bank & Trust will be merged with and into Old National Bank, a wholly-owned subsidiary of Old National.

Under the Merger Agreement, the officers and directors of Old National serving at the effective time of the Merger will continue to serve as the officers and directors of Old National after the Merger is consummated.

Merger Consideration

If the Merger is completed, your shares of United common stock will be converted into the right to receive 0.70 shares of Old National common stock, subject to adjustment as summarized below and $2.66 in cash.

The Exchange Ratio is subject to adjustment as follows:

•	Decrease for United’s Consolidated Shareholders’ Equity or Environmental Costs. If as of the end of the month prior to the effective time of the Merger the United consolidated shareholders’ equity is less than $80,000,000, or the after-tax environmental costs are in excess of $1,250,000, the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Stock Purchase Price by the total number of shares of United common stock outstanding, and further dividing that number by the Average Old National Closing Price. For purposes of the computation, the Adjusted Stock Purchase Price shall be equal to (x) the Stock Purchase Price, less (y) the difference between $80,000,000 and the United consolidated shareholders’ equity as of the end of the month prior to the effective time of the Merger, and less (z) the difference between the after-tax environmental costs and $1,250,000. As of March 31, 2014, United’s consolidated shareholders’ equity, as adjusted in accordance with the Merger Agreement, was approximately $85,800,000. Old National has completed its environmental investigation and has not identified after-tax environmental costs in excess of $1,250,000. As a result, there will be no adjustment to the Exchange Ratio due to after-tax environmental costs.

The Stock Purchase Price shall be the Exchange Ratio in effect at the time of the adjustment multiplied by the Average Old National Closing Price multiplied by the total number of shares of United common stock outstanding at the effective time of the Merger. The Average Old National Closing Price shall be the average of the per share closing prices of a share of Old National common stock as quoted on The NASDAQ Global Select Market during the ten trading days preceding the fifth calendar day preceding the effective time.

The United consolidated shareholders’ equity shall be the consolidated shareholder’s equity of United excluding the net accumulated other comprehensive income/(loss), each as of the end of the month prior to the effective time of the Merger, determined in accordance with GAAP, and to which shall be added the following:

i.	any accruals, reserves or charges resulting from expenses of the Merger and other transactions contemplated by the Merger Agreement; and

ii.	any accruals, reserves or charges taken by United at the request of Old National.

•	Decrease in Market Price of Old National Common Stock. After the closing of the Merger is properly called under the Merger Agreement, United may terminate the Merger Agreement if both of the following conditions exist:

•	the average of the closing price of Old National common stock as reported on the NASDAQ Global Select Market for the five trading days ending on the sixth business day prior to the closing date (the “Pricing Period”) (the “Final Purchaser Price”) is less than $12.02; and

•	the number determined by dividing the Final Purchaser Price by $15.02 (the “Initial Purchaser Price”), is less than the number obtained by subtracting (1) .20 from (2) the quotient obtained by dividing the closing price of the NASDAQ Bank Index on the last day of the Pricing Period by the NASDAQ Bank Index on January 6, 2014.

If these conditions exist, United has the right to proceed with the Merger with no change to the Exchange Ratio, or request Old National to increase the Exchange Ratio to a ratio computed by multiplying the Exchange Ratio by a fraction that has at its numerator $12.02 and that has as its denominator the Final Purchaser Price (the “Adjusted Exchange Ratio”). If United requests Old National to increase the Exchange Ratio, then Old National can either accept or decline the requested increase to the Exchange Ratio. If Old National accepts the requested increase, the Merger Agreement will remain in effect in accordance with its terms, except the Merger Consideration will be increased to reflect the Adjusted Exchange Ratio. If Old National declines the requested increase, the Merger will be abandoned, unless United elects to proceed with the Merger on the basis of the original Exchange Ratio.

Treatment of United’s Stock-Based Awards

At the effective time of the Merger, each right of any kind to receive United common stock or benefits measured by the value of a number of shares of United common stock granted under the United stock plans will be converted into an award with respect to a number of shares of Old National common stock equal to the product of (1) the aggregate number of shares of United common stock subject to such award, multiplied by (2) the sum of (A) the Exchange Ratio and (B) $2.66 divided by the average of the per share closing prices of a share of Old National common stock as quoted on the NASDAQ Global Select Market during the ten trading days preceding the fifth calendar day preceding the effective time (the “Converted Stock-Based Award Ratio”) . Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable United stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Old National common stock applicable to any converted stock-based award shall be equal to (a) the per share exercise price of such award immediately prior to the effective time divided by (b) the Converted Stock-Based Award Ratio. All United stock-based awards will fully vest as of the effective time of the Merger.

Treatment of United’s Deferred Compensation Plans

The Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan will be terminated and at the effective time of the Merger, each phantom share credited to a participant’s account under each of these plans will be converted into the right to receive a number of Old National common shares equal to the Converted Stock-Based Award Ratio. Accrued benefits under such plans will be distributed following the effective time of the Merger. Old National will assume the Supplemental Executive Retirement Plan covering David S. Hickman and accrued benefits will continue to be paid pursuant to its terms.

Treatment of the United Bank & Trust Tax-Deferred Savings Plan

The United Bank & Trust Tax-Deferred Savings Plan will be terminated as of the day prior to the effective time of the Merger, and as soon as administratively feasible thereafter the individual account balances of all participants in the plan will be fully vested and distributed or transferred in accordance with the applicable plan termination provisions of the plan.

Exchange and Payment Procedures

At and after the effective time of the Merger, each certificate or book-entry representing shares of United common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Old National will reserve a sufficient number of shares of Old National common stock to be issued as a part of the Merger Consideration. As soon as practicable after the effective time of the

Merger, Old National will mail a letter of transmittal to each holder of United common stock that will include detailed instructions on how such holder may exchange such holder’s United common shares for the Merger Consideration.

Old National will provide a written notice of ownership of uncertificated shares to each former United registered shareholder setting forth the number of shares of Old National common stock that each holder of United common stock has received in the Merger and a check in the amount of any cash that such holder has the right to receive to be delivered to such shareholder upon delivery to Old National of certificates or book-entry representing such shares of United common stock and a properly completed letter of transmittal. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive.

The stock transfer books of United will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of United of any shares of United common stock. Old National will be entitled to rely on United’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Old National, the posting by such person of a bond or other indemnity as Old National may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Old National will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

Until United common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to Old National common shares into which shares of United common stock may have been converted will accrue but will not be paid. When such certificates or book-entry shares have been duly surrendered, Old National will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

The Merger Agreement contains representations and warranties of United, on the one hand, and Old National, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles of incorporation and by-laws of each party,

•	applicable law, and

•	regulatory restrictions of each party;

•	required regulatory approvals;

•	subsidiaries;

•	deposit insurance and payment of assessments;

•	the capitalization of United and Old National;

•	voting rights of securities;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	absence of changes or events occurring since December 31, 2012;

•	the absence of material litigation;

•	regulatory filings;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided to the other party;

•	agreements with regulatory agencies;

•	payments to be made to any brokers or finders in connection with the Merger;

•	Community Reinvestment Act rating;

•	organizational documents; and

•	compliance with the Bank Secrecy Act.

In addition, the Merger Agreement contains representations and warranties of United to Old National as to:

•	absence of appraisal rights;

•	absence of indemnification claims;

•	the filing and accuracy of tax returns;

•	title to its assets;

•	intellectual property;

•	required licenses;

•	material contracts;

•	labor and employment matters;

•	employee benefit plans and related matters;

•	environmental matters;

•	duties as fiduciary;

•	the adequacy of insurance;

•	the receipt of a fairness opinion from United’s financial advisor;

•	the adequacy of its loan loss reserves;

•	loans and investments;

•	Securities and Exchange Commission filings and internal controls and disclosure controls;

•	books and records;

•	absence of shareholder rights plan; and

•	the absence of undisclosed obligations or liabilities.

None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure letters which were separately delivered by each party to the other party.

Conduct of Business Prior to Completion of the Merger

United Restrictions

United has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement. In general, except as expressly contemplated by the Merger Agreement or as required by applicable law or with the prior written consent of Old National (which consent will not be unreasonably withheld, conditioned or delayed), United will conduct its business in the ordinary course of business generally consistent with past practice in all material respects and, to the extent consistent therewith, will use its commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization and advantageous customer and business relationships and further to keep available the services of the present officers and employees.

In addition, United has agreed to specific restrictions between the date of the Merger Agreement and the earlier of the effective time or the termination of the Merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to the other party as provided in the Merger Agreement):

•	the amendment of its articles of incorporation or bylaws (or other comparable organizational documents);

•	(A) the split, combination or reclassification of any securities issued by United or its subsidiaries, (B) the repurchase, redemption or other acquisition of, or offer to repurchase, redeem or otherwise acquire, any securities issued by United or its subsidiaries, except for the acceptance of shares of common stock delivered in satisfaction of the exercise price or tax withholding obligations by holders awards under United stock plans that are outstanding as of the date of the Merger Agreement who exercise such awards, and shares of common stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of stock-based awards that are outstanding as of the date of the Merger Agreement, or (C) the declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock, except for distributions to or from United’s subsidiaries;

•	the issuance, sale, pledge, disposal or encumbrance of any securities issued by United or any of its subsidiaries, other than the issuance of shares of common stock upon the exercise of any award granted pursuant to a United stock plan;

•	except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any United benefit plan or contract in effect as of the date of the Merger Agreement, (A) the increase of the compensation (including bonus opportunities) payable or that could become payable by United or its subsidiaries to directors or officers or to any substantial class of employees; (B) the entry into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors or employees; (C) the establishment, adoption, entry into, amendment of, termination of, or the taking of any action to accelerate rights under any benefit plan; (D) the granting of any severance or termination pay unless provided under any benefit plan; (E) the granting of any compensatory awards that are payable in, relate to, or are determined by reference to the value of United common stock; (F) the funding or in any other way securing of any payment of compensation or benefit under any benefit plan;

•	the promoting of any officer or any non-officer employee to an officer position or hiring or termination of employment of any officer except for termination for cause and hiring to replace;

•

the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division of a business or, except among wholly–owned subsidiaries, make any capital contributions to any person, other than (A) incident to foreclosures in connection with debts previously contracted in good faith, or (B) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

•	the (A) transfer, license, sale, lease or other disposition of any material assets, including capital stock or other equity interests in any subsidiary, provided that any of its subsidiaries may transfer, license, sell, lease or dispose of any obsolete or unused equipment, fixtures or assets in the ordinary course of business consistent with past practice; or (B) adoption or effecting of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	the repurchase, prepayment or incurrence of any indebtedness for borrowed money or guarantee of any such indebtedness of another person except in the ordinary course of business;

•	the application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or the opening, relocation or closing any branch office, loan production office or other material office or facility;

•	the entry into or amendment or modification of, in any material respect, or the consent to the termination of (other than at its stated expiry date), any material contract, other than in the ordinary course of business consistent with past practice;

•	the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity (A) involving the payment of monetary damages or admission of liability by United or any of its subsidiaries of any amount exceeding $250,000, or (B) having a material impact on United’s business;

•	the making of any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in generally accepted accounting principles or applicable law;

•	(A) the settlement or compromise of any material tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records; (B) the making or changing of any material tax election, changing of any annual tax accounting period, adoption or changing of any method of tax accounting; or (C) the entry into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to United or any of its respective subsidiaries;

•	the making of any capital expenditures or permit of any of such party’s subsidiaries to make any capital expenditures, except for (A) capital expenditures not to exceed the aggregate amount set forth in United’s capital expenditure plan delivered prior to the date of the Merger Agreement, (B) capital expenditures of amounts not more than $100,000, individually, or $250,000, in the aggregate, or (C) capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•	the entry into any material new line of business or the change in any material respect of its lending, investment, underwriting, risk and asset liability management and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency;

•

(A) except for loans or legally binding commitments for loans that have previously been approved and committed to by United prior to the date of the Merger Agreement, making or acquiring any loan or issuing a commitment (or renewing or extending an existing commitment) for any loan, or amending or modifying in any material respect any existing loan, that would result in total credit exposure to the applicable borrower in excess of $4,500,000, (B) except with respect to amendments or modifications that have previously been approved and committed to by United prior to the date of the Merger

Agreement, amending or modifying in any material respect any existing loan rated (i) special mention, with total credit exposure in excess of $2,000,000; (ii) substandard, with total credit exposure in excess of $1,000,000; or (iii) nonaccrual, doubtful, loss, restructured by United or past due 90 days or more, with total credit exposure in excess of $500,000 or (C) except with respect to any such actions that have previously been approved and committed to by United prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by United, in each case in excess of $500,000;

•	the restructuring or materially changing the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification and reporting of such portfolios;

•	the taking of any action or omitting to take any action that would, or could reasonably be expected to prevent or impeded the Merger from qualifying for its intended tax treatment;

•	(A) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (B) the taking, or knowingly failure to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	the taking of any action to pay any liability, absolute or contingent, in excess of $100,000, except liabilities shown on the financial statements set forth in United’s Annual Report on Form 10–K for the year ended December 31, 2012 or in any Quarterly Report on Form 10–Q for the quarter ended September 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by the Merger Agreement;

•	changing in any material respects its underwriting, operating, investment or risk management or other similar policies or any of its subsidiaries except as required by law; or

•	the agreement or commitment to take any of the foregoing actions.

Old National Restrictions

Old National has agreed to specific restrictions between the date of the Merger Agreement and the earlier of the effective time or the termination of the Merger, including, but not limited to, taking the following actions (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to the other party as provided in the Merger Agreement):

•	the amendment of its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of United common stock relative to the holders of Old National common stock;

•	the taking of any action or omitting to take any action that would, or could reasonably be expected to prevent or impeded the Merger from qualifying for its intended tax treatment;

•	(A) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (B) the taking, or knowingly failure to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied; or

•	the agreement or commitment to take any of the foregoing actions.

Covenants

In addition to the restrictions noted above, the Merger Agreement contains certain other covenants and agreements, including the following covenants:

•	Old National agreed to use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4, which includes this proxy statement and prospectus, as promptly as practicable following the date of the Merger Agreement (and in any event no later than 45 days);

•	United has agreed to hold a special meeting of its shareholders, as soon as practicable following the date of the Merger Agreement, for the purpose of seeking the United shareholder approval of the Merger Agreement and, except if the United board of directors has made an adverse recommendation change, to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposal;

•	Old National shall use its commercially reasonable efforts to cause (a) the shares of Old National common stock to be issued as Merger Consideration and (b) the shares of Old National common stock to be reserved for issuance upon the exercise, vesting or payment under any converted stock-based award, in each case to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the Merger;

•	Old National shall prepare and file with the Federal Reserve Board and each other governmental entity having jurisdiction as soon as practicable after the date of this Merger Agreement, all applications and documents required to obtain, and shall use its best efforts to obtain, each necessary approval of or consent to consummate the Merger. “Best efforts” shall include Old National having to enter into a consent decree or other commitment containing Purchaser’s agreement to (a) hold separate or divest Old National’s or United’s or their subsidiaries’ assets, facilities, properties or businesses, or the assets, facilities, properties or businesses to be acquired pursuant to the Merger, and (b) limitations on its or its subsidiaries’ conduct or actions or covenants affecting business practices, in each case as and to the extent necessary to obtain each necessary approval of or consent to consummate the Merger; provided that Old National is not obligated to take any such action unless such action is expressly conditioned upon the consummation of the Merger;

•	neither of the parties will issue any press release or make any public announcement relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement without the prior written approval of the other party, unless the disclosing party believes in good faith that such press release or public announcement is required to be made by applicable law, rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding such press release or other announcement prior to making any such disclosure;

•	each party, commencing on the date of the Merger Agreement through the effective time of the Merger, will permit the other party to have reasonable access to the officers and senior management, the premises, agents, books, records and contracts of or pertaining to the other party, as may reasonably be requested in writing;

•	each party will give prompt written notice to the other party of (i) any event that would reasonably be expected to give rise to a material adverse effect, (ii) any notice or other communication received by such party from any governmental entity or other person in connection with the Merger or from any person alleging that the consent of such person is or may be required in connection with the Merger and (iii) any actions commenced or threatened against, relating to or involving or otherwise affecting such party which relate to the Merger Agreement or the Merger;

•	each party will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the Merger or Merger Agreement pursuant to the confidentiality agreement between Old National and United;

•	Old National will maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the Merger to cover the present and former officers and directors of United and United Bank & Trust with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, and for six years after the effective time, continue the indemnification and exculpation rights of the present and former officers and directors of United and United Bank & Trust against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time to the full extent then permitted under the articles of incorporation or by-laws of United or United Bank & Trust or any indemnification arrangement or agreement disclosed to Old National;

•	if any anti–takeover laws of any governmental entity are or may become applicable to the Merger, the parties agree to use their respective commercially reasonable efforts to take such action as reasonably necessary so that the Merger may be consummated as promptly as practicable under the terms of the Merger Agreement or so as to eliminate or minimize the effects of any such law on the Merger;

•	each party will take all such steps as may be required to cause (a) any dispositions of United common stock (including derivative securities with respect to United common stock and awards) resulting from the Merger and the other transactions contemplated by the Merger Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to United immediately prior to the effective time of the Merger, to be exempt under Rule 16b–3 promulgated under the Exchange Act, and (b) any acquisitions or dispositions of Old National common stock (including derivative securities with respect to Old National common stock and converted stock–based awards) resulting from the Merger and the other transactions contemplated by the Merger Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Old National immediately following the effective time of the Merger, to be exempt under Rule 16b–3 promulgated under the Exchange Act;

•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it and its directors relating to the Merger, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•	the parties agree that each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, and each party will use commercially reasonable efforts to cause the Merger to so qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986;

•	United will, upon Old National’s request, cooperate with Old National to prepare documentation and take such other steps as may be necessary to effect the consolidation of the parties’ respective subsidiary banks at the effective time of the Merger;

•	United will use commercially reasonable efforts to deliver within seven business days of the date of the Merger Agreement the written fairness opinion of Sandler O’Neill that the Merger Consideration is fair to the shareholders of United from a financial point of view;

•	United will cooperate with an environmental consulting firm designated by Old National in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by United or United Bank & Trust as of the date of the Merger Agreement, and any real property acquired or leased by United or United Bank & Trust after the date of the Merger Agreement;

•

Prior to the effective time, United shall and shall cause its subsidiaries to make, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Old National may reasonably request and United and its subsidiaries shall deem to be appropriate or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses; and

•	Immediately prior to the effective time, United shall terminate its business loan agreement such that all outstanding amounts thereunder have been repaid and its subsidiary shares of stock shall be released from any pledge or restrictions created under the business loan agreement. Old National shall, to the extent reasonably required, provide sufficient funds to United to enable United to terminate and repay amounts outstanding under the business loan agreement.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement — Employee Benefit Matters” and “Interests of Certain Directors and Officers of United in the Merger.”

Acquisition Proposals by Third Parties

Except as described below, United has agreed that, from the time of the execution of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, it will not and will cause its subsidiaries and representatives to not:

•	solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non–public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a proposal that constitutes takeover proposal; or

•	engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material nonpublic information in connection with any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal. United will, and will cause each of its subsidiaries and each of its and its subsidiaries’ representatives to, immediately upon execution of the Merger Agreement, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any takeover proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the United shareholder approval, if United receives a takeover proposal from a person, United and its representatives are permitted, subject to certain conditions, (a) to contact such person and its representatives to request that such person provide clarification of any term or condition of such takeover proposal that the United board of directors determines in good faith to be ambiguous or unclear, and (b) if the United board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such takeover proposal constitutes, or is reasonably expected to lead to, a superior proposal, and that failure to take such action would more likely than not to result in a breach of the United board of directors’ fiduciary duties, to furnish to such person information with respect to United and participate in discussions or negotiations with such person.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than Old National and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (1) acquisition of assets of United and its subsidiaries equal to more than 20% of United’s consolidated assets or to which more than 20% of United’s revenues or earnings on a consolidated basis are attributable, (2) acquisition of more than 20% of the outstanding United common stock or the capital stock of any subsidiary of United, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the outstanding United common stock, (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving United or any of its subsidiaries or (5) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and United common stock involved is more than 20%; in each case, other than the Merger.

A “superior proposal” means, any bona fide written takeover proposal that the United board of directors has determined in its good–faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to result in the consummation of a transaction more favorable to United’s shareholders from a financial point of view than the Merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including certainty of closing) and the person making the proposal, and (B) any changes to the terms of the Merger Agreement proposed by Old National in response to such proposal or otherwise, provided that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of takeover proposal above shall be deemed to be references to “50%.”

The Merger Agreement requires that United fully inform Old National as to the status on a current basis of any takeover proposal, including any material developments, discussions or negotiations regarding any takeover proposal.

Changes in United Board Recommendation

The United board of directors has agreed, subject to certain exceptions summarized below, not to:

•	fail to recommend the approval of the Merger Agreement,

•	change, qualify, withhold, withdraw or modify, or publicly propose to take such action, in a manner adverse to Old National, its recommendation to approve the Merger Agreement,

•	take any formal action or make any recommendation or public statement in connection with a tender offer of exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication pursuant to Rule 14d–9(f) of the Exchange Act, or

•	adopt, approve or recommend a takeover proposal.

Notwithstanding the restrictions described above, prior to obtaining the United shareholder approval, the United board of directors is permitted to make an adverse recommendation change if, the United board of directors, has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a takeover proposal constitutes a superior proposal.

Prior to making an adverse recommendation change, the United board of directors must inform Old National in writing of its intention to make an adverse recommendation change and provide to Old National the material terms and conditions of the takeover proposal and identity of the person making the takeover proposal. During this notice period, United must negotiate with Old National (if it wishes to do so) to enable Old National to revise the terms of the Merger Agreement so that the superior proposal no longer constitutes a superior proposal. Following the notice period, the United board of directors must consider in good faith any changes to the Merger Agreement proposed by Old National and have determined that the superior proposal continues to constitute a superior proposal.

Conditions to the Merger

The obligations of Old National and United to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	the approval of the Merger Agreement by holders of at least a majority of the outstanding shares of United common stock entitled to vote;

•	the receipt and effectiveness of all required regulatory approvals, which shall not contain any conditions, restrictions or requirements which Old National’s board of directors reasonably determines in good faith would, following the effective time of the Merger, have a material adverse effect on Old National or United;

•	the absence of any law making illegal or otherwise preventing the consummation of the Merger;

•	the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the Merger;

•	the absence of any order of a court or agency enjoining or prohibiting the consummation of the Merger;

•	the declaration of effectiveness by the SEC of this registration statement of which this proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC; and

•	the authorization for listing on the NASDAQ Global Select Market of the Old National common stock to be issued pursuant to the Merger, subject to official notice of issuance.

The obligations of Old National to effect the Merger are subject to satisfaction, or waiver, of the following additional conditions:

•	(1) the representations and warranties of United (other than certain representations related to United’s organization and good standing, United’s ownership of subsidiaries and organization and good standing of those subsidiaries, United’s capitalization and United’s authorization of the Merger Agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to United, (2) certain representations and warranties related to United’s organization and good standing, United’s ownership of subsidiaries and organization and good standing of those subsidiaries and United’s capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (3) the representations and warranties of United related to United’s authorization of the Merger Agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	United having performed in all material respects all of the covenants required to be performed by it under the Merger Agreement at or prior to the closing;

•	the receipt by Old National of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of United certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2012, that has had or would reasonably be expected to have a material adverse effect with respect to United;

•	the receipt by Old National from Krieg DeVault LLP of a written opinion, dated as of the closing date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	Old National must have received a letter of tax advice, in a form satisfactory to Old National, from United’s outside, independent certified public accountants to the effect that any amounts that are paid by United or United Bank & Trust before the effective time of the Merger, or required under United’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to United, United Bank & Trust, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code; and

•	United’s consolidated shareholders’ equity (computed in accordance with the Merger Agreement) shall not be less than $75,000,000 as of the end of the month prior to the effective time of the Merger. As of March 31, 2014, United’s consolidated shareholders’ equity, as adjusted in accordance with the Merger Agreement, was approximately $85,800,000.

The obligations of United to effect the Merger are subject to satisfaction, or waiver, of the following additional conditions:

•	(1) the representations and warranties of Old National (other than certain representations related to Old National’s organization and good standing, Old National’s ownership of subsidiaries and good standing and organization of those subsidiaries, Old National’s capitalization and Old National’s authorization of the Merger Agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Old National, (2) certain representations and warranties related to Old National’s organization and good standing, Old National’s ownership of subsidiaries and good standing and organization of those subsidiaries and Old National’s capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (3) the representations and warranties of Old National related to Old National’s authorization of the Merger Agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Old National having performed in all material respects all of the covenants required to be performed by it under the Merger Agreement at or prior to the closing;

•	the receipt by United of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of Old National certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2012, that has had or would reasonably be expected to have a material adverse effect with respect to Old National; and

•	the receipt by United from Warner Norcross & Judd LLP of a written opinion, dated as of the closing date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Under the Merger Agreement, a material adverse effect means with respect to United and Old National, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, business, or assets of United or Old National and their respective subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of United or Old National, to consummate the transactions contemplated by the Merger Agreement on a timely basis;

provided, however, that, for the purposes of clause (a), a material adverse effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination):

•	conditions or changes generally affecting the economy, financial or securities markets;

•	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster;

•	general conditions in or changes generally affecting the banking industry or geographic regions in which United or Old National and their respective subsidiaries operate;

•	changes in laws (or interpretations thereof);

•	changes in GAAP or accounting standards (or interpretations thereof);

•	compliance with the terms of, or the taking of any action required by, the Merger Agreement;

•	the announcement or pendency of the Merger or any other transaction contemplated by the Merger Agreement; and

•	acts or omissions of

•	United prior to the effective time of the Merger taken at the written request of Old National or with the prior written consent of Old National or

•	Old National prior to the effective time of the Merger taken at the written request of United or with the prior written consent of United, in each case, in connection with the transactions contemplated by the Merger Agreement or applicable law;

provided further that any event, occurrence, fact, condition or change referred to in the first five bullet points shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on United or Old National and their respective subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which United or Old National and their respective subsidiaries conduct their businesses.

Expenses

Except as otherwise provided in the Merger Agreement, United and Old National will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

The Merger Agreement requires Old National to make available to the officers and employees of United and United Bank & Trust who continue as employees of Old National or any subsidiary substantially the same employee benefits, including severance, on substantially the same terms and conditions as Old National offers to similarly situated officers and employees. United and United Bank & Trust employees will receive full credit, after the Merger, for all prior service with United, United Bank & Trust, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of Old National’s employee benefit plans. United and United Bank & Trust employees who become employees of Old National or any of its subsidiaries will become eligible to participate in Old National’s employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding United benefit plan.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, and, except as described below, whether before or after the receipt of the required United shareholder approval, under the following circumstances:

•	by mutual written consent of Old National and United;

•	by either Old National or United:

•	if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order or other action is final and nonappealable;

•	if the Merger does not occur before October 31, 2014, except that the right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement causes the failure of the effective time of the Merger to occur on or before October 31, 2014; or

•	if the United shareholder meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the United shareholder approval has not been obtained;

•	by United, if Old National has breached the Merger Agreement, such that the conditions to United’s obligations to complete the Merger are not satisfied, and which either (A) cannot be cured by

October 31, 2014 or (B) if capable of being cured by October 31, 2014, has not been cured within thirty business days following receipt of written notice from United of such breach, except in the event that United is then in breach of the Merger Agreement, such that the conditions to Old National’s obligations to complete the Merger are not satisfied;

•	by Old National, if United has breached the Merger Agreement, such that the conditions to Old National’s obligations to complete the Merger are not satisfied, and which either (A) cannot be cured by October 31, 2014, or (B) if capable of being cured by October 31, 2014, has not been cured within thirty business days following receipt of written notice from Old National of such breach, except in the event that Old National is then in breach of the Merger Agreement, such that the conditions to United’s obligations to complete the Merger are not satisfied;

•	by Old National prior to the receipt of the United shareholder approval if the United board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if United enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period which is ten days before the mailing date of the proxy statement and prospectus and the date of the United special meeting, the United board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Old National;

•	by United prior to receipt of the United shareholder approval, in order to enter into a definitive agreement that constitutes a superior proposal, provided that (A) such agreement has not resulted from United’s breach of its obligations with respect to acquisition proposals by third parties, and (B) United pays the termination fee described below prior to or simultaneously with such termination; or

•	by Old National if the after-tax cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to United’s real property is estimated to exceed, in the aggregate, $2,500,000, or if the cost of such actions and measures cannot be so reasonably estimated.

Termination Fee

United is required to pay Old National a $6,000,000 termination fee if the Merger Agreement is terminated in the following circumstances:

•	if Old National terminates the Merger Agreement because, prior to the receipt of the United shareholder approval, the United board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if United enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period which is ten days before the mailing date of the proxy statement and prospectus and the date of the United special meeting, the United board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Old National;

•	if Old National terminates the Merger Agreement because United has breached the Merger Agreement, such that the conditions to Old National’s obligations to complete the Merger are not satisfied, and which either (A) cannot be cured by October 31, 2014 or (B) if capable of being cured by October 31, 2014, has not been cured within thirty business days following receipt of written notice from Old National of such breach, provided that Old National is not then in breach of the Merger Agreement, such that the conditions to United’s obligations to complete the Merger are not satisfied, and (1) any person has made (whether or not subsequently withdrawn) a takeover proposal to United on or after the date of the Merger Agreement but prior to the date that the Merger Agreement is terminated, and (2) within twelve months after the date of termination, United consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within twelve months after the date of termination (except that the references to “more than 20%” in the definition of “takeover proposal” will be deemed to be references to “more than 50%”);

•	if (A) the Merger Agreement is terminated by Old National or United because the Merger does not occur on or before October 31, 2014 or the Merger Agreement is terminated by Old National or United because the United shareholder meeting has concluded and been finally adjourned and the United shareholder approval has not been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to United on or after the date of the Merger Agreement but prior to (1) the date that the Merger Agreement is terminated, in the event the Merger Agreement is terminated by United because the Merger does not occur on or before October 31, 2014, or (2) the United shareholder meeting, in the case of a termination because the United shareholder meeting has concluded and been finally adjourned and the United shareholder approval has not been obtained; and (C) United consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within twelve months after the date of termination (except that the references to “more than 20%” in the definition of “takeover proposal” will be deemed to be references to “more than 50%”;

•	if United terminates the Merger Agreement prior to receipt of the United shareholder approval to enter into a definitive agreement that constitutes a superior proposal.

Old National is required to pay United a $6,000,000 termination fee if the Merger Agreement is terminated in the following circumstances:

•	if either party terminates the Merger Agreement because (A) any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order or other action is final and nonappealable or (B) the Merger does not occur before October 31, 2014, except that the right to terminate the Merger Agreement shall not be available to United if its breach of the Merger Agreement causes the failure of the effective time of the Merger to occur on or before October 31, 2014; if at the time of such termination, the condition requiring receipt of regulatory approvals has not been satisfied for reasons substantially attributable to the anti-competitive effect of the Merger or Old National’s failure to comply with its best efforts obligations to obtain regulatory approval.

Upon the termination of the Merger Agreement in accordance with its terms and payment of a termination fee, if applicable, neither United nor Old National will have any continuing liability to the other, except for damages arising from a willful or intentional breach of the Merger Agreement.

In the event that a termination fee is in fact paid to the other party when and as required by the Merger Agreement, such payment will be the sole and exclusive remedy of the receiving party against the paying party for any loss relating to the Merger Agreement, except that neither party will be relieved from any liability or damages arising from fraud.

Management and Operations After the Merger

Old National’s officers and directors serving at the effective time of the Merger shall continue to serve as Old National’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Old National’s Articles of Incorporation and By-laws in existence as of the effective time of the Merger shall remain Old National’s Articles of Incorporation and By-laws following the effective time, until such Articles of Incorporation and By-laws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, Old National has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by United or United Bank & Trust is determined, after proper investigation, to be contaminated and the after tax cost to remediate such contamination would be estimated in good faith to exceed $2.5 million or cannot reasonably be estimated. Old National has completed its environmental investigation and has not identified real estate with after tax costs of remediation which would exceed $2.5 million in the aggregate or which cannot reasonably be estimated.

Effective Time of Merger

Unless otherwise mutually agreed to by the parties, the effective time of the Merger is expected to occur on the last business day of the month in which the closing of the Merger occurs. The parties currently anticipate closing the Merger in the third quarter of 2014.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Federal Reserve Board. Old National has filed applications with each regulatory authority to obtain the approvals. Old National cannot be certain when such approvals will be obtained or if they will be obtained.

Voting Agreements

As of the record date, the directors of United beneficially owned — shares or approximately —% of the outstanding shares of United common stock, excluding shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of United each executed a voting agreement pursuant to which the directors agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Accounting Treatment of the Merger

Old National will account for the Merger under the “acquisition” method of accounting in accordance with United States’ generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of United will be recorded by Old National at their respective fair values at the time of the completion of the Merger. The excess of Old National’s purchase price over the net fair value of the tangible and identified intangible assets acquired less liabilities assumed, will be recorded as goodwill.

NASDAQ Global Select Market Listing

Old National common stock currently is listed on the NASDAQ Global Select Market under the symbol “ONB.” The shares to be issued to the United shareholders in the Merger will be eligible for trading on the NASDAQ Global Select Market.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Michigan Business Corporation Act. Because shares of Old National common stock are listed on a national securities exchange, holders of United common stock will not have dissenters’ rights in connection with the Merger.

Litigation Related to the Merger

On January 17, 2014, a putative class action complaint was filed in the Circuit Court for Washtenaw County, Michigan, Business Division, by an individual purporting to be a shareholder of United. The action is styled Paul Parshall v. United Bancorp, Inc., et al., Case No. 14-39-CZ. The complaint alleges that the directors of United breached their fiduciary duties to United’s shareholders in connection with the Merger by approving a transaction pursuant to an allegedly inadequate process that undervalues United and includes preclusive deal protection provisions; and that United and Old National allegedly aided and abetted the United directors in breaching their duties to United’s shareholders. The complaint seeks, on behalf of the putative class of all public shareholders of United, various remedies, including enjoining the Merger from being consummated in accordance with its agreed-upon terms, rescission or an award of rescissory damages in the event that the Merger is consummated, an accounting by the defendants to plaintiff for all damages caused by the defendants, costs and attorneys’ and experts’ fees relating to the lawsuit, and such further relief as the court deems just and proper. After Old National’s registration statement containing a preliminary version of this proxy statement and prospectus was filed with the SEC, the complaint was amended to allege that the preliminary proxy statement and prospectus was incomplete and misleading because of the omission of a variety of allegedly material information. The defendants have filed a motion to dismiss the complaint.

On May 13, 2014, the plaintiff and defendants entered into a memorandum of understanding (the “MOU”) setting forth their agreement in principle to settle the litigation. While the defendants deny the allegations in the complaint, they have agreed to enter into the MOU to avoid the costs and disruptions of any further litigation and to permit the timely closing of the Merger. The MOU describes the terms that the parties have agreed to include in the settlement agreement, subject to confirmatory discovery by the plaintiff, and describes the actions that the parties will take or refrain from taking between the date of the MOU and the date that the settlement agreement is finally approved by the court.

The MOU, among other things, provides that the defendants will amend the proxy statement and prospectus to include the supplemental disclosures contained in the MOU. This proxy statement and prospectus includes the agreed supplemental disclosures. The MOU also provides that the settlement agreement will include an injunction against proceedings in connection with the complaint and any additional complaints concerning claims that will be covered by the settlement agreement. In addition, the MOU provides that the settlement agreement will include a release on behalf of the plaintiff, along with other members of the class of United shareholders certified for purposes of the settlement agreement, in favor of the defendants and their related parties from any claims that arose from or are related to the Merger. The defendants have agreed to pay the plaintiff’s attorneys’ fees and expenses as awarded by the court, subject to court approval of the settlement agreement and the consummation of the Merger.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF UNITED IN THE MERGER

When considering the recommendation of the United board of directors, you should be aware that some of the executive officers and directors of United and United Bank & Trust have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it adopted the Merger Agreement. Except as described below, to the knowledge of United, the executive officers and directors of United do not have any material interest in the Merger apart from their interests as shareholders of United.

Treatment of United’s Stock-Based Awards

At the effective time of the Merger, each right of any kind to receive United common stock or benefits measured by the value of a number of shares of United common stock granted under the United stock plans will be converted into an award with respect to a number of shares of Old National common stock equal to the product of (1) the aggregate number of shares of United common stock subject to such award, multiplied by (2) the sum of (A) the Exchange Ratio and (B) $2.66 divided by the average of the per share closing prices of a share of Old National common stock as quoted on the NASDAQ Global Select Market during the ten trading days preceding the fifth calendar day preceding the effective time (the “Converted Stock-Based Award Ratio”) . Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable United stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Old National common stock applicable to any converted stock-based award shall be equal to (a) the per share exercise price of such award immediately prior to the effective time divided by (b) the Converted Stock-Based Award Ratio. All United stock awards will fully vest as of the effective time of the Merger.

Deferred Compensation Plans

The Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan will be terminated and at the effective time of the Merger, each phantom share credited to a participant’s account under each of these plans will be converted into the right to receive a number of Old National common shares equal to the Converted Stock-Based Award Ratio. Accrued benefits under such plans will be distributed following the effective time of the Merger.

Old National will assume the Supplemental Executive Retirement Plan covering David S. Hickman and accrued benefits will continue to be paid pursuant to its terms.

Existing Employment Agreements with United Executive Officers

United has entered into employment agreements with the following executives officers: Robert K. Chapman, Randal J. Rabe, Todd C. Clark, Raymond J. Webb, Gary D. Haapala and Joseph R. Williams. Pursuant to the Merger Agreement, at the effective time of the Merger, Old National will assume all obligations under the employment agreements with these executives, except Mr. Clark’s agreement will be superseded by the terms of the offer of employment and severance/change of control agreement with Old National described below. United has agreed to amend the employment agreements of Messrs. Webb, Haapala and Williams to provide that following the effective time, (1) the term shall end three years from the effective time (rather than on March 31, 2014 with one-year automatic renewals), (2) the definition of “change in control” shall only include completion of the Merger, and (3) completion of the Merger shall constitute “good reason.” Prior to entering into the Merger Agreement, Old National had preliminary and general discussions regarding future employment with Messrs. Webb, Haapala, and Williams. No offers, agreements or understandings regarding terms of future employment were made with Messrs. Webb, Haapala, and Williams prior to entering into the Merger Agreement.

Following the completion of the Merger, Messrs. Chapman and Rabe will be entitled to receive a lump sum severance payment equal to two years of salary and 24 months of healthcare continuation payments if, within 12 months after the effective time, his employment is terminated other than for cause (as defined in the employment agreement) or he resigns for good reason (as defined in the employment agreement). Messrs. Webb, Haapala and

Williams will be entitled to receive a lump sum severance payment equal to one year of salary and 12 months of healthcare continuation payments if, within 12 months after the effective time, his employment is terminated other than for cause (as defined in the employment agreement) or he resigns for good reason (as defined in the employment agreement) within 120 days after the effective time.

In all cases, the amount of the lump sum severance payment is subject to reduction to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes, if applicable. In addition, payment of the severance benefits is conditioned on the executive’s compliance with certain covenants, including the following: execution of a general release; responsibilities to cooperate; confidentiality obligations; and for 24 months (in the case of Messrs. Chapman and Rabe) or 12 months (in the case of Messrs. Webb, Haapala and Williams) following termination, non-solicitation of employees and customers and non-competition.

Retention Bonuses to Certain Executive Officers

Messrs. Webb, Haapala and Williams will be entitled to receive cash retention bonuses in the amount of $27,000 each, $9,000 of which is payable as soon as administratively feasible following the closing date of the Merger and $18,000 of which is payable following the first anniversary of the closing date of the Merger if each executive remains employed on such payment dates. An executive will not be entitled to receive any unpaid portion of the retention bonus if he terminates his employment voluntarily or his employment is terminated by United or Old National for cause prior to the applicable payment date. A termination of the executive’s employment for any other reason will result in the unpaid bonus amounts being included with any other compensation owed to the executive upon his termination of employment.

Offer of Employment and Severance/Change of Control Agreement

On January 6, 2014, Old National presented a written offer of employment to Todd C. Clark, which Mr. Clark accepted. Pursuant to the offer of employment, Mr. Clark will be employed by Old National Bank following the effective time of the Merger as Regional President for the region encompassing the market area currently served by United and will receive an annual base salary of $234,000. Mr. Clark also will be paid a $75,000 cash retention bonus, $25,000 of which is payable following the closing of the Merger and $50,000 one year later. In addition, Mr. Clark will be granted 4,500 shares of Old National restricted common stock following the closing of the Merger that will vest over a three–year period. Mr. Clark will be eligible for a merit increase in 2014 and eligible to participate in a regional cash incentive plan with an annual target of 30% of annual salary and to participate in the Old National Bancorp Executive Deferred Compensation Plan. Mr. Clark also will be eligible to receive equity award grants comparable to those awarded to other to similarly situated executives as approved by the Old National board of directors.

Old National and Mr. Clark have also entered into a severance/change of control agreement effective at the effective time of the Merger which shall supersede Mr. Clark’s existing employment agreement with United. As a result, Mr. Clark will not be entitled to any severance payments under his existing employment agreement with United upon completion of the Merger. The severance/change of control agreement has a one year term beginning on the effective time of the Merger and is automatically renewable for additional one year terms unless either party provides 60 days’ notice before the end of the term of the intent not to renew the agreement.

Pursuant to the severance/change of control agreement, upon the termination of Mr. Clark’s employment for any reason (including by Mr. Clark for good reason, as defined in the agreement), Mr. Clark shall be entitled to receive (1) any earned but unpaid base salary through his termination date plus any accrued vacation pay due, (2) any reimbursements to which he is entitled under Old National’s established reimbursement procedures (to the extent Mr. Clark applies for reimbursement in accordance with such procedures), and (3) benefits (other than severance) payable to Mr. Clark under Old National’s incentive compensation or employee benefit plans or programs. To the extent Mr. Clark resigns for good reason or is terminated without cause before payment in full of his $75,000 cash retention bonus provided under his written offer of employment, Mr. Clark shall be paid the unpaid balance of that cash retention bonus.

In the event Mr. Clark’s employment is terminated prior to a change of control (as defined in the agreement) by Old National for any reason other than unacceptable performance, disability or death (as such terms are defined in the agreement), or by Mr. Clark for good reason, Old National shall pay Mr. Clark a lump–sum severance payment equal to his weekly pay (base salary plus targeted cash incentive) multiplied by the greater of (1) 52 during a renewal term or 104 during the initial term, or (2) two times the number of years Mr. Clark has worked for Old National. In addition, in the event of such termination, Old National shall pay the cost of continuation of group medical premiums for twelve months (if during the renewal term) or provide group medical coverage for 24 months (if during the initial term) and pay life insurance premiums and provide outplacement services (limited to $15,000) for twelve months.

In the event Mr. Clark’s employment is terminated concurrent with or within two years after a change of control for any reason other than unacceptable performance, disability or death or by Mr. Clark for good reason, Mr. Clark shall be paid a lump–sum severance payment equal to two times the sum of (1) his annual base salary plus (2) the greater of his target bonus for the year of the change of control or the prior year. In addition, in the event of such termination, Mr. Clark shall receive group medical coverage and life insurance premiums for 24 months and outplacement services (limited to $15,000) for twelve months. All outstanding Old National stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon termination of employment.

However, if Mr. Clark’s employment is terminated for unacceptable performance, disability, or death, Mr. Clark will not be entitled to any severance benefits or payments under the severance/change of control agreement.

For purposes of Section 280G of the Code and the related excise tax imposed on change of control payments that are “excess parachute payments,” the severance/change of control agreement includes a “best after-tax provision” whereby Mr. Clark may receive the full payments with the responsibility for any excise tax, or his payments would be reduced to a safe harbor amount, whichever will provide Mr. Clark the largest total after-tax benefit.

Mr. Clark is subject to confidentiality provisions and, during the term of the severance/change of control agreement and for a period of two years following the termination of his employment, Mr. Clark is subject to restrictions on the solicitation of customers and employees and noncompetition covenants.

Cash Incentive Payments and Profit Sharing Contributions

In connection with the completion of the Merger, cash payments will be made to Messrs. Chapman, Clark, Rabe, Webb, Haapala and Williams under the Management Committee Incentive Compensation Plan on a pro-rated basis on the portion of the plan year completed before the effective time of the Merger, assuming any individual performance goals are satisfied and the company performance goals are satisfied at the target level of performance. In addition, discretionary profit-sharing contributions to the United Bank & Trust Tax-Deferred Savings Plan (including the accounts of Messrs. Chapman, Clark, Rabe, Webb, Haapala and Williams) will be made on the basis of pro-rating company performance for the portion of the plan year completed before the effective time of the merger and excluding Merger-related expenses.

Indemnification and Insurance of Directors and Officers

Old National has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of United and United Bank & Trust as provided in the articles of incorporation or bylaws of United and United Bank & Trust and any existing indemnification agreements or arrangements disclosed to Old National shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six years after the effective time of the Merger in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the effective time of the Merger.

In addition, Old National has agreed to cause United’s and United Bank & Trust’s directors and officers to be covered for a period of six years after the effective time of the Merger by United’s existing directors’ and officers’ liability insurance policy and fiduciary liability policy (or a substitute policy obtained by Old National having the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the Merger; provided that Old National shall not be required to spend more than 300% of the last annual premium paid by United for such insurance. If the cost of insurance exceeds such limit, Old National will use its reasonable efforts to obtain as much comparable coverage as possible.

Golden Parachute Compensation

The following table sets forth the estimated aggregate dollar value of the various elements of the compensation that may be paid or become payable to the named executive officers of United that is based on or otherwise relates to completion of the Merger based on multiple assumptions that may or may not actually occur or be accurate on the relevant date including the following:

•	completion of the Merger and a subsequent qualifying termination both occurring on June 30, 2014; and

•	shares of United common stock are valued at $12.27 per share, the average closing price of United’s shares of common stock over the first five business days following the public announcement of the Merger.

As a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below. The amounts set forth below do not include amounts payable by Old National to Mr. Clark pursuant to the terms of the offer of employment and severance/change of control agreement with Old National effective at the effective time of the Merger, which shall supersede Mr. Clark’s existing employment agreement with United upon the completion of the Merger.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement ($)	Other ($)	Total ($)
Robert K. Chapman	658,863	311,028	—	18,028	—	—	987,919
Randal J. Rabe	478,581	178,005	—	17,994	—	—	674,580
Todd C. Clark	57,596	178,005	—	—	—	—	235,601

(1)

For Messrs. Chapman and Rabe, represents the value of a lump sum payment of two years of base salary of $588,542 and $437,120, respectively, under their employment agreements if their employment is terminated other than for cause or if the executive resigns for good reason within twelve months after a change in control (double trigger), subject to reduction to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes, if applicable. For Messrs. Chapman and Rabe, their employment agreements provide that payment of the foregoing amounts is conditioned on the executive’s compliance with certain covenants, including the following: execution of a general release; responsibilities to cooperate; confidentiality obligations; and for 24 months following termination, non-solicitation of employees and customers and non-competition. Any such payments to Messrs. Chapman and Rabe shall be made within 15 days of the effective date of the general release. Because Mr. Clark’s employment agreement with United will be superseded by the terms of the offer of employment and severance/change of control agreement with Old National, Mr. Clark will not be entitled to receive severance payments upon completion of the Merger. Also represents incentive cash payments under United’s Management Committee Incentive Compensation Plan, and profit sharing contributions to the United Bank & Trust Tax-Deferred Savings Plan (single trigger) for Messrs. Chapman, Rabe and Clark aggregating $70,321, $41,461 and $57,596, respectively.
(2)	Represents the value of acceleration of vesting of United stock-based awards as of the effective time of the Merger (single trigger) based on the value of $12.27 per share, the average closing price of United’s shares of common stock over the first five business days following the public announcement of the Merger.
(3)	Represents the value of cash payments for continuing healthcare benefits for 24 months after the effective time of the Merger upon a qualifying termination of employment (double trigger).

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, United shareholders will exchange their shares of United common stock for shares of Old National common stock and cash. United is organized under the laws of the State of Michigan, and the rights of United shareholders are governed by the applicable laws of the State of Michigan, including the Michigan Business Corporation Act (the “MBCA”), and United’s restated articles of incorporation (the “United Articles”) and amended and restated by-laws, as amended (the “United Bylaws”). Old National is organized under the laws of the State of Indiana, and the rights of Old National’s shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (the “IBCL”), and Old National’s third amended and restated articles of incorporation (the “Old National Articles”) and amended and restated by-laws (the “Old National By-Laws”). In addition, as Old National common stock is listed on the NASDAQ Global Select Market, Old National’s corporate governance is subject to compliance with the Nasdaq Corporate Governance Rules. Upon consummation of the Merger, United’s shareholders will become Old National shareholders, and the Old National Articles, the Old National By-Laws, the IBCL and the rules and regulations applying to public companies will govern their rights as Old National shareholders.

The following discussion is a summary of the material differences between the current rights of Old National shareholders and the current rights of United shareholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the IBCL, the MBCA, the Old National Articles, the United Articles, the Old National By-Laws, the United Bylaws and such other governing documents referenced in this summary of shareholder rights. Old National and United have filed with the SEC and/or made available on their corporate websites their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page —.

Old National	United

Authorized Capital Stock

Old National currently is authorized to issue up to 150,000,000 shares of common stock, no par value, of which 99,863,894 shares were outstanding as of January 6, 2014. Old National is also authorized to issue up to 2,000,000 shares of preferred stock, no par value. As of the date of this proxy statement and prospectus, there are no shares of preferred stock outstanding.	United currently is authorized to issue up to 32,000,000 shares, consisting of 30,000,000 shares of common stock, no par value, of which 12,718,080 shares were outstanding as of January 6, 2014. United is also authorized to issue up to 2,000,000 shares of preferred stock, no par value. As of the date of this proxy statement and prospectus, there are no shares of preferred stock outstanding.

Issuance of Additional Shares

Old National’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Old National Articles, without shareholder approval, subject only to the restrictions of the IBCL, the Old National Articles and the NASDAQ Global Select Market. Old National’s board of directors may also authorize the issuance of preferred stock up to the amounts authorized in the Old National Articles, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Old National’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the IBCL, the Old National Articles and the NASDAQ Global Select	United’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the United Articles, without shareholder approval, subject only to the restrictions of the MBCA and the United Articles. United’s board of directors may also authorize the issuance of preferred stock up to the amounts authorized in the United Articles, without shareholder approval, in one or more series, each having the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations, consistent with the MBCA, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by

Old National	United
Market. Any preferred shares issued may also rank senior to Old National’s common stock as to rights upon liquidation, winding-up or dissolution.	the board of directors, and as are not stated in the United Articles or any amendments thereto.

Number, Classification and Qualifications of Directors

The Old National By-Laws provide that the board of directors shall be comprised of twelve (12) members. All directors of Old National are elected for terms expiring at the next annual meeting of the shareholders and until their respective successors have been duly elected and qualified or such director’s earlier resignation, death or removal. Any vacancy occurring on the board of directors, whether resulting from an increase in the number of directors or otherwise, may be filled by the affirmative vote of not less than a majority of the remaining directors then in office, even though such directors remaining in office may constitute less than a quorum of the board of directors.

The Old National Articles provide that directors need not be shareholders of Old National. The Old National By-Laws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 72 years of age. The Old National By-Laws further provide that the board of directors may establish other qualifications for directors in its Corporate Governance Guidelines in effect from time to time.

The United Articles provide that the board of directors shall be comprised of not less than five (5) nor more than twenty (20) directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors. United’s board of directors currently consists of nine (9) members. The United Articles further provide that United’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Holders of common stock are entitled to elect one class of directors constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. Consequently, it could take two annual elections to replace a majority of United’s board of directors. Any vacancy occurring on the board of directors, whether resulting from an increase in the number of directors or otherwise, may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. This provision of the United Articles may only be amended by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote; provided, however, that this increased voting requirement is not applicable if the proposed amendment, change or repeal is recommended to shareholders by the affirmative vote of not less than three-fourths (3/4) of the members of United’s board of directors.

Election of Directors

Old National’s directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Old National’s board of directors has adopted a corporate governance policy regarding director elections that is contained in Old National’s Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a director promptly following the certification of the shareholder vote. Old National’s Corporate Governance and Nominating Committee of its board of directors, without participation by any director so tendering his or	United’s directors are elected by a plurality of the votes cast at an election.

Old National	United

her resignation, will consider the resignation offer and recommend to the board of directors whether to accept it. The board of directors, without participation by any director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the annual meeting of shareholders at which the election occurred. If the board of directors decides to accept the director’s resignation, the Corporate Governance and Nominating Committee will recommend to the board of directors whether to fill the resulting vacancy or to reduce the size of the board. Old National will promptly disclose the decision of its board of directors and the reasons for the decision in a broadly disseminated press release that will also be filed with the SEC on a Form 8-K.

Removal of Directors

Under the IBCL, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. The Old National By-Laws provide that any director or the entire board of directors (exclusive of directors who may be elected by the holders of one or more series of preferred stock) may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Old National common stock at a meeting of shareholders called expressly for the purpose of removing one or more directors, or (ii) the affirmative vote of not less than two-thirds (2/3) of the actual number of directors elected and qualified and then in office.	Under the United Articles, subject to the rights of any series of preferred stock then outstanding, any director may be removed only for cause and only upon the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock entitled to vote, voting together as a single class. This provision of the United Articles may only be amended by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote; provided, however, that this increased voting requirement is not applicable if the proposed amendment, change or repeal is recommended to shareholders by the affirmative vote of not less than three-fourths (3/4) of the members of United’s board of directors.

Transactions Involving Directors

The Old National Articles allow directors to have an interest in a contract or transaction with Old National, if the interest is disclosed to or known by the board of directors, and the board authorizes, approves or ratifies the contract or transaction by a majority vote of those present, with the interested director to be counted in determining the existence of a quorum, but not in calculating a majority to approve the transaction. In addition, the IBCL allows a director to have a direct or indirect interest in a transaction with Old National if any of the following circumstances have been established: (i) the transaction was fair to Old National; (ii) the material facts of the transaction and the director’s interest were disclosed or known to the board of	The MBCA allows a director to have a direct or indirect interest in a transaction with United if any of the following circumstances have been established: (i) the transaction was fair to United at the time it was entered into; (ii) the material facts of the transaction and the director’s interest were disclosed or known to the board of directors, a committee of the board or the independent director or directors, and the board of directors, committee or independent director or directors authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A

Old National	United

directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may be counted in the vote.	transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, though less than a quorum, or all independent directors who had no interest in the transaction. A transaction is authorized, approved or ratified under clause (iii) above if it received the majority of votes cast by the holders of shares who did not have an interest in the transaction.

Director Liability

Pursuant to the IBCL, an Old National director will not be liable to Old National shareholders for any action or failure to act in his or her capacity as director, unless the director has breached or failed to perform his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and the breach or failure to perform these duties constitutes willful misconduct or recklessness.

The MBCA provides that a corporation’s articles of incorporation may provide that a director will not be personally liable to the corporation or its shareholders for any action taken or any failure to take any action as a director, with the exception of liability for certain actions. In addition, the MBCA sets forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liabilities that they incur in such capacities.

United’s articles of incorporation provide that a director of United will not be personally liable to United or its shareholders for monetary damages for a breach of the director’s fiduciary duty, except in the event of any of the following:

•   A breach of the director’s duty of loyalty to United or its shareholders;

•   Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   Certain declarations or distributions in violation of the articles of incorporation or the MBCA;

•   A transaction from which the director derived an improper personal benefit; or

•   Acts or omissions occurring before the date that the United Articles containing this provision became effective.

Old National	United

Indemnification of Directors, Officers and Employees

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. In addition, unless limited by its articles of incorporation, an officer of a corporation, whether or not a director, is entitled to mandatory indemnification to the same extent as a director, and a corporation may also indemnify and advance expenses to an officer, employee or agent to the same extent as to a director.

The Old National Articles and Old National By-Laws provide that every person who is or was a director, officer or employee of Old National or any other corporation for which he or she is or was serving in any capacity at the request of Old National shall be indemnified by Old National against any and all liability and expense that may be incurred by him or her in connection with, resulting from, or arising out of any claim, action, suit or proceeding, provided that the person is wholly successful with respect to the claim, action, suit or proceeding, or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of Old National or any other corporation for which he or she is or was serving in any capacity at the request of Old National. Old National will also indemnify each director, officer and employee acting in such capacity in connection with criminal proceedings provided the director, officer or employee had no reasonable cause to believe that his or her conduct was unlawful. The indemnification by Old National extends

The United Bylaws require it to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of United), whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any bank subsidiary of United, as applicable, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The United Bylaws require United to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of United to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any

Old National	United

to attorney fees, disbursements, judgments, fines, penalties or settlements. Old National may also advance expenses or undertake the defense of a director, officer or employee upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he or she is not entitled to indemnification.

In order for a director, officer or employee to be entitled to indemnification, the person must be wholly successful with respect to such claim or either the board of directors of Old National acting by a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to such claim, action, suit or proceeding, or independent legal counsel must determine that the director, officer or employee has met the standards of conduct required by the Old National Articles.

The IBCL permits Old National to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Old National, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old National maintains such insurance for the directors, officers and employees of Old National and any subsidiary of Old National.

bank subsidiary of United, as applicable. However, indemnification is not permitted for any such claim, issue, or matter in which the person has been found liable to United or any bank subsidiary of United, as applicable, except to the extent authorized by statute.

In addition, United’s ability to indemnify its directors and officers or other persons is determined, to an extent, by the MBCA. The following is a summary of the applicable provisions of the MBCA.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. The MBCA provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in actions by or in the right of the corporation, except that indemnification is not allowed for any claim, issue or matter in which such person has been found

Old National	United

liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made in any of the following ways: (a) if there are 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all directors who are not parties or threatened to be made parties, a majority of whom shall constitute a quorum for this purpose; (b) by a majority of the members of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding; (c) if the corporation has 1 or more independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all independent directors who are not parties or are threatened to be made parties, a majority of whom shall constitute a quorum for this purpose; (d) if there are no independent directors and less than 2 directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by the vote

Old National	United

necessary for action by the board in accordance with Section 523 of the MBCA, in which authorization all directors may participate; or (e) by the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted on the authorization. Under the MBCA, a corporation may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or by-laws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or by-laws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits United to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with United, whether or not such liabilities would be

Old National	United

within the above indemnification provisions. Pursuant to this authority, United maintains such insurance for the directors, officers, employees, and agents of United and any bank subsidiary of United.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

The Old National By-Laws provide that nominations for the election of directors may be made only by the board of directors following the recommendation of the Old National Corporate Governance and Nominating Committee. The Committee will consider candidates for election suggested by shareholders, subject to the suggestions having been made in compliance with the requirements set forth in Article IV, Section 9 of the Old National By-Laws.

Additionally, shareholders may submit proposals for business to be considered at Old National’s annual meeting of shareholders, and include those proposals in Old National’s proxy statement and form of proxy delivered to shareholders, in accordance with the requirements of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

Shareholder proposals and shareholder nominations of directors must be submitted by a shareholder of record who must give timely, written notice of the proposal or nomination to United. The notice must include certain information. The timing and content requirements of the required notice for shareholder proposals are detailed in Article I, Section 10(b) of the United Bylaws. Shareholders may also submit proposals for business to be considered at United’s annual meeting of shareholders, and include those proposals in Old National’s proxy statement and form of proxy delivered to shareholders, in accordance with the requirements of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934. The timing and content requirements of the required notice for shareholder nominations of directors are detailed in Article III, Section 7(c) of the United Bylaws. A failure to comply with the timing and content requirements of the required notice will result in a shareholder’s proposal or nomination for director not being considered at the relevant meeting of shareholders.

Special Meetings of Shareholders

The Old National By-Laws provide that special meetings of shareholders may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President of Old National, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary at the written request of a majority of the members of the board of directors or upon delivery to Old National’s Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.	The United Bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board, the President or by a majority of the board of directors. Shareholders have no ability to call a special meeting of shareholders.

Shareholder Action Without a Meeting

The Old National Articles provide that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent in writing setting forth the action is signed by	The MBCA provides that any action required or permitted to be taken at an annual or special meeting of shareholders of a Michigan corporation may be taken without a meeting, without prior notice, and

Old National	United

all the shareholders entitled to vote with respect to it, and the consent is filed with the minutes of the proceedings of the shareholders.	without a vote, if before or after the action all the shareholders entitled to vote consent in writing.

Amendment of Articles of Incorporation and By-laws

The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders’ meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation’s articles of incorporation. However, the IBCL permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. Certain provisions of the Old National Articles may only be altered, amended or repealed by the affirmative vote of the holders of not less than 80% of the outstanding shares of Old National common stock, given at a meeting of shareholders duly called for that purpose, upon a proposal adopted and recommended by the vote of two-thirds (2/3) of the entire board of directors of Old National. These provisions include Article VIII, Section 11 (relating to the approval of certain business combinations), Article VIII, Section 12 (relating to the board’s consideration of certain non-financial factors in the evaluation of business combinations) and Article VIII, Section 13 (relating to limitations on further purchases of shares by shareholders who own 15% or more of Old National’s outstanding shares).

The Old National Articles and the Old National By-Laws provide that the Old National By-Laws may only be altered, amended or repealed by a majority vote of the total number of directors of Old National.

Amendments to the United Articles generally must be approved by a majority vote of the outstanding shares of United’s voting stock entitled to vote on the matter. Certain provisions of the United Articles may only be amended by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote. These provisions include Article VI (relating to the classification of United’s board of directors and removal of directors), Article VII (relating to shareholder proposed amendments to the United Bylaws) and Article VIII (relating to certain transactions with a “related person;” with the additional requirement of the affirmative vote of a majority of the outstanding shares of capital stock of United entitled to vote of which the related person is not a beneficial owner). These increased voting requirements are not applicable if the proposed amendment, change or repeal is recommended to shareholders by the affirmative vote of not less than three-fourths (3/4) of the members of United’s board of directors.

The United Bylaws may be amended or new by-laws may be adopted by United’s board of directors. Shareholder-proposed amendments to the United Bylaws may only be approved by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote on the matter.

Business Combination Restrictions and Other Shareholder Limitations

Business Combinations

The Old National Articles require the affirmative vote of not less than 80% of the outstanding shares of Old National common stock to approve certain business combinations, including a merger or consolidation of Old National with or into any other corporation, which are not approved and recommended by the vote of two-thirds (2/3) of the entire board of directors of Old National. All other business combinations require the affirmative vote of a majority of the outstanding shares of Old National common stock. This provision of the Old National Articles may not be altered, amended or repealed except by the affirmative vote of the holders of not less than 80% of the outstanding shares of Old National common stock, given at a meeting of

Business Combinations

The United Articles provide that the affirmative vote of (i) the holders of not less than 75% of the outstanding shares of capital stock entitled to vote; and (ii) the holders of not less than a majority of the outstanding shares of capital stock entitled to vote excluding all such shares of which a “related person” (as defined in Article VIII of the United Articles) is a “beneficial owner” (as defined in Article VIII of the United Articles) is required to approve any “business combination” (as defined in Article VIII of the United Articles) involving a related person. These increased voting requirements are not applicable if certain conditions are satisfied. Any amendment, change or repeal of this provision of the United

Old National	United

shareholders duly called for that purpose, upon a proposal adopted and recommended by the vote of two-thirds (2/3) of the entire board of directors of Old National.

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, the IBCL provides that directors of Indiana corporations, in their discretion, may consider both the short-term and long-term interests of the corporation, taking into account and weighing, as the directors deem appropriate, the effects of such action or inaction on the corporation’s shareholders and other constituencies as well as certain interests described in the IBCL and any other factors the directors consider relevant. The Old National Articles require the board of directors, in connection with exercising its business judgment in determining what is in the best interests of Old National and its shareholders when evaluating a business combination or a tender or exchange offer, consider factors in addition to the adequacy of the financial consideration, such as the following factors and any other factors it deems relevant: the social and economic effects of the transaction on Old National and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which Old National and its subsidiaries operate or are located; the business and financial condition and earning prospects of the acquiring person or entity, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Old National and its subsidiaries and the other elements of the communities in which Old National and its subsidiaries operate or are located; and the competence, experience and integrity of the acquiring person or entity and its management. This provision of the Old National Articles may not be altered, amended or repealed except by the affirmative vote of the holders of not less than 80% of the outstanding shares of Old National common stock, given at a meeting of shareholders duly called for that purpose, on a proposal adopted and recommended by the vote of two-thirds (2/3) of the entire board of directors of Old National.

The inclusion of the foregoing requirement in the Old National Articles, as well as the flexibility provided to directors under the IBCL to consider non-financial factors and other interests in connection with the evaluation of a business combination transaction, may

Articles requires the affirmative vote of at least 75% of the then outstanding shares of capital stock of United entitled to vote and a majority of the outstanding shares of capital stock of United entitled to vote of which the related person is not a beneficial owner; provided, however, that this increased voting requirement is not applicable if the proposed amendment, change or repeal is recommended to shareholders by the affirmative vote of not less than three-fourths (3/4) of the “continuing directors” (as defined in Article VIII of the United Articles).

Michigan Fair Price Act

Michigan’s Fair Price Act applies to United. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•   the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•   once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

Old National	United

place the Old National board of directors in a stronger position to oppose a business combination transaction if the board concludes that the transaction would not be in the best interests of Old National and its shareholders, even if the price offered in connection with the proposed business combination is significantly greater than the then market price of Old National’s common stock. Accordingly, it may be more difficult for an acquirer to gain control of Old National in a transaction not approved by its boards of directors.

Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 (and that has not opted-out of this provision) is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approves the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. Old National has not elected to remove itself from the protections of this provision.

Control Share Acquisitions

The IBCL includes a “control share acquisition” provision. Under the control share acquisition provision, unless otherwise provided in the corporation’s articles of incorporation or by-laws, if a shareholder acquires shares of the corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of a majority of the disinterested shareholders

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder.

Old National	United

must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, including in the event that shareholder approval is not obtained, the shares held by the acquirer may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. Old National is subject to the control share acquisition provision. The control share acquisition provision does not apply to a plan of merger or share exchange, if the corporation complies with the applicable merger provisions and is a party to the plan of merger or plan of share exchange.

Limitations on Significant Shareholders

The Old National Articles provide that shareholders who acquire 15% of the outstanding Old National common stock and who seek to acquire, directly or indirectly, additional shares of common stock in connection with a tender or exchange offer, open market purchase or business combination must offer and pay for such additional shares a consideration that is at least equal to the highest percent over market value paid to acquire Old National common stock then held by such person. Any purchases of shares in violation of this provision are null and void. This provision of the Old National Articles may not be altered, amended or repealed except by the affirmative vote of the holders of not less than 80% of the outstanding shares of Old National common stock, given at a meeting of shareholders duly called for that purpose, upon a proposal adopted and recommended by the vote of two-thirds (2/3) of the entire board of directors of Old National.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of United common stock with respect to the exchange of United common stock for Old National common stock and cash pursuant to the Merger. This discussion assumes that U.S. Holders hold their United common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (“Code”). This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this proxy statement and prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of United common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of United common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of United common stock that are partnerships or other pass-through entities (and persons holding their United common stock through a partnership or other pass-through entity), persons who acquired shares of United common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their United common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of United common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds United common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Old National and United have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Old National and United to consummate the Merger are conditioned upon the receipt of an opinion from Krieg DeVault LLP for its client, Old National, and an opinion from Warner Norcross & Judd LLP for its client, United, to the effect that the Merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Old National and United.

Old National and United have not requested and do not intend to request any ruling from the Internal Revenue Service. Old National urges each United shareholder to consult such shareholder’s own tax advisors as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore, the material United States federal income tax consequences of the Merger are as follows:

•	no gain or loss will be recognized by Old National, its subsidiaries or United or United Bank & Trust by reason of the Merger;

•	you will not recognize gain if you exchange your United common stock for Old National common stock, except to the extent of any cash received (see discussion below);

•	you will not recognize any loss if you exchange your United common stock for Old National common stock, even if you might otherwise recognize a loss in a sale to a third party;

•	your aggregate tax basis in the Old National common stock that you receive in the Merger will equal your aggregate tax basis in the United common stock you surrendered, decreased by the amount of cash received and increased by the amount of any gain recognized; and

•	your holding period for the Old National common stock that you receive in the Merger will include your holding period for the shares of United common stock that you surrender in the Merger.

Exchange of United Common Stock for Cash and Old National Common Stock. United shareholders will exchange all of their United common stock for a combination of Old National common stock and cash in the Merger. Accordingly, shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Old National common stock received in the Merger over (b) the United shareholder’s aggregate tax basis in its United common stock surrendered in exchange therefor.

The gain recognized upon receipt of a combination of stock and cash will be capital gain unless the United shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of United’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a United shareholder’s receipt of cash has the effect of a distribution of a dividend, the United shareholder will be treated as if he, she or it first exchanged all of his, her or its United common stock solely in exchange for Old National common stock and then Old National immediately redeemed a portion of that stock for the cash that the holder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the United shareholder if such receipt is, with respect to the United shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Old National following the Merger. The determination generally requires a comparison of the percentage of the outstanding stock of Old National the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Old National the shareholder owns immediately after the deemed redemption. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the United shareholder’s holding period for its United common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a United shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income.

Any gain treated as qualified dividend income will be taxable to individual United shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The determination as to whether a United shareholder will recognize a capital gain or dividend income as a result of its exchange of United common stock for a combination of Old National common stock and cash in the Merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each United shareholder is urged to consult such shareholder’s own tax advisor with respect to this determination.

A United shareholder’s aggregate tax basis in the Old National common stock received in the Merger will be equal to the shareholder’s aggregate tax basis in such shareholder’s United common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. A United shareholder’s holding period for Old National common stock received in the Merger will include the holding period of the United common stock surrendered in the Merger.

Backup Withholding and Information Reporting. Payments of cash to a holder of United common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, United urges United shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, United is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of United that is based on or otherwise relates to completion of the Merger (the “Merger-Related Compensation”).

The Merger-Related Compensation is disclosed in the table entitled “Golden Parachute Compensation,” along with a narrative description of such compensation, in “Interests of Certain Directors and Officers of United in the Merger,” beginning on page —.

As required by Rule 14a-21(c) of the Exchange Act, United is asking its shareholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of United Bancorp, Inc. that is based on or otherwise relates to completion of the merger of United Bancorp, Inc. with and into Old National Bancorp, and the agreements and understandings concerning such compensation, as disclosed pursuant to Item 402(t) of Regulation S-K, are hereby APPROVED.”

Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either United or Old National. Accordingly, as the Merger-Related Compensation is contractual, regardless of the outcome of the vote on this proposal, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is completed.

The United board of directors unanimously recommends that United shareholders vote “FOR” approval of the Merger-Related Compensation Proposal.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

The shareholders of United are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

Under the Michigan Business Corporation Act (the “MBCA”) and the Articles of Incorporation of United, the holders of at least a majority of the outstanding shares of common stock of United entitled to vote are required to approve the Merger Agreement. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of United are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, United would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If United desires to adjourn the special meeting, United will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve the Merger Agreement until the special meeting is reconvened. If United adjourns the special meeting for 30 days or less, United will not set a new record date nor will it announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided.

Any adjournment will permit United to solicit additional proxies and will permit a greater expression of the views of United shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give United additional time to solicit favorable votes and increase the chances of approving that proposal. United has no reason to believe that an adjournment of the special meeting will be necessary at this time.

The United board of directors unanimously recommends that United shareholders vote “FOR” approval of the Adjournment Proposal.

EXPERTS

The consolidated financial statements of Old National incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Crowe Horwath LLP, independent registered public accounting firm (“Crowe”), as set forth in their report thereon incorporated by reference in this proxy statement and prospectus in reliance upon such report given on the authority of Crowe as experts in accounting and auditing.

The consolidated financial statements of United incorporated herein by reference to United’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by BKD LLP, independent registered public accounting firm (“BKD”), as set forth in their report thereon in reliance upon such report given on the authority of BKD as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the Old National common stock to be issued in connection with the Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana. Certain matters pertaining to the federal income tax consequences of the Merger will be passed upon for Old National by Krieg DeVault LLP and for United by Warner Norcross & Judd LLP, Grand Rapids, Michigan.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Old National

If the Merger is completed, United shareholders will become shareholders of Old National following Old National’s 2014 annual meeting. To be included in Old National’s proxy statement and voted on at Old National’s regularly scheduled 2015 annual meeting of shareholders, shareholder proposals must have been submitted in writing by February 11, 2015, to Old National’s Secretary, P.O. Box 718, Evansville, Indiana 47705-0718, which date is 120 calendar days before the date of the release of Old National’s proxy statement for 2015. If notice of any other shareholder proposal intended to be presented at the annual meeting is not received by Old National on or before February 11, 2015, the proxy solicited by the Old National board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Old National proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2015 annual meeting is changed, the dates set forth above may change.

Pursuant to Old National’s By-laws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give Old National written notice not less 120 days before the meeting, and the notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to Old National’s Secretary.

United

If the Merger occurs, there will be no United annual meeting of shareholders for 2014. In that case, shareholder proposals must be submitted to Old National in accordance with the procedures described above.

If the Merger is not completed, then United will hold an annual meeting in 2014. The deadline for submitting a shareholder proposal to be included in United’s proxy statement and voted on at United’s annual meeting will be not more than seven days after the earlier of the date of the notice of the annual meeting or public disclosure of the date of the annual meeting. Such date will be disclosed in a quarterly report on Form 10-Q or current report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

Old National and United file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that the companies file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Old National’s and United’s public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Shares of Old National common stock are listed on the NASDAQ Global Select Market under the symbol “ONB,” and shares of United common stock are quoted on the OTCQB under the symbol “UBMI.”

Old National has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of Old National being offered in the Merger. This proxy statement and prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement and prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement and prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows Old National and United to “incorporate by reference” the information filed by Old National and United with the Securities and Exchange Commission, which means that Old National and United can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement and prospectus.

Old National incorporates by reference the documents and information listed below:

(1) Annual Report on Form 10-K for the year ended December 31, 2013;

(2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(3) Current Reports on Form 8-K filed January 8, 2014, January 23, 2014, March 18, 2014 and April 11, 2014; and

(4) The description of Old National’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 14, 2013, including any amendment or report filed with the SEC for the purpose of updating such description.

United incorporates by reference the documents and information listed below:

(1) Annual Report on Form 10-K for the year ended December 31, 2013;

(2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

(3) Current Report on Form 8-K filed January 8, 2014.

Old National and United are also incorporating by reference any filings either Old National or United makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of the special meeting of United shareholders; provided, however, that Old National and United are not incorporating by reference any information furnished, but not filed.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement and prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement and prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement and prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding Old National in this proxy statement and prospectus has been provided by Old National, and all information regarding United in this proxy statement and prospectus has been provided by United.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

OLD NATIONAL BANCORP

AND

UNITED BANCORP, INC.

Dated as of January 7, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Plan of Merger”) is made as of January 7, 2014, by and between Old National Bancorp, an Indiana corporation (“Purchaser”), and United Bancorp, Inc., a Michigan corporation (“Company”).

PRELIMINARY STATEMENT

1. The respective Boards of Directors of each of Company and Purchaser have determined that it is in the best interests of their respective corporations and shareholders that Company and Purchaser engage in a merger of Company with and into Purchaser (the “Merger”) in accordance with the terms of this Plan of Merger, the Indiana Business Corporation Law (the “IBCL”) and the Michigan Business Corporation Act (the “MBCA”), as applicable, and any other applicable Law; and

2. The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to recommend approval by the Company Shareholders of this Plan of Merger; and

3. The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger and to authorize the Merger and the other transactions contemplated by it; and

4. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code.

5. All of the members of the Company Board of Directors have executed and delivered to Purchaser a voting agreement substantially in the form attached hereto as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Company and Purchaser agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in the IBCL and the MBCA, as applicable, with respect to the merger of corporations. Without limiting the generality of the foregoing, and subject to the IBCL and the MBCA, as applicable, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 The Closing. Company and Purchaser shall consummate the Merger (the “Closing”) (a) at the offices of Krieg DeVault LLP, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser, which will be no later than two Business Days following satisfaction or waiver of the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3 Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly execute and file a certificate of merger as required by the MBCA and the IBCL to effect the Merger (collectively, the “Certificates of Merger”, and individually, a “Certificate of Merger”). No party shall take any action to revoke a Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificates of Merger, which may be the last day of the month in which the Closing occurs.

1.4 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Plan of Merger.

1.5 Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1 Name. The name of the Surviving Corporation shall be “Old National Bancorp.”

1.5.2 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.4 Officers. The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the effective time.

1.5.5 Directors. The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the effective time.

1.6 Reservation of Right to Revise Structure. At Purchaser’s election, the Merger may alternatively be structured so that (a) Company is merged with and into any other direct or indirect wholly-owned subsidiary of Purchaser or (b) any direct or indirect wholly-owned subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock or Company Share-Based Awards, (ii) prevent the parties from obtaining the opinions of counsel referred to in Sections 6.2.5 and 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:

2.1.1 Cancellation of Excluded Shares. Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares”) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2 Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive (i) $2.66 cash (the “Cash Consideration”), and (ii) 0.7 (the “Exchange Ratio”) fully paid and nonassessable shares of Purchaser Common Stock (collectively, the “Merger Consideration”), whereupon such shares of Company Common Stock will no longer be outstanding and all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.2 Stock Plans.

2.2.1 Company and Purchaser shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock under the Company Stock Plans (each, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Company Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award (as converted, a “Converted Stock-Based Award”) with respect to a number of shares of Purchaser Common Stock equal to the product of (a) the aggregate number of shares of Company Common Stock subject to such Award, multiplied by (b) the sum of (i) the Exchange Ratio and (ii) $2.66 divided by the Average Purchaser Closing Price (the “Converted Stock-Based Award Ratio”). As of the Effective Time, Purchaser will assume each of the Company Stock Plans.

2.2.2 All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided in this Plan of Merger. The exercise or strike price (if any) per share of Purchaser Common Stock applicable to any Converted Stock-Based Award shall be equal to (a) the per share exercise price of such Award immediately prior to the Effective Time divided by (b) the Converted Stock-Based Award Ratio. Prior to the Effective Time, Company shall make such amendments and take such other actions with respect to the Company Stock Plans as shall be necessary to effect the adjustment referred to in this Section 2.2, including notifying all participants in the Company Stock Plans of such adjustment.

2.2.3 Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 2.2. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Purchaser Common Stock to be registered and issuable under Converted Stock-Based Awards, Purchaser shall file a post-effective amendment to the Registration Statement or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Purchaser Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

2.2.4 As of the Effective Time, each phantom share credited to a participant’s account under the Company Deferred Compensation Plans that is outstanding as of immediately prior to the Effective Time, shall automatically be converted into the right to receive a number of shares of Purchaser Common Stock equal to the Converted Stock-Based Award Ratio, but shall otherwise remain outstanding following the Effective Time and be distributed pursuant to the terms of the Company Deferred Compensation Plan. Prior to the Effective Time, Company or its Board of Directors or applicable committee thereof shall make such amendments and take such other actions with respect to the Company Deferred Compensation Plans as shall be necessary to effect the treatment referred to in this Section 2.2.4.

2.3 Exchange Procedure. As soon as reasonably practicable after the Effective Time, Purchaser shall mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and reasonably acceptable to Company and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to Purchaser upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to Purchaser, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Purchaser and reasonably acceptable to Company, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of shares of Purchaser Common Stock and cash in the amount of the Cash Consideration to which such holder is entitled pursuant to Section 2.1.2 and (b) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Purchaser shall mail, or cause to be mailed, a statement of ownership relating to the shares of Purchaser Common Stock and a check for payment of the Cash Consideration within seven days after such a surrender of a Certificate or of Book-Entry Shares.

In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4.

2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

2.5 No Further Ownership Rights in Company Common Stock. The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.6 No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, or the Surviving Corporation will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

2.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser, in its discretion and as a condition precedent to the payment of the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4, may require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such amount as Purchaser may reasonably direct (which amount shall be consistent with Purchaser’s customary procedure for Purchaser’s existing shareholders) as indemnity against any claim that may be made against Purchaser with respect to such Certificate.

2.8 Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.9 Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. For the avoidance of doubt, no adjustment shall be made under this Section 2.9 as a result of Purchaser issuing shares of Purchaser Common Stock pursuant to the pending merger transaction by and between Purchaser and Tower Financial Corporation.

2.10 Upset Provision.

2.10.1 After Closing is properly called pursuant to Section 1.2, Company shall have the right to terminate this Plan of Merger upon written notice to Purchaser if the Upset Condition then exists. The “Upset

Condition” shall have occurred if both of the following conditions exist: (a) the Final Purchaser Price is less than $12.02 (the “Floor Purchaser Price”); and (b) the number determined by dividing the Final Purchaser Price by $15.02 (the “Initial Purchaser Price”) is less than the number obtained by subtracting (i) .20 from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price. The “Final Purchaser Price” means the average closing price of Purchaser Common Stock for the 5 trading days ending on the sixth Business Day prior to the date of Closing on which shares of Purchaser Common Stock were actually traded in transactions reported on The NASDAQ Global Select Market (the “Pricing Period”). The “Initial Index Price” means the closing price of the Nasdaq Bank Index (Nasdaq:IXBK), a sector index maintained by the Nasdaq Stock Market (“Bank Index”) on January 6, 2014. The “Final Index Price” means the closing price of the Bank Index on the last day of the Pricing Period.

2.10.2 If the Upset Condition exists, Company shall have the right, exercisable at any time prior to 5:00 p.m., Eastern Time on the second Business Day after the last day of the Pricing Period (the “Exercise Period”) to (a) proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustment as provided in Section 2.9 and Section 2.11, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser; or (b) request Purchaser to adjust the Exchange Ratio by delivering to Purchaser within the Exercise Period written notice to such effect (an “Increase Notice”) to a ratio computed by multiplying the Exchange Ratio by a fraction that has as its numerator the Floor Purchaser Price and that has as its denominator the Final Purchaser Price (the “Adjusted Exchange Ratio”).

2.10.3 If the Upset Condition occurs and Purchaser receives an Increase Notice, Purchaser shall either accept or decline the Adjusted Exchange Ratio by delivering written notice of its decision to Company at or before 5:00 p.m., Eastern Time on the second Business Day after receipt of the Increase Notice (the “Acceptance Period”). If Purchaser accepts the Adjusted Exchange Ratio within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except the Exchange Ratio shall be equal to the Adjusted Exchange Ratio. If Purchaser declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, the Merger shall be abandoned and this Plan of Merger shall thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period; provided that if Purchaser so declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 pm, Eastern Time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustment as provided in Section 2.9 and 2.11, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Plan of Merger.

2.11 Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Section 2.9, shall become the “Exchange Ratio” for purposes of this Plan of Merger):

2.11.1 Shareholders’ Equity. If as of the end of the month prior to the Effective Time, the Company Consolidated Shareholders’ Equity is less than $80,000,000, the Stock Purchase Price shall be reduced by an amount equal to (x) $80,000,000 minus (y) the Company Consolidated Shareholders’ Equity as of the end of the month prior to the Effective Time (the “Shareholders’ Equity Price Adjustment”).

2.11.2 Environmental Costs. If the after-tax Environmental Costs are in excess of $1,250,000, the Stock Purchase Price shall be reduced by an amount equal to (x) the after-tax Environmental Costs minus (y) $1,250,000 (the “Environmental Price Adjustment”).

2.11.3 Exchange Ratio Adjustment. Subject to the satisfaction of Section 2.11.1 or 2.11.2, the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Stock Purchase Price by the total number of shares of the Company Common Stock outstanding at the Effective Time, and further dividing that number by the Average Purchaser Closing Price.

2.11.4 As used in this Article II, the following terms shall have the meanings indicated below:

“Adjusted Stock Purchase Price” shall be equal to (a) the Stock Purchase Price minus (b) the Shareholders’ Equity Price Adjustment, if applicable, minus (c) the Environmental Price Adjustment, if applicable.

“Average Purchaser Closing Price” shall mean the average of the per share closing prices of a share of Purchaser Common Stock as quoted on The NASDAQ Global Select Market during the ten (10) trading days preceding the fifth (5th) calendar day preceding the Effective Time.

“Company Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of Company excluding the net accumulated other comprehensive income/(loss), each as of the end of the month prior to the Effective Time, determined in accordance with GAAP to which shall be added the following amounts (which amounts shall also be calculated in accordance with GAAP): (a) any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger, and (b) any accruals, reserves or charges taken by Company at the request of Purchaser pursuant to Section 5.19.

“Stock Purchase Price” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the Average Purchaser Closing Price multiplied by the total number of shares of the Company Common Stock outstanding as of the Effective Time.

ARTICLE III

COMPANY’S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Company has delivered to Purchaser a schedule (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Letter:

3.1 Authorization, No Conflicts, Etc.

3.1.1 Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Company Board of Directors. The Company Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by this Plan of Merger and resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the “Company Board Recommendation”). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against

Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the IBCL and the MBCA, as applicable, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, the Michigan Banking Code and the Indiana Financial Institutions Act. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2 Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3 Subsidiaries.

3.3.1 Ownership. Company has provided to Purchaser a true and complete list of each Company Subsidiary. Other than the Company Subsidiaries, Company does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2 Organization and Good Standing. Each of the Company Subsidiaries (a) is duly organized and validly existing, and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3 Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4 Capital Stock.

3.4.1 Classes and Shares. The authorized capital stock of Company consists of 32,000,000 shares, divided into two classes, as follows (i) 30,000,000 shares of common stock, no par value (the “Company Common Stock”), of which 12,718,080 shares were issued and outstanding as of January 6, 2014; and (ii) 2,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Company Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company.

3.4.2 Share-Based Awards. Section 3.4.2 of the Company Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Company Common Stock that are authorized and reserved for issuance under each Company Stock Plan, and the number of shares of Company Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units and stock-only stock appreciation rights (collectively, “Company Share-Based Awards”) issued under a Company Stock Plan. All Company Share-Based Awards have been awarded under a Company Stock Plan, and, there are no other compensatory awards outstanding pursuant to which Company Common Stock is issuable, or that relate to or are determined by reference to the value of Company Common Stock. All outstanding shares of Company Common Stock, and all Company Common Stock reserved for issuance under the Company Stock Plans when issued in accordance with the respective terms of the Company Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Company Common Stock upon the exercise of any Company Share-Based Awards granted pursuant to a Company Stock Plan prior to the date of this Plan of Merger.

3.4.4 Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5 Appraisal Rights. No Company Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

3.5 Financial Statements.

3.5.1 Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Company’s independent accountants, and the unaudited consolidated financial statements of Company as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, including all schedules and notes relating to such statements, as previously delivered to Purchaser (collectively, “Company’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Company as of and for each of the quarters ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Company’s Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

3.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the FDIC; and

3.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Company as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the “Company Call Reports.”

3.6 Absence of Certain Changes or Events. Since December 31, 2012, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No officer or director of Company or any of the Company

Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.8 Regulatory Filings. In the last three years:

3.8.1 Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.9 No Indemnification Claims. To the Knowledge of Company, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.10 Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Transaction Documents. No written information which has been or shall be supplied by Company with respect to its financial condition, results of operations, business, assets, capital, or directors and officers for inclusion or incorporation by reference in this Plan of Merger, the Company Disclosure Letter (and any update thereto), or any other Transaction Document has or will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Proxy Statement relating to Company and the Company Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

3.12 Agreements With Bank Regulators. Neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Company’s or a Company Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a “Regulatory Agreement”), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

3.13 Tax Matters.

3.13.1 All material Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary since January 1, 2008 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2008, Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2008, all material Taxes that are due and payable by Company and each Company Subsidiary have been paid.

3.13.2 There is no audit or other proceeding pending against or with respect to Company or any Company Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.13.3 Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.13.4 Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.14 Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. All material leases to which Company or any Company Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Company nor any Company Subsidiary has received any written notice alleging violation, breach, or default of such lease. Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Company and the Company Subsidiaries are structurally sound and in good operating condition and repair, reasonable wear and tear excepted, and subject to maintenance and repair in the ordinary course of business consistent with past practice which has been and is being performed, are adequate for the uses to which they are being put, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Intellectual Property. Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the “Company-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of

Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.16 Required Licenses, Permits, Etc. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect.

3.17 Material Contracts and Change of Control.

3.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Company Material Contract” means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.17.1.1 Each Contract that (a) has been or (b) would be required to be, but has not been, filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

3.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.17.1.3 Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.17.1.4 Each Contract between or among Company and any Company Subsidiary;

3.17.1.5 Each Contract with a correspondent banker;

3.17.1.6 Each Contract relating to the borrowing of money by Company or any Company Subsidiary or guarantee by Company or any Company Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Company Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $250,000;

3.17.1.7 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.17.1.8 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.17.1.9 Each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.17.1.10 Each Contract granting Company or any Company Subsidiary the right to use, restricting Company’s or any Company Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company’s or any Company Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.17.1.11 Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.17.1.12 Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of five percent or more of the voting securities of Company, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type available to employees of Company generally;

3.17.1.13 Each Contract for any one capital expenditure or a related series of capital expenditures, the aggregate amount of which is in excess of $125,000;

3.17.1.14 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $250,000, except for lines of credit and approved construction loan commitments existing as of the date of this Plan of Merger; and

3.17.1.15 Each Contract or commitment for a loan participation agreement with any other Person in excess of $250,000.

3.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.18 Labor and Employment Matters.

3.18.1 Compliance with Labor and Employment Laws. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) Company and all of the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants; (b) there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress.

3.18.2 Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.

3.19 Employee Benefits.

3.19.1 Company has delivered or made available to Purchaser true and complete copies of all material Company Benefit Plans. Each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19.2 Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

3.19.3 All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all material obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.19.4 Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2008 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States.

3.19.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

3.19.6 The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

3.19.7 Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.19.8 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.19.9 There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.19.10 Since January 1, 2013, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice, or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.19.11 Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20 Environmental Matters. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (c) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (d) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; and (e) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws.

3.21 Duties as Fiduciary. Company and each Company Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Company nor any Company Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Company or any Company Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Company’s Financial Statements.

3.22 Investment Bankers and Brokers. Company has employed Sandler O’Neill & Partners, L.P. (“Company Investment Banker”) in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.22 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

3.23 Fairness Opinion. The Company Board of Directors has received the oral opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view.

3.24 Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. Each such policy is in full force and effect and all premiums due thereon have been paid.

3.25 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company’s consolidated financial statements and the Company Call Reports as of December 31, 2012 and as of each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 was, in the reasonable opinion of Company’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c)  conforms to recommendations and comments in reports of examination in all material respects.

3.26 Loans and Investments. All investments and all loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected. Neither Company nor any of the Company Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for their own account or for the account of one or more of their respective customers.

3.27 Securities Laws Matters.

3.27.1 Since January 1, 2010, Company has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Proxy Statement and the Registration Statement, the “Company SEC Reports”). Each of the Company SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Company SEC Reports, when filed or furnished or, if amended, as finally amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

3.27.2 Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Company has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Company has disclosed, based on its most recent evaluation, to Company’s auditors and the audit committee of the Company Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Since January 1, 2010, neither Company nor any of the Company Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.

3.28 Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Company on a consolidated basis set forth in the Company Financial Statements.

3.29 Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30 Shareholder Rights Plan. Company does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.31 Organizational Documents. The articles of incorporation and bylaws of Company and any similar governing documents for each of the Company Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger have been delivered to Purchaser.

3.32 Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any of the Company Subsidiaries other than (i) Liabilities that are adequately reflected, reserved for or disclosed in the Company’s consolidated financial statements and related notes set forth in Company’s Annual Report on Form 10-K for the year ended December 31, 2012 or the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, in each case as filed with the SEC prior to the date hereof, (ii) Liabilities incurred in the ordinary course of business of Company and the Company Subsidiaries, or (iii) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

3.33 Bank Secrecy Act. Neither Company nor any Company Subsidiary has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.34 No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Purchaser has delivered to Company a schedule (the “Purchaser Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except as set forth on the Purchaser Disclosure Letter:

4.1 Authorization, No Conflicts, Etc.

4.1.1 Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a “Purchaser Subsidiary” and collectively, the “Purchaser Subsidiaries”); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the IBCL and the

MBCA, as applicable, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, the Michigan Banking Code and the Indiana Financial Institutions Act. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

4.2 Organization and Good Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3 Subsidiaries.

4.3.1 Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2 Organization and Good Standing. Each of the Purchaser Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3 Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

4.4 Capital Stock.

4.4.1 Classes and Shares. The authorized capital stock of Purchaser consists of 152,000,000 shares, divided into two classes, as follows (a) 150,000,000 shares of common stock, no par value (the “Purchaser Common Stock”), of which 99,863,894 shares were issued and outstanding as of January 6, 2014; and (b) 2,000,000 shares of preferred stock, no par value (the “Purchaser Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser.

4.4.2 Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units, stock appreciation rights and any other stock-based award (collectively, “Purchaser Share-Based Awards”).

4.4.3 Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger, or the issuance of Purchaser Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration.

4.5 Financial Statements.

4.5.1 Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Purchaser’s independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, including all schedules and notes relating to such statements, as previously delivered to Company (collectively, “Purchaser’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Purchaser as of and for each of the quarters ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Purchaser’s Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the FDIC; and

4.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Purchaser as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Purchaser or any Purchaser Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the “Purchaser Call Reports.”

4.6 Absence of Certain Changes or Events. Since December 31, 2012, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.8 Regulatory Filings. In the last three years:

4.8.1 Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9 Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws relating to banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, fair lending, real estate settlement and procedures, insurance, and privacy; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.10 Transaction Documents. No representation, warranty or other information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

4.11 Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.12 Investment Bankers and Brokers. Purchaser has employed Raymond James & Associates, Inc. (“Purchaser Investment Banker”) in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to Purchaser Investment Banker in connection with the Merger, as described in Section 4.12 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.13 Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14 Organizational Documents. The articles of incorporation and bylaws of Purchaser and any similar governing documents for each of Purchaser Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger have been delivered to Company.

4.15 Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

4.16 No Other Representations and Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries’ business organization and advantageous customer and business relationships and further to keep available the services of the present officers and employees. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2 (a) split, combine or reclassify, or offer to repurchase, redeem or otherwise acquire, any securities issued by Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire any securities issued by Company or any of the Company Subsidiaries, except for the acceptance of shares of

Company Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Company Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such Awards, and shares of Company Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Company Share-Based Awards that are outstanding as of the date of this Plan of Merger, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions to or from the Company Subsidiaries;

5.1.3 issue, sell, pledge, dispose of or encumber any securities issued by Company or any of the Company Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of any Award granted pursuant to a Company Stock Plan prior to the date of this Plan of Merger;

5.1.4 except as set forth on Section 5.1.4 of the Company Disclosure Letter or except in the ordinary course of business consistent with past practice or except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; or (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

5.1.5 promote any officer or promote any non-officer employee to an officer position or hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.7 except in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Company Subsidiary, however the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.8 except in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

5.1.9 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

5.1.10 enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.11 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $250,000 (b) involving injunctive or similar relief or (c) having a material impact on Company’s business;

5.1.12 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.13 (a) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Company or the Company Subsidiaries;

5.1.14 except for (a) capital expenditures of amounts set forth in Company’s capital expenditure plan in Section 5.1.14 of the Company Disclosure Letter, (b) capital expenditures of amounts not more than $100,000, individually, or $250,000, in the aggregate, or (c) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Company Subsidiaries to make any capital expenditure;

5.1.15 enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.16 (a) except for loans or legally binding commitments for loans that have previously been approved and committed to by Company prior to the date of this Plan of Merger, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower in excess of $4,500,000, (b) except with respect to amendments or modifications that have previously been approved and committed to by Company prior to the date of this Plan of Merger, amend or modify in any material respect any existing loan rated (i) special mention, with total credit exposure in excess of $2,000,000; (ii) substandard, with total credit exposure in excess of $1,000,000; or (iii) nonaccrual, doubtful, loss, restructured by Company or past due 90 days or more, with total credit exposure in excess of $500,000 or (c) except with respect to any such actions that have previously been approved and committed to by Company prior to the date of this Plan of Merger, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $500,000;

5.1.17 restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.18 take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment, or, except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

5.1.19 take any action to pay any Liability, absolute or contingent, in excess of $100,000, except Liabilities shown on Company’s financial statements set forth in Company’s Annual Report on Form 10-K for the year ended December 31, 2012 or in Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.20 change in any material respects its underwriting, operating, investment or risk management or other similar policies of Company or any of the Company Subsidiaries except as required by Law; or

5.1.21 agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser shall be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief operating officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within five Business Days of such request.

5.2 Conduct of Business by Purchaser. Between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger as required by applicable Law, Purchaser shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1 amend the Purchaser’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;

5.2.2 take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment, or, except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

5.2.3 agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company shall be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief financial officer of Company and in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within five Business Days of such request.

5.3 No Solicitation by Company.

5.3.1 Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company shall, and shall cause each of the

Company Subsidiaries and each of its and the Company Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger, terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.3.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or Group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Company Takeover Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal, and that failure to take such action would more likely than not to result in a breach of the Company Board of Directors’ fiduciary duties (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company shall (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided further that Company shall promptly provide to Purchaser (A) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of the Company Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (B) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Company Confidentiality Agreement” means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the Confidentiality Agreement.

5.3.3 Company shall keep Purchaser fully informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a current basis and shall notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and the Company Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4 Except as permitted by Section 5.3.5, the Company Board of Directors shall not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Company Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a “Company Adverse Recommendation Change”) or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

5.3.5 Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal which did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action (a) Company has given Purchaser at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal that could have an impact, influence or other effect on the Company Board of Directors’ decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice.

5.3.6 Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (b) making any “stop-look-and-listen” communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would more likely than not to result in a breach of the Company Board of Directors’ fiduciary duties; provided, however, that the taking of any action pursuant to any of the preceding clauses (a), (b) or (c) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7 As used in this Plan of Merger, “Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser and the Purchaser Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and the Company Subsidiaries equal to more than 20% of Company’s consolidated assets or to which more than 20% of Company’s net income on a consolidated basis is attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving

Company or any of the Company Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 20%; in each case, other than the Merger.

5.3.8 As used in this Plan of Merger, “Company Superior Proposal” shall mean any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of “Company Superior Proposal”, the references to “20%” in the definition of Company Takeover Proposal shall be deemed to be references to “50%.”

5.4 Preparation of the Registration Statement; Shareholder Meeting.

5.4.1 Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which a proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting will be included as a prospectus (the “Proxy Statement”), as promptly as practicable following the date of this Plan of Merger (and in any event no later than 45 days). Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by Company to be included.

Purchaser shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration and under the Company Stock Plans.

5.4.2 Company shall, as soon as is reasonably practicable following the date of this Plan of Merger, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval (“Company Shareholder Meeting”). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3.

5.5 Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause (a) the shares of Purchaser Common Stock to be issued as Merger Consideration and (b) the shares of Purchaser Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock-Based Award, in each case to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

5.6 Regulatory Matters and Approvals.

5.6.1 Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.6.2 As soon as practicable after the date of this Plan of Merger, Purchaser shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its best efforts to obtain, each necessary approval of or consent to consummate the Merger. Purchaser shall provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser shall provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies. For purposes of this Section 5.6.2, “best efforts” shall include Purchaser having to enter into a consent decree or other commitment containing Purchaser’s agreement to (a) hold separate or divest Purchaser’s or Company’s or their Subsidiaries’ assets, facilities, properties or businesses, or the assets, facilities, properties or businesses to be acquired pursuant to the Merger, and (b) limitations on its or its Subsidiaries’ conduct or actions or covenants affecting business practices, in each case as and to the extent necessary to obtain each necessary approval of or consent to consummate the Merger; provided that Purchaser is not obligated to take any such action unless such action is expressly conditioned upon the consummation of the Merger and such action would not give rise to the condition set forth in Section 6.1.2 not being satisfied.

5.6.3 From the date of this Plan of Merger until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.6.4 Nothing contained in this Plan of Merger shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.6.5 Each of Company and Purchaser shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and Purchaser and their respective Subsidiaries as currently conducted.

5.7 Employee Matters.

5.7.1 Except as contemplated by this Section 5.7, the terms of this Section 5.7 shall not: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Company or any of the Company Subsidiaries; or (b) prohibit or restrict Purchaser or the Purchaser Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

5.7.2 All fully insured welfare benefit (such as health, dental/vision, life/AD&D, LTD), and Section 125 of the Code, or “cafeteria,” plans currently sponsored by Company shall continue as separate plans after the Effective Time, until such time as Purchaser determines, in its sole discretion, that it will terminate any or all of such plans unless Company terminates its Internal Revenue Code Section 125 or “cafeteria” plan prior to the Effective Time.

5.7.3 As of the Effective Time, Company and the Company Subsidiaries shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Purchaser and to provide Purchaser all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Purchaser in the administration of such plans.

5.7.4 From the date of this Plan of Merger through the Effective Time, Company and the Company Subsidiaries shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under the fully insured welfare benefit plans of the Company and the Company Subsidiaries; and (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation.

5.7.5 As of the date of any future termination of the Company cafeteria plan after the Effective Time, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the Purchaser cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the Purchaser cafeteria plan through the end of the plan year, subject to subsequent changes as provided in the Purchaser plan. All benefit payments related to the transferred balances shall be made in accordance with the Purchaser cafeteria plan.

5.7.6 Before the Effective Time, the Company, by resolution of the Company Board of Directors, shall terminate the Company 401(k) Plan as of the day before the Effective Time. The account balances of the Company 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, as determined by the Company 401(k) Plan administrator, shall thereafter be fully-vested and distributed or otherwise transferred in accordance with the applicable plan termination provisions of the Company 401(k) Plan, as soon as administratively feasible following the plan termination date.

5.7.7 Company and the Company Subsidiaries shall continue to make all non-discretionary employer contributions which it is required to make to the Company 401(k) Plan, including, but not limited to, elective deferral contributions of those Company 401(k) Plan participants who are employed by Company or the Company Subsidiaries, and may continue to make discretionary employer contributions as set forth in Section 5.7.7 of the Company Disclosure Letter. In addition, Company shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Company as described in ERISA Sec. 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company 401(k) Plan.

5.7.8 Company or any Company Subsidiary, as applicable, shall terminate each nonqualified deferred compensation plan, including but not limited to the Company Amended and Restated Director Retainer Stock Plan and the Company Senior Management Bonus Deferral Stock Plan, for employees and/or directors sponsored by Company or any Subsidiary in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). Accrued benefits under the plans will be distributed on the Closing Date. Notwithstanding the foregoing, the Supplemental Executive Retirement Plan covering David S. Hickman will not terminate pursuant to this Section 5.7.8, but will be assumed by Purchaser and will continue to be paid pursuant to its terms.

5.7.9 Immediately on or prior to the Effective Time, Company or any Company Subsidiary shall, subject to the occurrence of the Effective Time, terminate all incentive and/or bonus plans, and the accrued benefits as of the Closing Date based on performance metrics shall be paid as provided in such plans and in conformity with Section 5.7.9 of the Company Disclosure Letter and in a lump sum on or prior to the Effective Time.

5.7.10 Employment Agreements.

5.7.10.1 As of the Effective Time, Purchaser shall assume all obligations under the Employment Contract dated October 24, 2013, by and between Company and Robert K. Chapman and the Employment Contract dated October 24, 2013, by and between Company and Randal J. Rabe.

5.7.10.2 Purchaser has made an offer of employment dated January 6, 2014, to Todd C. Clark which has been accepted by Mr. Clark, pursuant to which Purchaser and Mr. Clark shall, on or before the Effective Time, enter into a Severance/Change of Control Agreement.

5.7.10.3 As of the Effective Time, Purchaser shall assume all obligations under the Employment Contracts between Company and those individuals specified in Section 5.7.10.3 of the Company Disclosure Letter. Prior to the Closing Date, Company shall take all action necessary to amend the Employment Contracts to provide following the Effective Time that (i) the term shall end three (3) years from the Effective Time (ii) the definition of “Change in Control” shall only include the Merger, and (iii) the Merger shall constitute “Good Reason.”

5.7.11 Purchaser shall make available to the officers and employees of Company or any Company Subsidiary who continue as employees of Company or any Company Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits, including severance benefits, on substantially the same terms and conditions as Purchaser offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with Company or the Company Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of Purchaser and the Purchaser Subsidiaries. To the extent that Purchaser determines, in its sole discretion, that a Company Benefit Plan should be terminated, Continuing Employees shall become eligible to participate in Purchaser’s employee benefit plans as soon as reasonably practicable after termination. In the event that Purchaser determines, in its sole discretion, to terminate the Company health plan, retirees of Company and any Company Subsidiary who are participating in the Company health plan as of the date it is terminated (“Eligible Retirees”) will be eligible to participate in the Purchaser health plan in accordance with terms of the Purchaser health plan. Continuing Employees who become covered under the health or dental plans of Purchaser, and shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Purchaser or the Purchaser Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Company. Eligible Retirees who become covered under the health plan of Purchaser shall not be subject to any waiting periods or additional pre-existing condition limitations under the health plan of Purchaser or the Purchaser Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health plan of Company. To the extent that the initial period of coverage for Continuing Employees or any Eligible Retirees under age 65 under any such Purchaser employee benefit plans is not a full 12-month period of coverage, Continuing Employees and any Eligible Retirees under age 65 shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and any Eligible Retirees under age 65 under the corresponding Company plan during the balance of such 12-month period of coverage provided that Purchaser can obtain, in a manner satisfactory to Purchaser, as determined in its sole discretion, the necessary data.

5.7.12 As of the Effective Time, subject to applicable law and the requirements of the Purchaser Employee Stock Ownership and Savings Plan (“Purchaser KSOP”), Purchaser shall amend as necessary the Purchaser KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the Purchaser KSOP, and (ii) Continuing Employees participating in the Purchaser KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Company and the Company Subsidiaries or their predecessors prior to the Effective Time, as if such service were with Purchaser or the Purchaser Subsidiaries.

5.7.13 In accordance with Section 5.7.11, after the Effective Time, Purchaser shall continue to maintain all fully insured employee welfare benefit, and cafeteria, plans currently in effect at the Effective Time, until such time as Purchaser determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

5.7.14 After the Effective Time, mileage for Continuing Employees’ business-related travel shall be reimbursed according to Purchaser’s reimbursement policy for mileage, consistent with the applicable provisions of the Code.

5.7.15 As of the Effective Time, Company’s PTO policy shall terminate and all Continuing Employees shall be subject to Purchaser’s vacation and sick time policies. Notwithstanding the foregoing, all accrued and unpaid PTO of employees of Company and the Company Subsidiaries at the Effective Time, up to but not beyond one hundred and sixty (160) hours per Continuing Employee, shall be carried over to Purchaser’s sick time policy.

5.7.16 After the Effective Time, Purchaser shall continue to maintain and administer, in accordance with the provisions thereof, the Company Stock Option Plans until such time as all options granted or awarded thereunder as of the Effective Time have been exercised or lapse, whichever occurs first.

5.7.17 Until the Effective Time, Company and the Company Subsidiaries, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Purchaser or any Purchaser Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Company or any Company Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Company or any Company Subsidiary who incurs a qualifying event before the Effective Time.

5.7.18 Notwithstanding any contrary provision of Purchaser’s Severance Pay Plan (the “Severance Policy”), for purposes of calculating the severance benefits payable under the Severance Policy, each Company Employee shall be given full credit for prior years of employment with Company or any Company Subsidiary.

5.8 Press Releases and Public Announcement. Neither Company nor Purchaser will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure.

5.9 Access to Information.

5.9.1 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.9.2 All Proprietary Information (as defined in the Confidentiality Agreement) provided pursuant to this Plan of Merger shall be subject to the provisions of the letter agreement, dated October 30, 2013, between Company and Purchaser (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

5.10 Indemnification and Insurance.

5.10.1 All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 5.10, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organization documents of Company and the Company Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Company or any of the Company Subsidiaries. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

5.10.2 From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.10.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay annual premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Company prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.10.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a cost not exceeding three times the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.10.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA and the IBCL, as applicable, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

5.10.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.11 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.12 Section 16 Matters. Prior to the Effective Time, Company and Purchaser each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock and Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock and Converted Stock-Based Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Securityholder Litigation. Each party shall keep the other parties reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Tax-Free Reorganization Treatment.

5.14.1 Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.14.2 Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.15 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, Applicable Banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Proxy Statement and the Registration Statement.

5.16 Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the merger of United Bank & Trust, a Michigan state chartered bank, with and into Old National Bank, a national banking association (the “Bank Consolidation”), with Old National Bank as the surviving institution, immediately following the Bank Consolidation, including by executing and delivering a bank consolidation agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.

5.17 Fairness Opinion. Company will use commercially reasonable efforts to deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company

Investment Banker within seven Business Days of the date of this Plan of Merger together with the form of consent of the Company Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Proxy Statement, so long as the Company Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Proxy Statement in advance of its filing with the SEC.

5.18 Environmental.

5.18.1 If requested by Purchaser, Company will cooperate with a qualified environmental consulting firm designated by Purchaser in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on any real property owned or leased by Company or any of the Company Subsidiaries as of the date of this Plan of Merger, and any real property acquired or leased by Company or any of the Company Subsidiaries after the date of this Plan of Merger (collectively, the “Company Real Property”).

5.18.2 Not later than 30 Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease by Company of any Company Real Property acquired or leased after the date of this Plan of Merger), Purchaser shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-13, or such other standard as reasonably determined by Purchaser, and applicable legal standards (a “Phase I Assessment”), of the Company Real Property. Upon request, Company and each Company Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the Company Real Property, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in Company’s possession to Company’s environmental consulting firm for purposes of conducting the Phase I Assessments. Purchaser shall provide Company with a copy of any final Phase I Assessment of any Company Real Property.

5.18.3 Phase II Work. Within 5 Business Days of receipt of a final Phase I Assessment, Purchaser shall notify Company whether it plans to conduct a Phase II environmental assessment (a “Phase II Assessment”) of any Company Real Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Purchaser’s sole expense. Purchaser shall furnish a copy of the written scope of work for the Phase II Assessment to Company prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase; provided that all phases shall be completed by the earlier of (i) 25 Business Days after the parties agree upon the work plan, and (ii) 10 Business Days prior to the Closing. Purchaser shall provide Company with a copy of any final Phase II Assessment of any Company Real Property.

5.18.4 Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment that Purchaser reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of any Company Real Property (collectively, “Environmental Risks”), then Purchaser shall notify Company of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 10 Business Days after receipt of all final environmental reports for the Company Real Property. Such notice shall include either (a) an estimate by a qualified environmental consulting firm of the actual cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Company Real Property, or (ii) a statement from a qualified environmental consulting firm that the cost of such actions and measures cannot be reasonably estimated.

5.18.5 Termination Rights. If, based on the information provided with Purchaser’s notice to Company under Section 5.18.4, the after-tax cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to the Company Real Property (“Environmental Costs”) is estimated to exceed, in the aggregate, $2,500,000, or if the cost of such actions and measures cannot be so reasonably estimated, then for a period of 10 Business Days following receipt of the notice, Purchaser shall have the right pursuant to Section 7.1.9 to terminate this Plan of Merger, which shall be Purchaser’s sole remedy in such event.

5.19 Accruals for Loan Loss Reserve and Expenses.

5.19.1 Prior to the Effective Time, Company shall and shall cause the Company Subsidiaries to make, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Purchaser may reasonably request and Company and the Company Subsidiaries shall deem to be appropriate or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

5.19.2 Subject to applicable Law (including without limitation the rules and regulations of the SEC, U.S Department of Justice and Federal Trade Commission guidelines regarding pre-merger information exchange between competitors, applicable banking laws and regulations and GAAP), Company shall consult and cooperate with Purchaser to (i) make such conforming entries to conform the loan and accounting policies and practices of Company to the policies and practices of Purchaser and (ii) recognize Company’s expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by Purchaser, but in no event in the case of (i) or (ii) prior to the Closing and satisfaction or waiver of all conditions to the Merger.

5.19.3 Company’s representations, warranties and covenants contained in this Plan of Merger shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.19.4.

5.19.4 Any actions, accruals, expenses or adjustments taken pursuant to this Section 5.19 shall be disregarded and appropriate adjustments shall be made in any financial or performance measure used as of the Effective Time to determine the Merger Consideration or any payment under any incentive compensation or other compensatory agreement, plan or arrangement.

5.20 Business Loan Agreement. Immediately prior to the Effective Time, Company shall terminate the existing Business Loan Agreement dated September 16, 2013 (the “Business Loan Agreement”), such that all outstanding amounts thereunder have been repaid and any Company Subsidiary shares of stock shall be released from any pledge or restrictions created under the Business Loan Agreement. Purchaser shall, to the extent reasonably required, provide sufficient funds to Company to enable Company to terminate and repay amounts outstanding under the Business Loan Agreement.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1 The Company Shareholder Approval shall have been obtained.

6.1.2 Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Purchaser reasonably determines in good faith would, following the Effective Time, have a Company Material Adverse Effect or Purchaser Material Adverse Effect; provided that the Purchaser having to enter into a consent decree or other commitment containing Purchaser’s agreement to (a) hold separate or divest Purchaser’s or Company’s or their Subsidiaries’ assets, facilities, properties or businesses, or the assets, facilities, properties or businesses to be acquired pursuant to the Merger, or (b) limitations on its or its Subsidiaries’ conduct or actions or covenants affecting business practices, in each case as and to the extent necessary to obtain each necessary approval of or consent to consummate the Merger, shall not be permitted to be considered by the Board of Directors of Purchaser in making such a determination.

6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6 The shares of Purchaser Common Stock to be issued as Merger Consideration shall have been authorized for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

6.2 Conditions to Company’s Obligation to Effect the Merger.

The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1 (a) The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2 and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (b) the representations and warranties of Purchaser set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Purchaser set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2 Purchaser shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3 Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4 Since December 31, 2012, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2.5 Company shall have received the opinion of Warner, Norcross & Judd LLP, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3 Conditions to Purchaser’s Obligation to Effect the Merger.

The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

6.3.1 (a) The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the representations and warranties of Company set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Company set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2 Company shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3 Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4 Since December 31, 2012, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.3.5 Purchaser shall have received the opinion of Krieg DeVault, LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.6 Purchaser shall have received a letter of tax advice, in a form reasonably satisfactory to Purchaser, from Company’s outside, independent certified public accountants to the effect that any amounts that are paid by Company before the Effective Time, or required to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of Company, the Company Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code; provided that a failure of this condition cannot occur unless and until Purchaser has notified Company in writing of the failure of this condition and negotiated with Company in good faith and provided Company with an opportunity to take such actions as may be necessary to cure the facts and circumstances leading to the failure of this condition;

6.3.7 As of the end of the month prior to the Effective Time, the Company Consolidated Shareholders’ Equity, shall not be less than $75,000,000.

ARTICLE VII

TERMINATION

7.1 Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the “Termination Date”), as follows:

7.1.1 by mutual written consent of Company and Purchaser;

7.1.2 by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable;

7.1.3 by either Company or Purchaser, if the Merger does not occur on or before October 31, 2014 (the “End Date”); provided that the right to terminate this Plan of Merger under this Section 7.1.3 shall not be available to any party whose breach of any provision of this Plan of Merger causes the failure of the Merger to occur on or before the End Date;

7.1.4 by either Company or Purchaser if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained;

7.1.5 by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided that Company shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6 by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided that Purchaser shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7 by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of a Company Takeover Proposal and only during the period which is 10 days before the mailing date of the Proxy Statement and the date of the Company Shareholder Meeting, the Company Board of Directors fails to publicly reaffirm its recommendation of this Plan of Merger within five Business Days of a written request by Purchaser to provide such reaffirmation.

7.1.8 by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination.

7.1.9 by Purchaser if it elects to exercise its right to terminate this Plan of Merger pursuant to Section 5.18.5.

7.2 Effect of Termination.

7.2.1 In the event that:

7.2.1.1 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $6,000,000 (the “Company Termination Fee”);

7.2.1.2 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made a Company Takeover Proposal (i) on or after the date of this Plan of Merger but prior to the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Plan of Merger but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal, regardless of whether such Company Takeover Proposal is consummated (provided that, for purposes of this Section 7.2.1.2, the references to “20%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3 (a) this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made a Company Takeover Proposal on or after the date of this Plan of Merger but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal, regardless of whether such Company Takeover Proposal is consummated (provided that, for purposes of this Section 7.2.1.2, the references to “20%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.4 this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee;

7.2.1.5 this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.2 or 7.1.3, and at the time of such termination the condition set forth in Section 6.1.2 is not satisfied for reasons substantially attributable to the anti-competitive effect of the Merger or Purchaser’s failure to comply with its obligations under Section 5.6.2, then Purchaser shall pay, or cause to be paid, to Company cash in an amount equal to $6,000,000 (the “Purchaser Termination Fee”).

7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, (a) if Purchaser fails to pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Company commences a suit that results in a judgment against Purchaser for the Purchaser Termination Fee, then Purchaser shall pay Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Purchaser Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (b) if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3 On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.2, 5.15, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability on the part of Company or Purchaser to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity; provided, however, in the event the Purchaser Termination Fee is in fact paid to Company when and as required under Section 7.2.1.5, payment of the Purchaser Termination Fee shall be Company’s sole remedy with respect to a breach of Section 5.6.2 by Purchaser.

7.2.4 The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5 The Purchaser Termination Fee will be paid in the aggregate to Company by or at the direction of Company in immediately available funds in the case of Section 7.2.1.5, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.6 For the avoidance of doubt, (a) in no event shall Company be required to pay the Company Termination Fee on more than one occasion; and (b) in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

ARTICLE VIII

CERTAIN DEFINITIONS

8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which the NASDAQ Global Select Market is closed.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Company Benefit Plan” means, other than any Multiemployer Plan, (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Company Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of the Company Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of the Company Subsidiaries has any Liability.

“Company Board of Directors” shall mean the board of directors of Company.

“Company Deferred Compensation Plans” collectively means the Company Amended and Restated Director Retainer Stock Plan and the Company Senior Management Bonus Deferral Stock Plan.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to Company.

“Company Shareholders” means holders of shares of Company Common Stock.

“Company Site” means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) Company or any of the Company Subsidiaries; (b) any predecessors of Company or any of the Company Subsidiaries; or (c) any entities previously owned by Company or any of the Company Subsidiaries.

“Company Stock Plans” collectively means the Company Stock Incentive Plan of 2010, Company 2005 Stock Option Plan and Company 1999 Stock Option Plan.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Indiana Financial Institutions Act” means the Indiana Financial Institutions Act of 1933, as amended.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Knowledge” or any similar phrase means those facts that are known or should have been known after due inquiry by the executive officers of the party and its subsidiaries.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, business, or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (viii) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided further that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Purchaser Board of Directors” shall mean the board of directors of Purchaser.

“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NLRB” means the National Labor Relations Board.

“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means with respect to Company, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of Company or notes thereto included in the Company SEC Reports or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company, (g) Liens set forth in Section 8.1 of the Company Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Regulation O” means Regulation O of the Federal Reserve Board.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

“Transaction Documents” means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2 For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Plan of Merger will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to “dollars” or “$” shall be to U.S. dollars.

8.3 The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	A-27
Acceptance Period	A-6
Adjusted Exchange Ratio	A-6
Adjusted Stock Purchase Price	A-7
Average Purchaser Closing Price	A-7
Award	A-3
Bank Consolidation	A-36
Bank Index	A-6
Business Loan Agreement	A-38
Cash Consideration	A-3
Certificate of Merger	A-2
Closing	A-1
Closing Date	A-2
COBRA	A-33
Code	A-1
Company	A-1
Company Acquisition Agreement	A-28
Company Adverse Recommendation Change	A-28
Company Board Recommendation	A-7
Company Call Reports	A-10
Company Common Stock	A-9
Company Consolidated Shareholders’ Equity	A-7
Company Disclosure Letter	A-7
Company Investment Banker	A-17
Company Material Contract	A-13
Company Preferred Stock	A-9
Company Real Property	A-37
Company SEC Reports	A-17
Company Share-Based Awards	A-9

Company Shareholder Approval	A-7
Company Shareholder Meeting	A-29
Company Subsidiaries	A-8
Company Subsidiary	A-8
Company Superior Proposal	A-29
Company Takeover Proposal	A-28
Company Termination Fee	A-42
Company-Owned Intellectual Property	A-12
Company’s Financial Statements	A-10
Confidentiality Agreement	A-34
Constituent Corporation	A-1
Continuing Employees	A-32
Converted Stock-Based Award	A-3
Converted Stock-Based Award Ratio	A-3
Effective Time	A-2
Eligible Retirees	A-32
End Date	A-41
Environmental Costs	A-37
Environmental Price Adjustment	A-6
Environmental Risks	A-37
Exchange Ratio	A-3
Excluded Shares	A-3
Exercise Period	A-6
Final Index Price	A-6
Final Purchaser Price	A-6
Floor Purchaser Price	A-6
IBCL	A-1
Increase Notice	A-6
Indemnified Party	A-34
Initial Index Price	A-6
Initial Purchaser Price	A-6
Intended Tax Treatment	A-36
Maximum Amount	A-35
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
Phase I Assessment	A-37
Phase II Assessment	A-37
Plan of Merger	A-1
Pricing Period	A-6
Proxy Statement	A-29
Purchaser	A-1
Purchaser Call Reports	A-21
Purchaser Common Stock	A-20
Purchaser Disclosure Letter	A-19
Purchaser Investment Banker	A-22
Purchaser KSOP	A-33
Purchaser Preferred Stock	A-20
Purchaser Share-Based Awards	A-21
Purchaser Subsidiaries	A-19
Purchaser Subsidiary	A-19
Purchaser Termination Fee	A-42

Purchaser’s Financial Statements	A-21
Registration Statement	A-29
Regulatory Agreement	A-11
Severance Policy	A-33
Shareholders’ Equity Price Adjustment	A-6
Stock Purchase Price	A-7
Surviving Corporation	A-1
Termination Date	A-41
Upset Condition	A-5

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of the holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares, and any holder of an Award granted under a Company Stock Plan.

9.2 Specific Performance.

9.2.1 The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company and Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3 Neither Company nor Purchaser, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3 Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4 Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6 Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Circuit Courts of the States of Michigan and Indiana or any federal courts of the United States of America sitting in the States of Michigan and Indiana, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall, if brought by Purchaser, be heard and determined in a Michigan court or, to the extent permitted by Law, in a federal court sitting in the State of Michigan, or if brought by Company, be heard and determined in an Indiana court or, to the extent permitted by Law, in a federal court sitting in the State of Indiana.

9.7 Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8 Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
Robert G. Jones	Krieg DeVault LLP
President & Chief Executive Officer	Attention: Michael J. Messaglia
One Main Street	One Indiana Square, Suite 2800
Evansville, IN 47708	Indianapolis, IN 46204

Facsimile: 812-468-0399	Facsimile: 317-636-1507
Telephone: 812-464-1280	Telephone: 317-238-6249
Email: bob.jones@oldnational.com	Email: mmessaglia@kdlegal.com

If to Company:	With a copy to:
Robert K. Chapman	Warner Norcross & Judd LLP
Chief Executive Officer	Attention: Gordon R. Lewis
2723 S. State Street	111 Lyon Street, NW
Ann Arbor, MI 48104	Grand Rapids, MI 49503

Facsimile: 734-214-5320	Facsimile: 616-222-2752
Telephone: 734-214-3801	Telephone: 616-752-2752
Email: rchapman@ubat.com	Email: glewis@wnj.com

9.9 Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Indiana with respect to matters of corporate law applicable to Purchaser, with the laws of the State of Michigan with respect to matters of corporate law applicable to Company, and with the laws of the State of Delaware with respect to other matters or matters involving conflicts of laws.

9.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11 Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

9.12 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Lansing, Michigan.

9.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15 Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Shareholders without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

OLD NATIONAL BANCORP

/s/ Robert G. Jones
By:	Robert G. Jones
Its:	President & Chief Executive Officer

UNITED BANCORP, INC.

/s/ Robert K. Chapman
By:	Robert K. Chapman
Its:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

VOTING AGREEMENT

Each of the undersigned directors of United Bancorp, Inc. (“Company”) hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Old National Bancorp and Company, dated January 7, 2014 (the “Agreement”). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) upon a Company Adverse Recommendation Change (as defined in the Agreement). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 7th day of January, 2014.

Karen F. Andrews	Kenneth W. Crawford

Stephanie H. Boyse	John H. Foss

James D. Buhr	Norman G. Herbert

Robert K. Chapman	James C. Lawson

Len M. Middleton

Annex B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

January 6, 2014

Board of Directors

United Bancorp, Inc.

2723 South State Street

Ann Arbor, MI 48104

Ladies and Gentlemen:

United Bancorp, Inc. (“United”) and Old National Bancorp (“ONB”) intend to enter into an agreement and plan of merger (the “Agreement”) pursuant to which United will merge with and into ONB (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of United common stock issued and outstanding immediately before the Effective Time, except those shares described in the Agreement, will be converted into the right to receive (i) $2.66 in cash (the “Cash Consideration”) and (ii) 0.7 of a share of ONB common stock (the “Exchange Ratio” and together with the Cash Consideration, the “Merger Consideration”). The exchange ratio is also subject to adjustment under certain circumstances as provided in the merger agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of United common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement as circulated on January 4, 2014; (ii) certain financial statements and other historical financial information of United that we deemed relevant; (iii) certain financial statements and other historical financial information of ONB that we deemed relevant; (iv) internal financial projections for United for the years ending December 31, 2013 through December 31, 2016 as provided by and discussed with senior management of United; (v) median publicly available analyst earnings estimates for ONB for the years ending December 31, 2014 through December 31, 2016 and a median estimated long-term growth rate for the years thereafter and in each case as discussed with senior management of ONB; (vi) the pro forma financial impact of the Merger on ONB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of ONB; (vii) a comparison of certain financial and other information for United and ONB, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of United the business, financial condition, results of operations and prospects of United and held similar discussions with the senior management of ONB regarding the business, financial condition, results of operations and prospects of ONB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by United and ONB or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of United and ONB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United or ONB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of United, ONB or the combined entity after the Merger and we have not reviewed any individual credit files relating to United or ONB. We have assumed, with your consent, that the respective allowances for loan losses for both United and ONB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for United as provided by senior management of United as discussed with the senior management of United. For ONB, Sandler O’Neill used median publicly available analyst earnings estimates and a long-term growth rate as discussed with the senior management of ONB. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of ONB. With respect to those projections, estimates and judgments, the respective managements of United and ONB confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of United and ONB, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of United and ONB since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that United and ONB would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith. We assumed the draft of the Agreement we reviewed will be similar in all material respects to the draft we reviewed on January 6, 2014.

Our analyses and opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of United and ONB may trade at any time.

We have acted as United’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from United for providing this opinion. United has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to United and ONB and their affiliates. We may also actively trade the debt securities of United and ONB or their affiliates for our own account and for the accounts of our customers. We render no opinion as to the value of ONB’s common stock when such stock is actually received by shareholders of United.

This letter is directed to the Board of Directors of United in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of United as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of United common stock and does not address the underlying business decision of United to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for United or the effect of any other transaction in which United might engage. This opinion shall not be reproduced or used for any other purposes without Sandler O’Neill’s prior written consent, provided, however, Sandler O’Neill has provided its consent for the opinion, and any descriptions of this opinion, to be included in any required regulatory filing or mailings to shareholders, to be completed in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by United’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of United.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of United common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Old National Bancorp (“Old National”) is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Third Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Old National against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Third Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s Third Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Third Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s By-laws contain indemnification provisions to substantially the same effect as in the Third Amended Restated Articles of Incorporation.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger between Old National Bancorp and United Bancorp, Inc. (included as Annex A to this proxy statement and prospectus).

3.1	Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s current Report on Form 8-K filed on October 28, 2013).

3.2	By-laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed on July 23, 2009).

5.1*	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.

8.1*	Opinion of Krieg DeVault LLP regarding tax matters.

8.2*	Opinion of Warner Norcross & Judd LLP regarding tax matters.

10.1	Voting Agreement of directors of United Bancorp, Inc. dated January 7, 2014 (incorporated by reference to Exhibit 10.1 of Old National’s Current Report on Form 8-K filed on January 8, 2014).

21.1	Subsidiaries of Old National Bancorp (incorporated by reference to Exhibit 21 of Old National’s Form 10-K filed on February 25, 2014).

23.1	Consent of BKD LLP.

23.2	Consent of Crowe Horwath LLP.

23.3	Consent of Krieg DeVault LLP (included in Exhibits 5.1 and 8.1).

23.4	Consent of Warner Norcross & Judd LLP (included in Exhibit 8.2).

23.5	Consent of Sandler O’Neill & Partners, L.P. (included in Annex B to this proxy statement and prospectus).

24*	Powers of Attorney.

99.1*	Form of United Bancorp, Inc. proxy card.

*	Previously filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 14th day of May, 2014.

OLD NATIONAL BANCORP

By:	/s/ Robert G. Jones
Robert G. Jones
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of May, 2014.

/s/ Alan W. Braun*	/s/ Arthur H. McElwee Jr.*
Alan W. Braun, Director	Arthur H. McElwee Jr., Director

/s/ Larry E. Dunigan*	/s/ James T. Morris*
Larry E. Dunigan, Chairman of the Board of Directors	James T. Morris, Director

/s/ Niel C. Ellerbrook*	/s/ Randall T. Shepard*
Niel C. Ellerbrook, Director	Randall T. Shepard, Director

/s/ Andrew E. Goebel*	/s/ Rebecca S. Skillman*
Andrew E. Goebel, Director	Rebecca S. Skillman, Director

/s/ Robert G. Jones	/s/ Kelly N. Stanley*
Robert G. Jones, Director, President and Chief Executive Officer (Principal Executive Officer)	Kelly N. Stanley, Director

/s/ Phelps L. Lambert*	/s/ Linda E. White*
Phelps L. Lambert, Director	Linda E. White, Director

/s/ Joan M. Kissel	/s/ Christopher A. Wolking
Joan M. Kissel, Senior Vice President and Corporate Controller (Principal Accounting Officer)	Christopher A. Wolking, Senior Executive Vice President — Chief Financial Officer (Principal Financial Officer)

*By:	/s/ Jeffrey L. Knight
Jeffrey L. Knight, Attorney-in-Fact

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